Exhibit 10.3
Execution Version

EQUITY PURCHASE AGREEMENT

between

TRIARC TANKS BIDCO, LLC

and

ARCOSA, INC.

Dated as of April 25, 2022

Page
ARTICLE I DEFINITIONS    1
Section 1.1    Certain Defined Terms    1
Section 1.2    Table of Definitions    14
ARTICLE II PURCHASE AND SALE    17
Section 2.1    Restructuring; Purchase and Sale    17
Section 2.2    Closing    17
Section 2.3    Purchase Price Adjustments    20
Section 2.4    Withholding    24
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER    24
Section 3.1    Organization    24
Section 3.2    Authority    25
Section 3.3    No Conflict; Required Filings and Consents    25
Section 3.4    Interests; Transferred Assets    26
Section 3.5    Brokers    26
Section 3.6    Litigation    26
Section 3.7    Exclusivity of Representations and Warranties    26
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE TRANSFERRED ASSETS    27
Section 4.1    Organization and Qualification    27
Section 4.2    No Conflict; Required Filings and Consents    27
Section 4.3    Capitalization    28
Section 4.4    Equity Interests    28
Section 4.5    Financial Statements    29
Section 4.6    Absence of Certain Changes or Events    31
Section 4.7    Compliance with Law; Permits    31
Section 4.8    Litigation    32
Section 4.9    Employee Benefit Plans    32
Section 4.10    Labor and Employment Matters    33
Section 4.11    Insurance    36
Section 4.12    Assets and Properties    37
Section 4.13    Intellectual Property    38
Section 4.14    Taxes    40
Section 4.15    Environmental Matters    43
Section 4.16    Material Contracts    44
Section 4.17    Affiliate Transactions    46

i

(Continued)
Page

Section 4.18    Brokers    46
Section 4.19    Customers and Suppliers    47
Section 4.20    Inventory    47
Section 4.21    Products    47
Section 4.22    Solvency    48
Section 4.23    Bank Accounts    48
Section 4.24    COVID-19; Stimulus Funds    48
Section 4.25    Data Privacy    49
Section 4.26    Business Systems    50
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER    51
Section 5.1    Organization    51
Section 5.2    Authority    51
Section 5.3    No Conflict; Required Filings and Consents    52
Section 5.4    Financing    52
Section 5.5    Solvency    54
Section 5.6    Brokers    54
Section 5.7    Investment Intent    54
Section 5.8    Certain Matters as to the Buyer    55
Section 5.9    Buyer’s Investigation and Reliance    55
Section 5.10    R&W Insurance Policy    55
Section 5.11    COVID-19 and Related Matters    56
ARTICLE VI COVENANTS    56
Section 6.1    Conduct of Business Prior to the Closing    56
Section 6.2    Covenants Regarding Information    59
Section 6.3    Notification of Certain Matters    61
Section 6.4    Intercompany Arrangements    61
Section 6.5    Confidentiality    61
Section 6.6    Consents and Filings    62
Section 6.7    Public Announcements    64
Section 6.8    Business Guarantees    64
Section 6.9    Shared Contracts    65
Section 6.10    Directors’ and Officers’ Indemnification    65
Section 6.11    Employee Matters    66
Section 6.12    Use of Names    68
Section 6.13    Refunds and Remittances; Insurance Recoveries    69
Section 6.14    Non-Compete; Non-Solicit    70
Section 6.15    Transfer of the San Antonio Assets    71

(Continued)
Page

Section 6.16    Financing    72
Section 6.17    R&W Insurance Policy    73
Section 6.18    Data Room    73
Section 6.19    Exclusivity    73
Section 6.20    Release    74
Section 6.21    Survey    74
ARTICLE VII TAX MATTERS    75
Section 7.1    Tax Return Filing    75
Section 7.2    Cooperation on Tax Matters    76
Section 7.3    Tax Proceedings    76
Section 7.4    Transfer Taxes    77
Section 7.5    Purchase Price Allocation    78
Section 7.6    Tax Restrictions    79
ARTICLE VIII CONDITIONS TO CLOSING    79
Section 8.1    General Conditions    79
Section 8.2    Conditions to Obligations of the Seller    80
Section 8.3    Conditions to Obligations of the Buyer    80
Section 8.4    Frustration of Closing Conditions    81
ARTICLE IX REMEDIES FOR BREACH OF THIS AGREEMENT    81
Section 9.1    Survival of Representations, Warranties and Covenants; Remedies    81
Section 9.2    Indemnification by the Seller    82
Section 9.3    Indemnification by the Buyer    82
Section 9.4    Procedures    83
Section 9.5    Limits on Indemnification    84
Section 9.6    Treatment of Indemnity Payments    85
ARTICLE X TERMINATION    85
Section 10.1    Termination    85
Section 10.2    Effect of Termination    86
Section 10.3    Buyer Termination Fee    87
ARTICLE XI GENERAL PROVISIONS    88
Section 11.1    Fees and Expenses    88
Section 11.2    Amendment and Modification    88

(Continued)
Page

Section 11.3    Waiver; Extension    88
Section 11.4    Notices    89
Section 11.5    Interpretation    89
Section 11.6    Entire Agreement    90
Section 11.7    Parties in Interest    90
Section 11.8    Governing Law    90
Section 11.9    Submission to Jurisdiction    91
Section 11.10    Disclosure Generally    91
Section 11.11    Assignment; Successors    92
Section 11.12    Enforcement    92
Section 11.13    Currency    93
Section 11.14    Severability    93
Section 11.15    Waiver of Jury Trial    94
Section 11.16    Counterparts    94
Section 11.17    Facsimile or .pdf Signature    94
Section 11.18    Time of Essence    94
Section 11.19    Legal Representation    94
Section 11.20    No Presumption Against Drafting Party    95
Section 11.21    Personal Liability    96

Exhibit A    Restructuring
Exhibit B    Escrow Agreement
Exhibit C    Lease Agreement
Exhibit D    License Agreement
Exhibit E    Mexico Real Estate Purchase Agreement
Exhibit F    Transition Services Agreement (Seller Services)
Exhibit G    Form of Mexico Promissory Note
Exhibit H    Bill of Sale and Assignment
Exhibit I    Material Terms of Temporary Water Use Agreement
Exhibit J    Closing Bailment Agreement
Exhibit K    Signing Bailment Agreement
Exhibit L    Seller Promissory Note
Exhibit M    Permit List and Timeline
Exhibit N    Transition Services Agreement (Buyer Services)

EQUITY PURCHASE AGREEMENT
EQUITY PURCHASE AGREEMENT, dated as of April 25, 2022 (this “Agreement”), between Triarc Tanks Bidco, LLC , a Delaware limited liability company (the “Buyer”), and Arcosa, Inc., a Delaware corporation (the “Seller”).
RECITALS
A.    The Seller (i) directly owns 100% of the issued and outstanding limited liability company interests (the “Interests”) of Arcosa Tank, LLC, a Delaware limited liability company (the “Company”), (ii) indirectly owns 100% of the issued and outstanding equity interests of OFE, S. de R.L. de C.V., a Mexico S. de R.L. de C.V. (“OFE” ), and Arcosa Industries de Mexico, S. de R.L. de C.V., a Mexico S. de R.L. de C.V.(“Arcosa Mexico” and, together with OFE, the “Asset Sellers”) and (iii) indirectly owns 100% of the issued and outstanding equity interests of Asistencia Profesional Corporativa, S. de R.L. de C.V., a Mexico S. de R.L. de C.V. (“APC” ).
B.    The Seller, through the Company and the Asset Sellers, is engaged in the business of manufacturing, distributing, selling, reselling, reconditioning and repairing steel (i) pressure vessels and tanks for the storage and transportation of liquified petroleum gas, anhydrous ammonia, chlorine and other gases and liquids, (ii) liquified petroleum gas cylinders, (iii) petrochemical processing tanks and vessels, (iv) spherical storage vessels (including field assembly and erection of such vessels) and (v) API storage tanks (including field assembly and erection of such tanks), in each case excluding vehicles manufactured to transport the foregoing (the “Business”).
C.    The Asset Sellers each own certain assets used in the Business as defined in Exhibit A hereto as the Transferred Assets. Upon completion of the restructuring described in Exhibit A hereto (the “Restructuring”), at the Restructuring Closing the Transferred Assets will be owned by Mexico NewCo and the Company will own, directly or indirectly, all of the equity interests of Mexico NewCo and APC.
D.    After the completion of the Restructuring, the Seller desires to sell, assign, transfer and convey to the Buyer, and the Buyer desires to purchase from the Seller, all of the Interests upon the terms and subject to the conditions set forth herein.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, audit, investigation or other proceeding (in each case, whether civil, criminal or administrative) by or before any Governmental Authority or arbitrator.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Bill of Sale and Assignment, the Escrow Agreement, the Lease Agreement, the License Agreement, the Mexico Real Estate Purchase Agreement, the Mexico Promissory Notes, Transition Services Agreements, the Signing Bailment Agreement, the Closing Bailment Agreements and the Paint Booth Transfer Deed.

“Anti-Bribery Laws” means the provisions of the Corruption of Foreign Public Officials Act, the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law, foreign or domestic, including all rules and regulations promulgated thereunder.
“Applicable Accounting Principles” means (i) the specific policies set forth on Part I of Schedule 1.1(a) of the Disclosure Schedules (“Specific Policies”), (ii) to the extent not inconsistent with the Specific Policies, the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology (including as to the establishment of reserves), as were applied in preparation of the Balance Sheet and (iii) GAAP. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).
“Applicable Insurance Policies” means those insurance policies of the Seller and its Subsidiaries of which the Company, any Subsidiary thereof, any Asset Seller (with respect to the Business) or the Business has been a party to or beneficiary of coverage at any time since January 1, 2016.
“Arcosa Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 2, 2020, by and among the Seller, as borrower, the lenders thereto, JPMorgan Chase Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, National Association and Truist Bank, as co-documentation agents.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas or Mexico City, Mexico.
“Business Employees” means (i) all Mexico Employees; (ii) APC employees whose duties relate primarily to the Business; and (iii) all U.S. Employees.
“Business Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment, interfaces and related systems that are owned, used or held for use by the Company, or by the

Seller, any Asset Seller or any of their respective Affiliates (other than the Company) in connection with the Business, and any that are owned, used or held for use by Mexico Newco or APC after completion of the Restructuring.
“Buyer Fundamental Representations” means the representations and warranties of the Buyer set forth in Section 5.1 relating to organization, Section 5.2 relating to authority and Section 5.6 relating to broker’s fees and finder’s fees.
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would reasonably be expected to prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
“Calculation Time” means 11:59 p.m. Central Time on the date immediately preceding the Closing Date.
“CARES Act” means, collectively, the Coronavirus Aid, Relief and Economic Security Act, as amended from time to time, including amendments thereto enacted by the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, and the Consolidated Appropriations Act of 2021, and any current or future rules, regulations or official interpretations of any of the foregoing, in each case, having the force of applicable law.
“Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company, excluding any restricted cash (including cash held in any reserve or escrow account, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose). For the avoidance of doubt, Cash shall be calculated net of issued but uncleared checks and drafts and shall include received but uncleared checks, other wire transfers and drafts deposited or available for deposit for the account of the Company, in each case without giving effect to the transactions contemplated hereby.
“Closing Bailment Agreements” means the Monclova Closing Bailment Agreement and the Huehuetoca Closing Bailment Agreement.
“Closing Cash” means Cash as of the Calculation Time.
“Closing Indebtedness” means Indebtedness as of the Calculation Time.
“Closing Net Working Capital” means Net Working Capital as of the Calculation Time.
“Closing Payment” means the Estimated Purchase Price minus the Adjustment Escrow Amount, minus the Seller Mexico VAT Amount.
“Closing Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to: (i) if the Closing Net Working Capital is greater than the Upper Limit, the lesser of (A) the amount by which the Closing Net Working Capital is greater than the Upper Limit or (B) $2,500,000; (ii) if the Closing Net Working Capital is less than the Lower Limit, the lesser of (A) the absolute value of the amount by which the Closing Net Working Capital is less than the Lower Limit (expressed as a positive number) or (B) $2,500,000; or (iii) if the Closing Net Working Capital is Within the Band, $0.
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
“Commercial Software” means any commonly available or “off the shelf” Software licensed to or otherwise used by the Company, or by the Seller, the Asset Sellers or any of their respective Affiliates (other than the Company) in connection with the Business or that is licensed or otherwise used by Mexico NewCo or APC after completion of the Restructuring, that is (i) so licensed or otherwise used solely in executable or object code form or provided as a software service, and (ii) generally available to be licensed or otherwise used by any Person, in the quantities and on the terms licensed or otherwise used by the Company, or by the Seller, the Asset Sellers or any of their respective Affiliates (other than the Company) for the Business, or by Mexico NewCo or APC after completion of the Restructuring, for annual fees of less than $70,000.
“Company Intellectual Property” means all Intellectual Property that the Company owns or purports to own, or that the Seller, the Asset Sellers or any of their respective Affiliates (other than the Company) own or purport to own that is primarily used or held for use in connection with the Business, or that Mexico NewCo or APC use or hold for use after completion of the Restructuring.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, whether written or oral, relating to Company Intellectual Property or Company Licensed IP.
“Company IP Registrations” means all Company Intellectual Property that is registered or is the subject of a pending registration application or other filing to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, registered domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Company Licensed IP” means Intellectual Property that is licensed to or is otherwise used but is not owned by the Company, or is used by the Seller, the Asset Sellers or any of their respective Affiliates (other than the Company) in connection with the Business but is not owned by them, or that is licensed to or is otherwise used but not owned by Mexico NewCo or APC after completion of the Restructuring.
“Company Products” means all products or services that are or have been developed, manufactured, marketed, offered, sold, licensed, distributed, hosted, maintained, supported, provided or otherwise made available to third parties by or on behalf of the Company, or by or on behalf of the Seller, the Asset Sellers or any of their respective Affiliates (other than the Company) in connection with the Business, including products and services currently under development by or on behalf of the Company, the Seller, the Asset Sellers or any of their respective Affiliates related to the Business.

“Confidential Information” means any proprietary or otherwise non-public information of the Company or the Business, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, financial information, any compilation of information, Personal Data and other data, records, resources or documents of the Company or the Business, or of Mexico NewCo or APC after completion of the Restructuring.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Current Assets” means the current assets of the Company and its Subsidiaries, which current assets shall include only the line items set forth on Part II of Schedule 1.1(a) of the Disclosure Schedules, calculated in accordance with the Applicable Accounting Principles, and no other assets.
“Current Liabilities” means the current liabilities of the Company and its Subsidiaries, which current liabilities shall include only the line items set forth on Part II of Schedule 1.1(a) of the Disclosure Schedules, calculated in accordance with the Applicable Accounting Principles, and no other liabilities.
“Data Security Requirements” means all of the following to the extent relating to data (including the access, collection, storage, transfer, processing and use of data) or otherwise relating to privacy, Business System security and protection, data protection or data breach notification requirements: Laws, industry and self-regulatory standards applicable to the Business or otherwise applicable to the Company, the Seller, the Asset Sellers or any of their Affiliates in connection therewith with respect to the Business or applicable to the Company, Mexico NewCo or APC after completion of the Restructuring, contracts which any of them has entered into or by which it is otherwise bound, and their own rules, policies, and procedures (including, without limitation, the Privacy Policy(ies)).
“Debt Financing Source” means each entity (including the lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide all or any portion of the Debt Financing or any Alternative Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives, and their respective successors and assigns.
“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all other statutory or non-statutory, written or unwritten compensation and benefit plans, contracts, policies, programs and arrangements of the Seller with respect to which Business Employees are eligible to participate (other than routine administrative procedures), including (i) all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans, and (ii) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, in which the Company, the Seller, the Asset Sellers or APC has any liability with respect to any of the Business Employees or their dependents.
“Encumbrance” means any charge, claim, mortgage, lien, lease, license, option, pledge, security interest, hypothecation, charge, easement, right of way, servitude, right of first refusal or other restriction of any kind (other than those created under applicable securities laws).
“Enterprise Value” means $275,000,000.
“Escrow Agent” means JPMorgan Chase Bank, N.A. or any other financial institution designated by the Buyer and the Seller.
“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among the Buyer, the Escrow Agent and the Seller substantially in the form of Exhibit B.
“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the lesser of (x) Estimated Cash, or (y) $1,000,000, plus (iii)  the Estimated Closing Working Capital Adjustment, if positive, minus (iv)  the Estimated Closing Working Capital Adjustment Amount, if negative, minus (v) Estimated Indebtedness, minus (vi) Estimated Transaction Expenses.
“Flow-Through Return” means any income Return filed by or with respect to the Company or any of its Subsidiaries to the extent that the Company or such Subsidiary is treated, for U.S. federal income tax purposes, as a partnership or entity disregarded as separate from its owner for purposes of such Return.
“Fraud” means, with respect to any Person, intentional (and not constructive) misrepresentation of a material fact by such Person with respect to the making of the representations and warranties in Article III, Article IV or Article V (as applicable) with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such Person that such representation was false when made and which was made with the specific intent to induce the Person to whom such representation was made (the “Recipient”) to enter into or consummate the transactions contemplated by this Agreement and upon which the Recipient has reasonably relied to its detriment; provided, that such intentional (and not constructive) misrepresentation of such Person shall only be deemed to exist if any person with Knowledge as set forth on Schedule 1.1(b) of the Disclosure Schedules (in the case of the Seller) or the officers of the Buyer (in the case of the Buyer) had actual knowledge (as opposed to having imputed or constructive knowledge or knowledge that could have been obtained after inquiry) that the representations and warranties made by such Person pursuant to, in the case of the Seller, Article III or Article IV (as qualified by the Disclosure Schedules) or, in the case of the Buyer, Article V, were false when made, with the specific intent that the Recipient rely thereon to its detriment.
“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States, Mexico or other non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
“Huehuetoca Closing Bailment Agreement” means the bailment agreement for the Huehuetoca plant, dated as of the Restructuring Closing Date, by and between Mexico NewCo and the Asset Sellers, substantially in the form of Exhibit J to this Agreement.
“IMSS” means Mexican Institute for Social Security (Instituto Mexicano del Seguro Social).

“Indebtedness” means, as of the Calculation Time, without duplication and without giving effect to the transactions contemplated herein, (i) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties of (A) indebtedness for borrowed money of the Company and its Subsidiaries and (B) indebtedness of the Company and its Subsidiaries evidenced by any note, bond, debenture or other debt security, including the Mexico Promissory Notes, (ii) the amount of currently earned employment seniority premiums, (iii) unfunded liabilities pursuant to defined benefit pension plans (including the plans listed on Schedule 4.9(a) of the Disclosure Schedules), (iv) all accrued but unpaid benefits and payments relating to the period prior to the Closing Date for all current or former Business Employees under all short-term and long-term incentive compensation plans, policies, agreements and arrangements, (v) the amount of advance billings from any customer solely to the extent cash received in respect of such advance billings has not been used to pay for corresponding materials or expenses for such customer, (vi) any Taxes deferred pursuant to the CARES Act (including the amounts disclosed on Schedule 4.24(b) of the Disclosure Schedules to the extent disclosed with respect to the Business), (vii) any unpaid Mexican social security or VAT obligations with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date, excluding the Mexico VAT, (viii) unearned revenues solely to the extent not used to pay for corresponding materials or expenses for such customer, and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor or surety (other than with respect to any obligations under the Arcosa Credit Agreement, for which the Company will be released pursuant to the Credit Agreement Release described in Section 6.4(b)). For the avoidance of doubt, Indebtedness shall not include (x) any operating or lease obligations (including capital leases), (y) any amount included in the determination of Closing Net Working Capital or Transaction Expenses or (z) any indebtedness incurred by the Buyer or its Affiliates (and subsequently assumed by the Company).
“Intellectual Property” means intellectual property and industrial property rights and assets throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, slogans, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing and any common law rights (collectively, “Marks”); (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, websites and related content, account handles with Twitter, Facebook and other social media companies and the content found thereon and related thereto (collectively, “Domain Names”); (iii) works of authorship, including copyrights, and moral rights, where applicable, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how and other confidential and proprietary information and all rights therein, in each case to the extent any of the foregoing derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use; (v) patents and patent applications (including all reissues, divisionals, provisionals, non-provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof) and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (vi) Software; (vii) rights of publicity; and (viii) any other equivalent or similar rights.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge” with respect to the Seller means the actual knowledge of the persons listed in Schedule 1.1(b) of the Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) following reasonable investigation and due inquiry into the applicable subject matter.
“Law” means any statute, law (including common law), ordinance, regulation, constitution, rule, code, injunction, judgment, decree, guidance or order or other requirement of any Governmental Authority.
“Leased Real Property” means the real property leased by the Company or leased by any Asset Seller and used or held for use primarily in the Business by the Company or such Asset Seller, pursuant to a Lease, in each case, as tenant, together with, to the extent leased by the Company or such Asset Seller, as applicable, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or such Asset Seller, as applicable, relating to the foregoing.
“Lower Limit” means an amount equal to the Target Net Working Capital multiplied by 85%.
“Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Business, taken as a whole; provided however, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (i) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (ii) any changes or developments generally affecting any of the industries in which the Business is operated, (iii) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby, (iv) any adoption, implementation, modification, repeal or other changes in any applicable Laws (including actions taken by any Governmental Authorities in connection with any of the events set forth in clauses (vi), (vii), (viii) or (ix) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles, or in widely accepted interpretations of any of the foregoing, (v) any failure by the Business to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (vii) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires or cyber outages, or any escalation or worsening of such conditions, (viii) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (ix) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (x) the announcement of this Agreement and the transactions contemplated hereby, (xi) any action taken by the Seller or the Business which is required by this Agreement or any inaction in compliance with Section 6.1 to the extent that such inaction is as a result of the Buyer unreasonably withholding its consent under Section 6.1, or (xii) any actions taken (or omitted to be taken) at the written request of the Buyer; provided, that, in the case of clauses (i), (ii), (iv), (vi), (vii), (viii) and (ix), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Business, taken as a whole, as compared to other businesses operating in the industries or geographic markets in which the Business operates (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).
“Mexico Employees” means all individuals employed by Arcosa Mexico immediately prior to the Closing Date whose duties relate primarily to the Business, including (i) those on a family and/or medical leave, (ii) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state Law, under any applicable collective bargaining agreement or under any leave of absence policy of the Seller and (iii) those on short-term disability under short-term disability programs.
“Mexico Owned Real Property” means any Owned Real Property located in Mexico.
“Mexico Promissory Notes” means promissory notes to be issued by Mexico NewCo to the Asset Sellers at the Restructuring Closing in the form attached as Exhibit G to the Agreement, in the aggregate principal amount of the sum of the Mexico Purchase Price plus the Mexico VAT.

“Monclova Closing Bailment Agreement” means the bailment agreement for the Monclova plant, dated as of the Restructuring Closing Date, by and between Mexico NewCo and the Asset Sellers, substantially in the form of Exhibit J to this Agreement.

“Net Working Capital” means an amount (which may be a negative or positive number) in dollars equal to (i) the Current Assets minus (ii) the Current Liabilities. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts with respect to Cash. An illustrative calculation of Net Working Capital is set forth on Part II of Schedule 1.1(a) of the Disclosure Schedules.
“Owned Real Property” means the real property owned by the Company or owned by any Asset Seller and used or held for use primarily in the Business by such Asset Seller, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtances of the Company or such Asset Seller, as applicable, relating to the foregoing.
“Payoff Debt” shall mean any Indebtedness of the Company of the type referenced in clause (i) of the definition of “Indebtedness”.
“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or an Asset Seller, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not materially interfere with the Business’s present uses of the applicable real property (but specifically excluding any violations of such regulations), (v) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (vi) non-exclusive licenses with respect to Intellectual Property, (vii) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased that has been disclosed to the Buyer prior to the date of this Agreement, and (viii) restrictions, easements and rights-of-way that do not materially interfere with the present use of any of the assets of the Company or any of the Transferred Assets.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, asociación en participación, syndicate, person, trust, fideicomiso, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Data” means, in addition to any definition provided by the Company, the Seller, the Asset Sellers or any of their respective Affiliates (including by the Company, Mexico NewCo or APC after completion of the Restructuring) for any similar term (e.g., “personal information”, “personally identifiable information” or “PII”) in any Privacy Policy or other public-facing statement, all information regarding, relating to, describing, capable of being associated with or that could reasonably be expected to be linked with, directly or indirectly, an identified or identifiable individual person or device, including: (i) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, alias, physical address, telephone number, email address, financial account number, account name, government-issued identifier (including Social Security number, passport number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, audio, electronic, visual, thermal, olfactory or similar information, biometric information (e.g. fingerprint, voice print, retina or iris image, or other unique physical representation or digital representation), and any other data used or intended to be used to identify, contact, precisely locate an individual (e.g., geolocation data), (ii) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information), (iii) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (iv) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Data may relate to an individual, including a current, prospective or former customer or employee of any Person. Personal Data includes information or data in any form, including paper, electronic or other forms.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Prior Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of November 5, 2018, by and among the Company, Alloy Custom Products, LLC, WesMor Cryogenics, LLC, Alloy Custom Products, LLC and WesMor Cryogenics, LLC.
“Privacy Policy” means any internal or external privacy policy of the Company, or of the Seller, the Asset Sellers or any of their respective Affiliates related to the Business, or by the Company, Mexico NewCo or APC and/or the Business after completion of the Restructuring, including any policy or statement relating to the privacy of users of any Company Products or the Processing of any Personal Data.
“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.
“Purchase Price” means the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.3.
“R&W Insurance Policy” means that certain insurance policy, to be issued by the R&W Insurer and to be bound as provided in Section 6.17, in the name and for the benefit of the Buyer.
“R&W Insurer” means PartnerRe Ireland Insurance dac.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Period” means the period commencing on the Closing Date and ending on the third anniversary thereof.
“Return” means any return, declaration, report, statement, information statement, information return or other document filed or required to be filed with respect to Taxes, including any addition or supplement thereto and any amendment of any of the foregoing.
“San Antonio Assets” means the distribution center of the Business located at 647 N WW White Rd., San Antonio, TX 78219, including any structures, buildings or other improvements located thereat and appurtenances thereto.
“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 3.1 and Section 4.1 relating to organization, Section 3.2 relating to authority and Section 3.5 and Section 4.18 relating to broker’s fees and finder’s fees.
“Seller Material Adverse Effect” means any event, change, occurrence or effect that would reasonably be expected to prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
“Seller Mexico VAT Amount” means an amount equal to the Mexico VAT, as determined pursuant to Section 7.4(a), minus $7,500,000.
“Shared Contracts” means a contract, Permit, lease or arrangement under which the Business and at least one other business unit of the Seller or an Affiliate of the Seller purchases, provides or sells goods or services or uses goods or services.
“Signing Bailment Agreement” means the bailment agreement to be entered into by and between Mexico NewCo and the Asset Sellers, substantially in the form of Exhibit K to this Agreement.
“Software” means any and all computer programs, software and code, including all versions, translations, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, input and output formats, libraries, data, data models and databases, and all related specifications and documentation.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
“Target Net Working Capital” means an amount equal to the average of the Net Working Capital on the last day of each of the six completed calendar months immediately preceding the Closing Date.

“Taxes” means, without duplication, any and all taxes, income (impuesto sobre la renta), gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added (including impuesto al valor agregado), excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property (including impuesto predial and contribuciones por mejoras), personal property, escheat, abandoned or unclaimed property, ad valorem, capital stock, social security (including contribuciones al Instituto Mexicano del Seguro Social), unemployment, disability, payroll, license, employee or other withholding (including retenciones), charges, duties (derechos), fees, levies, tariffs (aranceles), contribuciones, custom duties, imposts and other charges of any kind imposed by any Taxing Authority (whether in Mexico, the United States of America or elsewhere), including housing contributions to the Institute of the National Fund for Employees’ Housing (aportaciones de vivienda al Instituto del Fondo Nacional para la Vivienda de los Trabajadores), including in each case any additions to tax, interest, or penalties imposed by any Taxing Authority in connection therewith.
“Taxing Authority” shall mean any Governmental Authority exercising tax regulatory authority or otherwise having the authority to impose or assess Taxes.
“Trade Compliance Laws” means all applicable Laws in respect of customs and export and import control including economic sanctions, anti-terrorism, anti-boycott and related measures, including the U.S. Arms Export Control Act (22 U.S.C. § 2778 et seq. ), as amended, the Export Administration Act (50 U.S.C. App. §§ 2401 et seq. ), as amended and continued in force by presidential order, any applicable international sanctions law and programs, including those promulgated under the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651), the Trading with the Enemy Act (50 U.S.C. App. §§ 5, 16), any additional international sanctions programs administered by the Department of Treasury Office of Foreign Assets Control, any regulations promulgated under each such act, including the Export Administration Regulations (15 C.F.R. §749.9), the Sudanese Sanctions Regulations (31 C.F.R. Part 538), and the Iranian transactions and Sanctions Regulations (31 C.F.R. Part 560), the Ley de los Impuestos Generales de Importación y de Exportación as amended and continued, Ley Aduanera as amended and continued, and comparable foreign laws, ordinances, rules and regulations.
“Transaction Expenses” means, to the extent not paid by the Seller, the Company or otherwise prior to the Closing Date, (i) the fees, costs and expenses (including all legal, accounting, financial advisory and other advisory, transaction or consulting fees, costs and expenses) incurred by the Company or any of its Subsidiaries on or prior to the Closing Date in connection with the negotiation, preparation or execution of this Agreement and the consummation of the transactions contemplated by this Agreement, and (ii) all transaction bonuses, change-in-control payments, retention payments, severance and other similar amounts payable by the Company or any Subsidiary thereof to any Person in connection with the transactions contemplated by this Agreement, including the employer portion of any Taxes arising therefrom (but excluding, for the avoidance of doubt, any such payments triggered by any actions taken by, or at the direction of, Buyer or its Affiliates).
“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, deed recording fee, gross receipts, excise, notary fees, registration duties, and conveyance Taxes and other similar Taxes, duties, fees or charges imposed by any Governmental Authority as a result of, or payable or collectible or incurred in connection with, the transactions contemplated by this Agreement, including such Transfer Taxes triggered as a result of the Restructuring.

“U.S. Employees” means all individuals employed by the Company immediately prior to the Closing Date, including (i) those on military leave and family and medical leave, (ii) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state Law, under any applicable collective bargaining agreement or under any leave of absence policy of the Seller and (iii) those on short-term disability under short-term disability programs.
“Upper Limit” means an amount equal to the Target Net Working Capital multiplied by 115%.
“Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of a covenant or agreement set forth in this Agreement, where the Person taking such action or failure to act is aware that such act or failure to act constitutes a breach of such covenant or other agreement. It is understood that, without limitation, a failure by the Buyer to effect the Closing if the Debt Financing is available and would be funded if the Equity Financing was funded shall constitute a Willful Breach of the Buyer.
“Within the Band” means an amount that is both (i) greater than, or equal to, the Lower Limit and (ii) less than, or equal to, the Upper Limit.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections of this Agreement or Exhibit A referenced below:

Definition    Location

Acquisition Engagement    10.20(a)
Adjustment Escrow Account    2.2(b)(ii)
Adjustment Escrow Amount    2.2(b)(ii)
Agreement    Preamble
AHMSA Assignment     Exhibit A-7
Alternative Debt Financing    6.16(b)
APC    Recitals
Arcosa Mexico    Recitals
Asset Sellers    Recitals
Assignment of Interests    2.2(b)(x)
Assumed Liabilities    Exhibit A-1
Balance Sheet    4.5(a)
Basket Amount    9.5(a)(ii)
Bill of Sale and Assignment     Exhibit A-6
Business    Recitals

Definition    Location

Business Guarantees    4.17(c)
Buyer    Preamble
Buyer 401(k) Plan    6.11(a)
Buyer Indemnified Parties    9.2
Buyer Termination Fee    10.3(a)
Claim Information    9.4(a)
Closing    2.2(a)
Closing Date    2.2(a)
Company    Recitals
Competing Transaction    6.19
Confidentiality Agreement    6.5
Continuing Employee    6.11(a)
Continuing Employee Cash Retention Opportunity    6.11(a)
Continuing Guarantees    6.8(a)
Credit Agreement Release    6.4(b)
Creel    10.20(a)
Debt Financing    5.4(b)
Debt Financing Commitments    5.4(b)
Disclosure Schedules    Article IV
Employee Transfer Process    Exhibit A-10
Employer Substitution Agreement    Exhibit A-10
Employer Substitution Notices    Exhibit A-10
Employer Substitution Process    Exhibit A-9
Environmental Laws    4.15(c)(i)
Environmental Permits    4.15(c)(ii)
Equity Commitment    5.4(b)
Equity Financing    5.4(b)
Equity Investor    5.4(b)
Estimated Cash    2.3(a)
Estimated Indebtedness    2.3(a)
Estimated Net Working Capital    2.3(a)
Estimated Transaction Expenses    2.3(a)
Excluded Assets    Exhibit A-1
Excluded Liabilities    Exhibit A-2
Final Closing Statement    2.3(b)
Final Refund Rejection    7.4(c)
Financial Statements    4.5(a)
Financing    5.4(b)
Financing Commitments    5.4(b)
Gibson Dunn    10.20(a)
Guarantee    5.4(h)
HSR Act    3.3(b)
Indemnified Litigation Matter    9.2(c)
Indemnified Party    9.4(a)
Indemnifying Party    9.4(a)

Definition    Location

Independent Accounting Firm    2.3(d)
Insurance Policies    4.11
Intended Tax Treatment     Exhibit A-8
Interests    Recitals
Lease Agreement    Exhibit A-2
License Agreement    Exhibit A-2
Losses    9.2
Material Contracts    4.16(a)
Mexico Allocation    Exhibit A-9
Mexico HoldCo    Exhibit A-4
Mexico NewCo    Exhibit A-5
Mexico Purchase Price    Exhibit A-2
Mexico Purchase Price Allocation Schedule    Exhibit A-7
Mexico Real Estate Purchase Agreement    Exhibit A-2
Mexico VAT    7.4(a)
Net Adjustment Amount    2.3(g)(i)
New Plans    6.11(b)
Non-Transferrable Permits    Exhibit A-2
Non-US Plans    4.9(e)
Notary Public    Exhibit A-3
Notice of Disagreement    2.3(c)
OFE    Recitals
Paint Booth    Exhibit A-4
Paint Booth Transfer Deed    Exhibit A-7
Permits    4.7(b)
Post-Closing Employees    6.11(b)
Post-Closing Insurance Recovery    6.13(b)
Preliminary Closing Statement    2.3(a)
Released Claims    6.20
Released Guarantees    6.8(a)
Released Parties    6.20
Releasors    6.20
Restricted Person    6.14(b)
Restructuring    Recitals
Restructuring Closing    Exhibit A-5
Restructuring Closing Date    Exhibit A-6
Securities Act    5.7
Seller    Preamble
Seller Indemnified Parties    9.3
Seller Loan    2.2(b)(iv)
Short-Term Incentive Plan    6.11(c)
Specific Policies    1.1
Survey    6.21(a)
Survey Defects    6.21(b)
Surviving Covenant    9.1(a)

Tax Claim    7.3(a)
Termination Date    10.1(c)
Third Party Claim    9.4(a)
Transferred Assets    Exhibit A-3
Transferred Contracts    Exhibit A-4
Transferred Employee Cash Retention Opportunity    Exhibit A-11
Transferred Employees    Exhibit A-10
Transferred IP    Exhibit A-3
Transferred Permits    Exhibit A-4
Transition Services Agreement (Buyer Services)    Exhibit A-4
Transition Services Agreement (Seller Services)    Exhibit A-4
Transition Services Agreements    Exhibit A-4
U.S. Allocation    7.5
U.S. Purchase Price Allocation Schedule    7.5
U.S. Tax Allocation Purchase Price    7.5

ARTICLE II
PURCHASE AND SALE
Section 2.1    Restructuring; Purchase and Sale.
(a)    Upon the terms and subject to the conditions of this Agreement, prior to the Closing, the Seller shall, and shall cause the Asset Sellers to, complete the Restructuring. During the implementation of the Restructuring, the Seller shall provide the Buyer with (i) drafts of all of the instruments and documents to be executed by and between the Asset Sellers and Mexico NewCo pursuant to the Restructuring and shall consider in good faith any comments that the Buyer has with respect thereto, and (ii) the Mexico Allocation.
(b)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Interests to the Buyer free and clear of any and all Encumbrances, and the Buyer shall purchase the Interests from the Seller.
Section 2.2    Closing.
(a)    The sale and purchase of the Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 2001 Ross Avenue, Suite 2100, at 10:00 a.m. Central time on the 10th Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The day on which the Closing actually takes place is referred to as the “Closing Date.” For accounting purposes, the Closing will be deemed to have occurred at 12:01 a.m. Central Time on the Closing Date.
(b)    At the Closing:
(i)    the Buyer shall deliver or cause to be delivered to the Seller an amount equal to the Closing Payment;
(ii)    the Buyer shall pay and deposit or cause to be paid and deposited $2,500,000 (the “Adjustment Escrow Amount”) to the escrow account (the “Adjustment Escrow Account”) established under the Escrow Agreement;
(iii)    the Buyer shall contribute capital to the Company, and the Company will in turn contribute capital to Mexico NewCo, in an aggregate amount sufficient so that (A) Mexico NewCo can pay to the Asset Sellers the amounts necessary in order to fully discharge the Mexico Promissory Notes and terminate all applicable obligations and liabilities of Mexico NewCo thereto, and (B) the Asset Sellers can pay the Mexico VAT promptly following the Closing to the appropriate Governmental Authority;
(iv)    the Buyer shall deliver to the Seller a promissory note in the form set forth on Exhibit L hereto, in the principal amount of the Seller Mexico VAT Amount (the “Seller Loan”);
(v)    the Buyer shall deliver to the Seller a counterpart to the Escrow Agreement, duly executed by the Escrow Agent and the Buyer;
(vi)    the Buyer shall deliver to the Seller the Closing Bailment Agreement, duly executed by Mexico NewCo;
(vii)    the Seller shall deliver to the Buyer a counterpart to the Escrow Agreement, duly executed by the Seller;
(viii)    the Seller shall deliver to the Buyer the Closing Bailment Agreements, duly executed by the Asset Sellers;
(ix)    the Seller shall deliver to the Buyer:
(A)    (x) the resignations of all of the managers and officers of the Company, Mexico HoldCo, Mexico NewCo and APC and (y) the requisite resolutions approving, effective as of the Closing, the resignations of the members of their boards of managers or similar governing bodies (which resignations shall be attached as exhibits to such resolutions), along with their respective revocations of powers of attorney and/or authorities;
(B)    the original corporate books of Mexico HoldCo, Mexico NewCo and APC, namely, the meetings minutes book (libro de actas de asambleas), partners’ registry book (libro especial de socios), capital variations registry book (libro de registro de variaciones de capital) and the board of managers’ meetings minutes book (libro de actas de sesiones del consejo de gerentes);

(C)    the original partners meetings minutes and board of managers meetings minutes of Mexico HoldCo, Mexico NewCo and APC as well as any and all public deeds formalizing such minutes and/or evidencing any power of attorney granted by Mexico HoldCo, Mexico NewCo and APC prior to the Restructuring Closing Date as well as any and all documents and information, whether corporate, contractual or of any other nature, of Mexico HoldCo, Mexico NewCo and APC, executed, entered into and/or in any other manner made under or in connection with the Restructuring (including APC’s partners meeting minutes whereby the Restructuring was approved and the resignation by the current partners of APC to any preemptive right they were entitled to pursuant to APC bylaws and/or applicable law was waived and the corresponding shareholders agreement);
(x)    the Seller shall deliver to the Buyer an assignment, duly executed by the Seller in favor of the Buyer, of the Interests (the “Assignment of Interests”) free and clear of any and all Encumbrances;
(xi)    the Seller shall deliver to the Buyer an Internal Revenue Service Form W-9 of the Seller; provided, that the Buyer’s only remedy for the Seller’s failure to provide such form will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under applicable Law, and the Seller’s failure to provide such form will not be deemed to be a failure of the condition set forth in Section 8.3 to have been met;
(xii)    the Seller shall deliver to the Buyer a customary pay off letter providing for the payoff of the Payoff Debt as of the Calculation Time and the release of all Encumbrances arising thereunder, and termination statements on Form UCC-3, or other appropriate releases with respect to any and all other Encumbrances on any assets of the Business, other than Permitted Encumbrances;
(xiii)    the Seller shall deliver to the Buyer a certificate, dated as of the Closing Date, of an officer of:
(A)    the Company (in such officer’s capacity as such and not in any personal capacity) (x) attaching a copy of the resolutions of the Company’s board of managers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (y) certifying as to the accuracy and completeness of the certificate of formation, limited liability company agreement or equivalent governing document of the Company, including a statement that no amendments have been made to such documents since the dates thereof;
(B)    the Seller (in such officer’s capacity as such and not in any personal capacity) attaching a copy of the resolutions of the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
(C)    Mexico NewCo (in such officer’s capacity as such and not in any personal capacity) stating that the copy of the last entry in its Partners Registry Book (libro especial de socios) attached to such certificate, is a true and authentic copy of the original entry, and duly reflects the Company and Mexico HoldCo as sole partners of Mexico NewCo; and

(D)    APC (in such officer’s capacity as such and not in any personal capacity) stating that the copy of the last entry in its Partners Registry Book (libro especial de socios) attached to such certificate, is a true and authentic copy of the original entry, and duly reflects Mexico HoldCo and Mexico NewCo as sole partners of APC;
(xiv)    the Buyer shall deliver to the Seller a certificate, dated as of the Closing Date, of an officer of the Buyer (in such officer’s capacity as such and not in any personal capacity) (x) attaching a copy of the resolutions of the Buyer’s manager or board of managers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (y) certifying as to the accuracy and completeness of the certificate of formation, limited liability company agreement and equivalent governing document of the Buyer, including a statement that no amendments have been made to such documents since the dates thereof;
(xv)    the Seller shall deliver to the Buyer a certificate of good standing (or equivalent document) with respect to the Company issued by the Secretary of State (or equivalent Governmental Authority) of the jurisdiction in which such entity is organized, and a mercantile folio (constancia de folio mercantil) issued by the Public Registry of Commerce in Mexico with respect to Mexico NewCo, dated within 15 Business Days prior to the Closing Date, and with respect to APC, prior to the Closing Date; and
(xvi)    the Seller shall deliver to the Buyer, to the extent not already included in the Transferred Assets, possession or copies of all applications, including any exhibits thereto, made by the Seller or its Subsidiaries in connection with the filing of the requests with applicable Governmental Authorities to obtain the Non-Transferrable Permits and to assign the Transferred Permits pursuant to the timeline set forth in Exhibit M hereto.
(c)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.
Section 2.3    Purchase Price Adjustments.
(a)    At least three Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth the Seller’s good faith calculation of the Estimated Purchase Price and, as components thereof, a good-faith estimate of (i) Closing Net Working Capital (“Estimated Net Working Capital”), (ii) the Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (iii) Closing Cash (“Estimated Cash”), (iv) Closing Indebtedness (“Estimated Indebtedness”), and (v) Transaction Expenses (“Estimated Transaction Expenses”), together with reasonably detailed supporting documentation of the calculations set forth therein. During the three Business Day period prior to the Closing Date, the Seller and its Representatives shall, upon the Buyer’s request, provide to the Buyer materials showing in reasonable detail support for the amounts included in the Preliminary Closing Statement (and all of the components thereof) and discuss with the Buyer and its Representatives such calculation and materials.
(b)    Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Closing Net Working Capital, (ii) Closing Working Capital Adjustment Amount, (iii) Closing Cash, (iv) Closing Indebtedness, and (v) Transaction Expenses. Together with the Final Closing Statement, the Buyer shall provide the Seller with reasonably detailed supporting documentation of the calculations set forth therein. The Final Closing Statement shall be prepared, and calculations of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses shall be made, based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. If, for any reason, the Buyer fails to deliver the Final Closing Statement prior to the expiration of such 90-day period as required by this Section 2.3(b), then the Preliminary Closing Statement delivered by the Seller to the Buyer shall be considered the Final Closing Statement for all purposes of this Agreement.
(c)    The Final Closing Statement shall become final and binding on the 90th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Transaction Expenses, as set forth in the Final Closing Statement. The Seller may provide a Notice of Disagreement on the basis that it has not been provided with adequate information to understand and evaluate the differences between the Preliminary Closing Statement and the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(d).
(d)    During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Transaction Expenses as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Transaction Expenses. The Independent Accounting Firm shall be Pricewaterhousecoopers LLP or, if such firm is unable or unwilling to act, Grant Thornton LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall enter into a customary engagement letter with the Independent Accounting Firm. Within 10 days after the Independent Accounting Firm is engaged, the Buyer shall forward a copy of the Final Closing Statement to the Independent Accounting Firm, and the Seller shall forward a copy of the Notice of Disagreement to the Independent Accounting Firm, together with, in each case, all relevant supporting documentation (with a copy thereof to the other parties). The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof or such longer period as the Independent Accounting Firm may reasonably require; provided, however, that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of Closing Net Working Capital, Closing Cash, Closing Indebtedness and/or Transaction Expenses that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with this Agreement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Final Closing Statement or Notice of Disagreement, as applicable. The Independent Accounting Firm’s determination of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, other than ministerial errors. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In no event shall either the Buyer or the Seller engage in any ex parte communications, oral examinations, meetings, testimony depositions, discovery or other form of evidence gathering or hearings with the Independent Accounting Firm with respect to any dispute hereunder.
(e)    The costs of any dispute resolution pursuant to this Section 2.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall initially be borne 50% by each of the Seller and the Buyer; provided that such fees shall ultimately be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. For example, if the Seller and the Buyer dispute items with a $100,000 aggregate value and the Independent

Accounting Firm finds $25,000 in favor of the Buyer and $75,000 in favor of the Seller, then the Buyer will be required to pay 75% (i.e., $75,000 unsuccessfully disputed by the Buyer divided by the $100,000 aggregate value of the disputed items) of the Independent Accounting Firm’s fees and expenses and the Seller will be required to pay 25% ($25,000 unsuccessfully disputed by the Seller divided by the $100,000 aggregate value of the disputed items) of the Independent Accounting Firm’s fees and expenses. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f)    The Buyer will, and will cause the Business, during the period from and after the date of delivery of the Final Closing Statement through the 30-day period set forth in the first sentence of clause (d) above, to afford the Seller and its Representatives reasonable access (taking into account any applicable Public Health Measures), during normal business hours and upon reasonable prior notice, to the books and records of the Business and to any other information reasonably requested for purposes of reviewing the Final Closing Statement.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g)    The Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Working Capital Adjustment Amount minus the Estimated Closing Working Capital Adjustment Amount, plus (B) Closing Cash as finally determined pursuant to this Section 2.3 minus Estimated Cash, minus (C) Closing Indebtedness as finally determined pursuant to this Section 2.3 minus Estimated Indebtedness, minus (D) Transaction Expenses as finally determined pursuant to this Section 2.3 minus Estimated Transaction Expenses.
(ii)    If the Net Adjustment Amount is positive, the Buyer shall, or shall cause the Company to, pay to the Seller an amount in cash equal to the lesser of (x) an amount equal to the Adjustment Escrow Amount and (y) the Net Adjustment Amount.
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Seller and the Buyer shall deliver a joint written instruction to the Escrow Agent to release from the Adjustment Escrow Account to the Buyer an amount in cash equal to the lesser of (x) the funds then remaining in the Adjustment Escrow Account and (y) the Net Adjustment Amount.
(iv)    For the avoidance of doubt, (A) the amounts in the Adjustment Escrow Account shall represent the sole and exclusive remedy for any amounts owed to the Buyer under this Section 2.3(g) and (B) the total amount payable by the Buyer and the Company to the

Seller under this Section 2.3(g) shall not exceed an amount equal to the Adjustment Escrow Amount.
(v)    Following payment of the amounts described above in this Section 2.3(g), or if the Net Adjustment Amount is zero, the Seller and the Buyer shall deliver a joint written instruction to the Escrow Agent to release any amounts remaining in the Adjustment Escrow Account to the Seller.
(h)    Payments in respect of Section 2.3(g) shall be made within 10 Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the parties entitled to such payment at least two Business Days prior to such payment date. Any payments made pursuant to Section 2.3(g) shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the parties hereto on their Returns unless otherwise required by applicable Law.
(i)    For the avoidance of doubt, this Section 2.3 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.3, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.
Section 2.4    Withholding(a)    . The Buyer, the Company and its Subsidiaries, the Escrow Agent, and their respective designees shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amounts required under the Code or under any applicable state, local or non-U.S. Tax Law to be deducted and withheld with respect to the making of such payment. Except for any withholding required pursuant to Section 1445 of the Code as a result of any failure to deliver the form required by Section 2.2(b)(viii) or any withholding required in respect of a compensatory payment to an employee or service provider, if Buyer (or any Affiliate thereof) determines that any deduction or withholding is required under an applicable Law in respect of a payment or other consideration otherwise deliverable pursuant to this Agreement, Buyer shall provide written notice to Seller no less than three days prior to the date on which such deduction or withholding is to be made, and the parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
The Seller hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization. The Seller is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power, authority and capacity to own or lease its properties and assets, to carry on its business as presently conducted and to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.
Section 3.2    Authority. The Seller has the corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Seller is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which the Seller is or will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate act or other proceeding on its part is necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Seller is or will be a party and the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which the Seller is or will be a party have been or will be duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto or thereto, constitutes or will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 3.3    No Conflict; Required Filings and Consents. Except as set forth on Schedule 3.3 of the Disclosure Schedules:
(a)    The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which the Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)    conflict with or violate the certificate of incorporation or the bylaws of the Seller;
(ii)    conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, authorization, approval, exemption or other action of or by, or notice or declaration to any Person pursuant to, result in the creation of any Encumbrance upon the Seller’s capital stock or assets pursuant to, or give any Person the right to modify, terminate or accelerate any obligation under, any contract, agreement, instrument, license or permit to which the Seller is a party or otherwise subject;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b)    The Seller is not required to file, seek or obtain any notice, authorization, declaration, approval, order, permit or consent of or with, or take any other action with respect to, any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and any Ancillary Agreement to which the Seller is or will be a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (iv) any filing required to be made under the Mexican Competition Law (Ley Federal de Competencia Económica) or (v) as may be necessary solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
Section 3.4    Interests; Transferred Assets.
(a)    The Seller is the record and beneficial owner of the Interests, has good, valid and marketable title to the Interests and has full right, power and authority to transfer and deliver the Interests to the Buyer free and clear of any Encumbrance. Except pursuant to this Agreement, there is no contractual obligation pursuant to which the Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire or vote any Interests or other equity interests in the Company. Upon assignment to the Buyer of the Interests at the Closing, the Buyer’s payment of the Purchase Price and delivery by the Seller of the Assignment of Interests, the Buyer shall acquire good, valid and marketable title to the Interests, free and clear of any Encumbrance other than Encumbrances created by the Buyer.
(b)    This Agreement and the instruments and documents to be delivered by the Asset Sellers to Mexico NewCo pursuant to the Restructuring shall be adequate and sufficient to transfer to Mexico NewCo the Seller’s and each Asset Seller’s, as applicable, entire right, title and interest in and to the Transferred Assets, subject to Section 12.4 of Exhibit A.
Section 3.5    Brokers. Except for Evercore Group L.L.C., the fees, commissions and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
Section 3.6    Litigation. There are no Actions pending or threatened against or affecting the Seller, at law or in equity, or before or by any Governmental Authority which would reasonably be expected to have the effect of preventing, delaying, or making illegal the transactions contemplated by this Agreement.
Section 3.7    Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller or any other Person of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III and Article IV, and the Seller hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE TRANSFERRED ASSETS
Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:
Section 4.1    Organization and Qualification. The Company is, and each of its Subsidiaries will be after completion of the Restructuring, (a) a limited liability company or Sociedad de Responsabilidad Limitada de Capital Variable duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and with all necessary limited liability company or Sociedad de Responsabilidad Limitada de Capital Variable power and authority to own, lease and operate its assets and properties and to carry on the Business and (b) duly qualified as a foreign limited liability company or Sociedad de Responsabilidad Limitada de Capital Variable to do business, and is in good standing (or its equivalent), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Business, taken as a whole. The copies of the certificate of formation, limited liability company agreement and equivalent governing and constituent documents of the Company and each of its Subsidiaries which have been provided to the Buyer prior to the date of this Agreement reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. Neither the Company nor any of its Subsidiaries is in default under, or in violation of any provision of their respective organizational documents. Schedule 4.1 of the Disclosure Schedules lists the members of the board of managers and the officers of the Company.
Section 4.2    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Seller of this Agreement and by the Seller, the Company and the Subsidiaries of the Company of each Ancillary Agreement to which any such Person is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)    conflict with or violate the certificate of formation, limited liability company agreement or equivalent governing document of the Company or any of its Subsidiaries;
(ii)    conflict with or violate any Law applicable to the Business or by which any property or asset of the Business is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, authorization, approval, exemption, payment of any additional amounts, or other action of or by, or notice of declaration to any Person pursuant to, result in the creation of any Encumbrance upon the Seller’s equity interests or assets pursuant to, or give any Person the right to modify, terminate or accelerate any obligation under, any Material Contract, Company IP

Agreement or material Permit, or otherwise result in the loss or impairment of the right to own, use or hold for use any material asset (including Intellectual Property);
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Business, taken as a whole, or prevent, materially delay or materially impede the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
(b)    Neither the Seller, the Company, APC or the Asset Sellers (or, following the completion of the Restructuring, Mexico NewCo) is required to file, seek or obtain any notice, authorization, declaration, approval, order, permit or consent of or with, or take any other action with respect to, any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement, and by the Seller, the Company and its Subsidiaries of each Ancillary Agreement to which any such Person is or will be a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act and any filing required to be made under the Mexican Competition Law (Ley Federal de Competencia Económica), (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Business, taken as a whole, (iv) as set forth on Schedule 4.2(b) of the Disclosure Schedules or (v) as may be necessary solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
Section 4.3    Capitalization. The Company’s authorized and outstanding equity interests are set forth on Schedule 4.3 of the Disclosure Schedules. The Interests constitute all of the issued and outstanding equity interests of the Company and have been duly authorized, are validly issued, fully paid, and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights in favor of any third party. Except pursuant to this Agreement, (a) there are no outstanding obligations, options, warrants, convertible or exchangeable securities, restricted interests, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company or obligating the Company to issue or sell any equity interests in the Company, (b) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or to provide funds to, or make any investment in, any other Person and (c) except as set forth in the limited liability company agreement of the Company, there are no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company. After completion of the Restructuring, (i) the Company will own all of the issued and outstanding equity interests of Mexico HoldCo, (ii) the Company and Mexico HoldCo will each own 50% of the issued and outstanding equity interests of Mexico NewCo and (iii) Mexico HoldCo and Mexico NewCo will each own 50% of the issued and outstanding equity interests of APC.
Section 4.4    Equity Interests.

(a)    As of the date hereof, the Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person other than all of the issued and outstanding equity interests of Mexico HoldCo. After completion of the Restructuring, (i) other than the equity interests of Mexico HoldCo, Mexico NewCo and APC, the Company will not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person, (ii) other than the equity interests of Mexico NewCo and APC, Mexico HoldCo will not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person and (iii) other than the equity interests of APC, Mexico NewCo will not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.
(b)    After completion of the Restructuring, each Subsidiary of the Company will be (i) duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and with all necessary power and authority to own, lease and operate its assets and properties and to carry on the Business and (ii) duly qualified to do business, and in good standing (or its equivalent), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Business, taken as a whole. After completion of the Restructuring, the equity interests of the Company’s Subsidiaries owned by the Company will constitute all of the issued and outstanding equity interests of each such Subsidiary and will be duly authorized, validly issued, fully paid, and non-assessable and not subject to, nor issued in violation of, any preemptive rights, rights of first refusal or similar rights in favor of any third party.
(c)    After completion of the Restructuring, (i) there will be no outstanding obligations, options, warrants, convertible or exchangeable securities, restricted interests, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of any Subsidiary of the Company or obligating any such Subsidiary to issue or sell any equity interests in such Subsidiary, (ii) there will be no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests of such Subsidiary or to provide funds to, or make any investment in, any other Person and (iii) except as set forth in the governing documents of any such Subsidiary, there will be no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of any such Subsidiary.
Section 4.5    Financial Statements.
(a)    Copies of the combined balance sheet of the Business as of December 31, 2020 and December 31, 2021 (the balance sheet as of December 31, 2021, the “Balance Sheet”), and the related statements of income of the Business for the fiscal years then ended (the

“Financial Statements”) are attached hereto as Schedule 4.5(a)(i) of the Disclosure Schedules. The Financial Statements (including the notes thereto) were derived from the Seller’s consolidated financial statements and include allocations of certain selling, general and administrative expenses provided by the Seller to the Business, fairly and accurately present in all material respects the assets, liabilities, financial condition and operating results of the Business for the periods covered thereby, and except as set forth on Schedule 4.5(a)(ii) of the Disclosure Schedules were prepared in accordance with GAAP as in effect from time to time consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto). Schedule 4.5(a)(ii) of the Disclosure Schedules contains (i) a schedule setting forth all pro forma adjustments made to the Seller’s consolidated financial statements in order to produce the Financial Statements and (ii) a reasonably detailed description of all adjustments that were made to the Seller’s consolidated financial statements when preparing the Financial Statements (including the amount of each such adjustment and the methodology utilized in its determination).
(b)    There are no Indebtedness, liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, liquidated or unliquidated, of the Business, other than any such Indebtedness, liabilities or obligations (i) reflected or reserved against on the Financial Statements or disclosed in the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, or (iii) that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
(c)    Except to the extent reserved against in the Balance Sheet, as of the date of this Agreement, all receivables of the Business set forth on the Balance Sheet (the “Receivables”) arose from the performance of services by the Business in the ordinary course of business consistent with past practice as to which performance has been fully rendered, and represent valid obligations arising from sales actually made or services actually performed by the Business. The Receivables are not subject to any pending or, to the Knowledge of the Seller, threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts have been determined in accordance with GAAP, consistently applied in accordance with past practice. The execution of this Agreement and the consummation of the transactions contemplated hereby shall not give rise to any acceleration of or discounting in the Receivables.
(d)    The accounts payable of the Business reflected on the Balance Sheet arose from bona fide transactions in the ordinary course of business, consistent with past practice, and all such accounts payable have either been paid, are not yet due and payable in the ordinary course of business or are being contested by the Company or an Asset Seller in good faith.
(e)    The Seller has a system of internal controls over financial reporting that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of all unauthorized acquisition, use or disposition of the assets of the Business. Since January 1, 2019, there has not been (A) any significant deficiency or weakness in the system of internal accounting controls used by the Seller (or any Affiliate thereof, including the Company and the Asset Sellers) with respect to the Business, (B) any wrongdoing that involves any such employees who have or had a role in the preparation of financial statements or internal accounting controls, or (C) any material claim or material allegation regarding any of the foregoing.
(f)    Neither the Company, APC nor any Asset Seller with respect to the Business is party to any off-balance sheet joint venture, off-balance sheet partnership or any similar off-balance sheet arrangement. Since January 1, 2017, neither the Company, APC nor any Asset Seller with respect to the Business has applied for, received or is the beneficiary of, any grant, subsidy or other financial assistance from any Governmental Authority.
Section 4.6    Absence of Certain Changes or Events. Since December 31, 2021, there has not occurred any Material Adverse Effect. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, since December 31, 2021, the Company and its Subsidiaries have not taken any action that would have been prohibited by Section 6.1(b) if it had been taken after the date hereof and prior to the Closing Date, and there has been no material destruction affecting any of the material properties or assets of the Company and its Subsidiaries, in each case that has not been repaired or that is not fully covered by insurance, taking into account any applicable deductible.
Section 4.7    Compliance with Law; Permits.
(a)    The Business is being, and since January 1, 2017 has been, conducted in compliance, in all material respects, with all Laws applicable to it, including all applicable Anti-Bribery Laws, Trade Compliance Laws, all applicable Laws relating to customs and foreign trade and international trade Laws, and no written notices have been received by and no claims have been filed against the Company, APC, the Seller or the Asset Sellers (with respect to the Business) alleging material noncompliance with any such Laws.
(b)    As of the date of this Agreement, the Company, APC, the Seller and the Asset Sellers are in possession, and as of the Closing the Company and its Subsidiaries will have possession or the benefit through the Transition Services Agreement (Seller Services) or the Closing Bailment Agreements (to the extent permitted by the applicable Law or Permit), of all material permits, licenses, franchises, approvals, certificates, certifications, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate the properties of the Business and to carry on the Business as currently conducted (the “Permits”). Schedule 4.7(b)(i) of the Disclosure Schedules sets forth a list of all such material Permits, all of which are in full force and effect. Such Permits set forth on Schedule 4.7(b)(i) of the Disclosure Schedules constitute all material Permits necessary for the lawful operation of the Business in the manner in which it is conducted as of the date of this Agreement. Except as set forth on Schedule 4.7(b)(ii) of the Disclosure Schedules, (i) no Action is pending or, to the Knowledge of the Seller, threatened to revoke or limit any material Permit, (ii) no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any such material Permits that permits or, after notice or lapse of time or both, would permit revocation or termination of any such material Permit, and (iii) no written or, to the Knowledge of the Seller, oral notice of cancellation or of any dispute concerning any material Permits has been received by the Company, APC or any Asset Seller.
(c)    Since January 1, 2017, none of the Company, APC, the Seller, the Asset Sellers, nor, to the Knowledge of the Seller, any director, officer, agent or employee, or any other Person acting on behalf, of the Company, APC, the Seller or the Asset Sellers, has (in the case of the Seller and the Asset Sellers, with respect to the Business): (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful offer, promise or payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any Anti-Bribery Laws; or (iii) made any payment in the nature of criminal or commercial bribery. No Action has been filed or commenced against the Company, APC, the Seller or the Asset Sellers (in the case of the Seller and the Asset Sellers, with respect to the Business) alleging any such payments, gifts or other things of value.
Section 4.8    Litigation. Except as set forth on Schedule 4.8 of the Disclosure Schedules, there is not, and since January 1, 2017, there has been no, (a) Action by or against the Company, APC, the Seller or the Asset Sellers with respect to the Business, pending or, to the Knowledge of the Seller, threatened, or (b) outstanding order, settlement agreement, judgment or injunction (including any motion or petition therefor), in each case that would, in the aggregate, reasonably be expected to result in a material liability to the Business, taken as a whole, or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
Section 4.9    Employee Benefit Plans.
(a)    Schedule 4.9(a) of the Disclosure Schedules sets forth a list of all material Employee Plans. With respect to each Employee Plan, the Seller has made available to the Buyer, as applicable, true and complete copies of (i) the current plan document, adoption agreement, and all amendments thereto, (ii) the most recent determination or opinion letter from the IRS, (iii) the most recent Form 5500 annual report as filed with all attachments, and (iv) all material, non-routine documents filed with or received from the IRS, the Department of Labor or any other Governmental Authority.
(b)    (i) Each Employee Plan has been maintained, funded and administered in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code, (ii) each of the Company, the Asset Sellers and APC has performed all material obligations required to be performed by it under any Employee Plan and, to the Knowledge of the Seller, is not in any material respect in default under or in violation of any Employee Plan, and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Seller, threatened in writing with respect to any Employee Plan.
(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and to the Knowledge of the Seller, no fact or event has occurred since the date of such letter from the

IRS and no circumstance exists that would reasonably be expected adversely to affect the qualified status of any such Employee Plan.
(d)    Except as set forth on Schedule 4.9(d) of the Disclosure Schedules, no Employee Plan is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Title IV of ERISA. No Employee Plan provides, and neither the Company, any Asset Seller nor APC has any actual or potential obligation to provide, any post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code or any similar applicable Law for which the covered individual pays the full cost of coverage.
(e)    Except as set forth on Schedule 4.9(e) of the Disclosure Schedules, without limiting the generality of the other provisions of this Section 4.9, with respect to Employee Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”), (i) all material employer and employee contributions to each Non-US Plan required by Law or by the terms of such Non-US Plan have been timely made, or, if applicable, accrued or reserved under each book reserved Non-US Plan in accordance with GAAP, (ii) each Non-US Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law, and (iii) no Non-US Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).
(f)    Each agreement, contract, arrangement or Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which any Business Employee is a party or participant complies with and has been maintained in all material respects in accordance with the requirements of Section 409A of the Code and any U.S. Department of Treasury or IRS guidance issued thereunder. Neither the Company, any Asset Seller nor APC has any legally binding obligation to reimburse or otherwise “gross-up” any Person for any Taxes as a result of Sections 409A or 280G of the Code.
(g)    Neither the Company, any Asset Seller nor APC is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, distribution, forgiveness of indebtedness of an Employee Plan or forfeiture or obligation to fund benefits thereunder, acceleration, vesting, or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).
Section 4.10    Labor and Employment Matters.
(a)    Except as set forth on Schedule 4.10(a) of the Disclosure Schedules, each of the Company, APC and the Asset Sellers with respect to the Business is and during the past four years has been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).
(b)    Each of the Company, APC and the Asset Sellers with respect to the Business: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported to the extent due all material amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(c)    Except as set forth on Schedule 4.10(c) of the Disclosure Schedules, there are no, and in the past four years there have been no, pending or, to the Knowledge of the Seller, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company, APC or any of the Asset Sellers with respect to the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.
(d)    Except as set forth on Schedule 4.10(d) of the Disclosure Schedules, there are no, and in the past four years there have been no, pending or, to the Knowledge of the Seller, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of the Company, APC or any of the Asset Sellers with respect to the Business. Neither the Company, APC nor any of the Asset Sellers with respect to the Business is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(e)    Except as set forth on Schedule 4.10(e) of the Disclosure Schedules, neither the Company, APC nor any of the Asset Sellers with respect to the Business is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. Except as set forth on Schedule 4.10(e) of the Disclosure Schedules, (i) no employees of the Company, APC or any of the Asset Sellers with respect to the Business are represented by any labor union, trade union or labor organization with respect to their employment with the Company, APC or the Asset Sellers, (ii) no labor union, trade union, labor organization or group of employees of the Company, APC or any of the Asset Sellers with respect to the Business has made a pending demand (in writing) for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Seller, except as set forth on Schedule 4.10(e) of the Disclosure Schedules, there are no union organizing activities with respect to any employees of the Company, APC or any of the Asset Sellers with respect to the Business. There has been no actual or, to the Knowledge of the Seller, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company, APC or any of the Asset Sellers with respect to the Business. Neither the Company, APC nor any of the Asset Sellers with respect to the Business is engaged in, or during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.
(f)    Since January 1, 2018, neither the Company, APC nor any of the Asset Sellers with respect to the Business has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, APC or any of the Asset Sellers; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, APC or any of the Asset Sellers with respect to the Business; and neither the Company, APC nor any of the Asset Sellers with respect to the Business has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth on Schedule 4.10(f) of the Disclosure Schedules, no employee of the Company, APC or any of the Asset Sellers has suffered an “employment loss” (as defined in the WARN Act) within the past six months.
(g)    Each U.S. Employee is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each U.S. Employee, and each such Form I-9 has since been updated as required by applicable Law and, to the Knowledge of the Seller, is correct and complete. For each U.S. Employee, an authorized official of the Company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Law and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation.

(h)    To the Knowledge of the Seller, (i) no employee or independent contractor of the Company, APC or any of the Asset Sellers with respect to the Business is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company, APC and the Asset Sellers of their respective employees with respect to the Business, and the performance of the contracts with the Company, APC and the Asset Sellers by their respective independent contractors with respect to the Business, will not result in any such violation. Neither the Company, APC nor any of the Asset Sellers has received any notice alleging that any such violation has occurred within the past four years with respect to the Business.
(i)    To the Knowledge of the Seller, no management-level employee of the Company, APC or any of the Asset Sellers with respect to the Business intends to terminate his or her employment with the Company, APC or such Asset Seller, nor does the Company or any of the Asset Sellers have a present intention to terminate the employment of any such Person.
(j)    Schedule 4.10(j)(i) of the Disclosure Schedules sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by the Company, APC or any of the Asset Sellers with respect to the Business, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. Schedule 4.10(j)(ii) of the Disclosure Schedules sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by the Company, APC or any of the Asset Sellers with respect to the Business as an independent contractor, together with such individual’s compensation arrangement with the Company, APC or any of the Asset Sellers and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth on Schedule 4.10(j)(iii) of the Disclosure Schedules, the employment of each employee of the Company and the engagement of each independent contractor of the Company is terminable at will by the Company, without any penalty, liability, severance obligation incurred by the Company.
(k)    Since January 1, 2018, to the Knowledge of the Company, there have been no threatened claims or allegation of sexual harassment allegations made by or about any employee or independent contractor with respect to the Business.
Section 4.11    Insurance. Schedule 4.11 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Business, copies of which have been provided to the Buyer (collectively, the “Insurance Policies”). All of the Insurance Policies are valid, binding and are in full force and effect. Each of the Company and the Asset Sellers, as applicable, is in compliance in all material respects with all of its obligations under the Insurance Policies. No notice of cancellation, non-renewal or termination, written or, to the Knowledge of the Seller, oral disallowance of any material claim, or material reduction in coverage has been received by the Company, APC or the Asset Sellers with respect to the

Insurance Policies. There is no material claim by the Company or any Asset Seller under any of the Insurance Policies with respect to the Business as to which coverage has been denied or disputed by the underwriters of such Insurance Policies. All premiums due and payable under all the Insurance Policies have been paid.
Section 4.12    Assets and Properties.
(a)    As of the date of this Agreement, the Company and the Asset Sellers have, and as of the Closing each of the Company and its Subsidiaries will have, good and marketable title to, or hold a valid leasehold interest in, all of the material tangible personal property used by, or in connection with, the Business, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth on Schedule 4.12(a) of the Disclosure Schedules, each such material tangible asset is in good operating condition and repair, other than ordinary wear and tear, and except for any ordinary, routine maintenance and repair required that in sum are consistent with past practices, has been generally maintained in accordance with normal industry practice and is substantially suitable for the purposes for which it is used by or in connection with the Business. Except with respect to Permits (which are the subject of Section 4.7), as of the Closing, the Company and its Subsidiaries will own or have the right to use all assets (including all Intellectual Property) necessary to conduct the Business in substantially the same manner as it is currently conducted by the Seller and its Affiliates.
(b)    Schedule 4.12(b) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. As of the date of this Agreement, each of the Company and the Asset Sellers has, and as of the Closing each of the Company and its Subsidiaries will have, good and marketable fee title to the Owned Real Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances. There are no outstanding options or rights of first refusal to purchase any Owned Real Property or any portion thereof or any interest therein, nor any other contractual right to sell, dispose or lease any of the Owned Real Property or any portion thereof or any interest therein. The Seller has caused to be delivered to the Buyer correct and complete copies of the deeds and other instruments (as recorded) by which the Company or the applicable Asset Seller acquired each parcel of Owned Real Property, and copies of the most current title policies and surveys for each parcel of Owned Real Property, if any, that exist and are in the possession of Seller. Neither the Company, the Seller nor any Asset Seller has received written or, to the Knowledge of the Seller, oral notice (i) of any public improvement in, about, or outside the Owned Real Property that has or would result in the imposition of any material assessment or Encumbrance (other than Permitted Encumbrances) against any part of the Owned Real Property, (ii) of any material special assessment or similar charge imposed or to be imposed by any Governmental Authority impacting or that would impact, respectively, any part of the Owned Real Property, (iii) of any material change by an applicable Governmental Authority in the allowable uses of the Owned Real Property, (iv) of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to any Owned Real Property, or (v) from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the Business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws.

(c)    Schedule 4.12(c) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. As of the date of this Agreement, each of the Company and the Asset Sellers has, and as of the Closing each of the Company and its Subsidiaries will have, a valid leasehold estate in the Leased Real Property leased by it, free and clear of all Encumbrances, other than Permitted Encumbrances. The Seller has delivered to the Buyer a true and complete copy of the underlying lease, sublease or sub-sublease with respect to each parcel of Leased Real Property (each, a “Lease”), each of which is in full force and effect, is the legal, valid and binding obligation of the Company or applicable Asset Seller and, to the Knowledge of the Seller, each of the other parties thereto, and to the Knowledge of the Seller, is enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). As of the date of this Agreement, each of the Company and the Asset Sellers is, and as of the Closing each of the Company and its Subsidiaries will be, (i) a tenant and possessor in good standing in accordance with the terms of the applicable Lease, all rents due and owing and all demands for payment of additional rent, to the extent such demands have been received, under such Lease have been paid, and (ii) in peaceful and undisturbed possession of the space and/or estate under the applicable Lease. As of the date of this Agreement, neither the Company nor any Asset Seller is, and as of the Closing none of the Company or its Subsidiaries will be, in material breach or default under any Lease, and no such Person has received any written or, to the Knowledge of the Seller, oral notice of any default or event that with or without notice or the lapse of time, or both, would constitute a material default by the Company or any Subsidiary thereof, or any Asset Seller, under any Lease. As of the date of this Agreement, neither the Company nor any Asset Seller has, and as of the Closing none of the Company or its Subsidiaries will have, received written or, to the Knowledge of the Seller, oral notice (A) of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property, or (B) from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the Business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws.
(d)    As of the date of this Agreement, neither the Company nor any Asset Seller is, and as of the Closing none of the Company or its Subsidiaries will be, a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any Owned Real Property, any Leased Real Property or any portion thereof, except as set forth in the Transition Services Agreement (Seller Services), any other Ancillary Agreement, the Signing Bailment Agreement or the Closing Bailment Agreements. All of the Owned Real Property and Leased Real Property, and all buildings, fixtures, improvements and mechanical and other systems thereon, (i) are in good operating condition (ordinary wear and tear excepted) and free from material defects, (ii) have been maintained in all material respects in accordance with normal industry practice, and (iii) suitable for their uses as of the date hereof and as of the Closing Date.
Section 4.13    Intellectual Property.

(a)    Schedule 4.13(a)(i) of the Disclosure Schedules lists all (i) Company IP Registrations, (ii) any unregistered trademarks included in the Company Intellectual Property that are material to the Business and (iii) Software other than Commercial Software forming part of the Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authority and authorized registrars and all Company IP Registrations are otherwise valid and subsisting and the registrations forming part of the Company IP Registrations are enforceable. To the Knowledge of the Seller, there does not exist any claim, allegation, or basis for any claim or allegation, that any Company IP Registrations or any filings for same are invalid or unenforceable or that the rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment, statutory bars against obtaining a patent or other registration for same, or fraudulent registration. No interference, opposition, cancellation, invalidation, reissue, reexamination or other legal proceeding is pending or, to the Knowledge of the Seller, threatened in which the scope, validity or enforceability of any Company IP Registrations is being, has been, or could reasonably be expected to be contested or challenged.
(b)    Schedule 4.13(b) of the Disclosure Schedules lists all Company IP Agreements, excluding Company IP Agreements for (i) Commercial Software, (ii) open source software licenses, and (iii) implied licenses or incidental licenses that are ancillary and incidental to the main purpose of the agreement. The Seller has provided the Buyer with true and complete copies of all Company IP Agreements, including all material modifications, amendments and supplements thereto and waivers thereunder, excluding Company IP Agreements for (A) Commercial Software, (B) open source software licenses, and (C) implied licenses or incidental licenses that are ancillary and incidental to the main purpose of the agreement. Each Company IP Agreement is valid and binding on the Company or the Asset Seller party thereto, as the case may be, and is, in full force and effect and enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the Company nor the Seller nor any Asset Seller, as applicable, is in breach of, or default under, any Company IP Agreement, and to the Knowledge of the Seller, no other party to any Company IP Agreement is in breach of or default under or has provided any notice of breach or default under or any intention to terminate any Company IP Agreement.
(c)    The Company or an Asset Seller is, prior to completion of the Restructuring, the sole and exclusive legal and beneficial owner of all right, title and interest in and to, and has the right to use, the Company Intellectual Property used by it free and clear of Encumbrances, other than Permitted Encumbrances, and the Company or a Subsidiary thereof shall, upon completion of the Restructuring, be the sole and exclusive legal and beneficial owner of all right, title and interest in and to, and shall have the valid and enforceable right to use the Company Intellectual Property (and the Intellectual Property provided pursuant to the License Agreement or Transition Services Agreement (Seller Services)), free and clear of Encumbrances, other than Permitted Encumbrances. The Company, the Seller, the Asset Sellers and/or their respective Affiliates have taken commercially reasonable steps to maintain the rights they have with respect to the Company Intellectual Property and to protect the confidentiality of all trade secrets forming part of the Company Intellectual Property.

(d)    No material confidential information forming part of the Company Intellectual Property has been disclosed by the Company, the Seller, any Asset Seller or any of their respective Affiliates to any Person except pursuant to valid non-disclosure agreements.
(e)    The conduct of the Business by the Company and the Asset Sellers, prior to the completion of the Restructuring, and by the Company and its Subsidiaries after completion of the Restructuring, and the design, development, manufacturing, production, use, importing, exporting, branding advertising, promotion, marketing, sale, licensing and distribution of the Company Products, have not, in the 10 year period prior to the date hereof, infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of the Seller, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property. There are no outstanding or prospective orders, settlement agreements, judgments or injunctions (including any motion or petition therefor) that do or would restrict or impair the use of any Company Intellectual Property, or, to the Knowledge of the Seller, any Company Licensed IP. There are no royalties, license fees or other payments required to be made to any Person in respect of any Company Products or Company Intellectual Property.
(f)    The Company Intellectual Property is fully transferable, licensable and otherwise distributable by the Company and/or the Asset Sellers prior to completion of the Restructuring, and by the Company and its Subsidiaries after completion of the Restructuring, and none of them is bound by, and no Company Intellectual Property is subject to, any contract containing any covenant or other provision that limits or restricts, in any material respect, the ability of the Company, the Seller, any Asset Seller or any of their Affiliates to use, exploit, assert, or enforce any of the Company Intellectual Property anywhere in the world.
(g)    No Intellectual Property owned, in whole or in part, by any customer of the Business or with which the Business has any vendor, supplier or other contractual relationship has been incorporated into any of the Company Products.
Section 4.14    Taxes.
(a)    The Company, APC, the Asset Sellers (with respect to the Business) and Mexico NewCo have filed or caused to be filed, in a timely manner (within any applicable extension periods), all income and other material Returns required to be filed on or before the Closing, and such Returns are complete and accurate in all material respects, and all Taxes shown as due on such Returns, and all other material Taxes for which the Company, APC, the Asset Sellers (with respect to the Business) and Mexico NewCo are or might otherwise be liable, have been timely paid in full by the due date thereof, except to the extent contested in good faith in accordance with the appropriate proceedings existing under applicable Law, and have complied with all applicable Tax laws (including those required to maintain benefits).
(b)    Since January 1, 2018, no Return of the Company, APC, any Asset Seller (with respect to the Business) or Mexico NewCo has been the subject of an audit by any Taxing Authority and none of the Company, APC, any Asset Seller or Mexico NewCo has received any written notice from any Taxing Authority indicating an intent to commence any such audit (which notice remains outstanding).

(c)    Neither the Company, APC, any Asset Seller (with respect to the Business) nor Mexico NewCo is a party to or bound by any Tax sharing agreement, Tax allocation agreement, or Tax indemnity agreement with respect to Taxes.
(d)    There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Returns required to be filed with respect to the Company, APC, any Asset Seller (with respect to the Business) or Mexico NewCo, and neither the Company, APC, any Asset Seller (with respect to the Business) or Mexico NewCo has outstanding any request for any extension of time within which to file any Return, which return has not yet been filed.
(e)     Neither the Company, APC, any Asset Seller nor Mexico NewCo has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b).
(f)    Except as set forth on Schedule 4.14(f) of the Disclosure Schedules, for U.S. federal income Tax purposes, the Company, APC and each of the other Subsidiaries of the Company is, has been since its formation and at the Closing will properly be classified as entities disregarded as separate from their owners for U.S. federal income tax purposes and no elections have been made or taken to change such classification. Mexico NewCo will be at the Closing properly classified as a corporation for U.S. federal income tax purposes.
(g)    No claim that has been received by the Company, APC, the Asset Sellers or Mexico NewCo or, otherwise to the Knowledge of the Company, APC, the Asset Sellers or Mexico NewCo, has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Return or pay a particular type of Tax that the Company or any of its Subsidiaries is required to file such a Returns or pay such Taxes in such jurisdiction.
(h)    Neither the Company, APC, any Asset Seller nor Mexico NewCo (A) has been a member of a consolidated, combined, affiliated, unitary or other similar Tax group or (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise under applicable Law.
(i)    The Company, APC, each Asset Seller and Mexico NewCo has properly collected and timely remitted in accordance with all applicable Laws all sales and similar Taxes with respect to sale or leases made or services provided to its customers and with respect to any material sales or leases made or services provided without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation that qualify such sales, leases or services as exempt from sales and similar Taxes.
(j)    There are no Encumbrances for Taxes (other than with respect to Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
(k)    [Reserved].
(l)    Neither the Company, APC, any Asset Seller nor Mexico NewCo is subject to Tax in any country other than its country of organization or formation by reason of having a permanent establishment (within the meaning of any applicable Tax treaty) or office or fixed place of business in such jurisdiction.

(m)    The Company, APC, Mexico NewCo and the Asset Sellers have complied in all material respects with applicable transfer pricing rules with respect to the Business, including Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Tax law).
(n)    To the Knowledge of the Company, APC, the Asset Sellers (with respect to the Business) and Mexico NewCo, during the five year period prior to the Closing Date, the Company, APC, the Asset Sellers (with respect to the Business) and Mexico NewCo have complied, in all material respects, with all applicable Laws (including any specific rulings or similar provisions) and agreements relating to the payment and/or withholding of Taxes (including all amounts required to be withheld from interest, dividends, royalty payments, wages, payroll, salaries, indemnifications and other payments made to employees of any such Person) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the Taxing Authorities all material amounts required to be so withheld and paid over under applicable Laws or made provisions necessary in respect of any such payments.
(o)    All transactions conducted by the Company, APC, any Asset Seller (with respect to the Business) or Mexico NewCo with any Affiliate (or any person that is a director, officer, partner, executor or trustee of any such Affiliate) pursuant to Article 179 of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), have been conducted pursuant to such Article and otherwise in accordance with applicable Law. For purposes of this Section 4.14(o), the term “Affiliate” shall include, with respect to any Person that is an individual, such individual’s spouse, present, past or future, parents, children, nephews and siblings.
(p)    The Company, APC, the Asset Sellers (with respect to the Business) and Mexico NewCo have satisfied all their obligations in respect of income taxes and value added taxes in respect of any subcontracting structure or any structure involving the rendering of personnel services, including maintaining the necessary information pursuant to Article 27, Section V, of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and satisfying the withholding and payment obligations in respect of value added taxes pursuant to Article 1-a of the Value Added Tax Law (Ley del Impuesto al Valor Agregado).
(q)    The Company, APC, the Asset Sellers (with respect to the Business) and Mexico NewCo have complied in all material respects with the provisions contained in Title Sixth of the Mexican Federal Fiscal Code, including Article 199 thereof.
(r)    None of the Company, APC, any Asset Seller (with respect to the Business) nor Mexico NewCo has performed or conducted any of the activities included in Annex 3 “Criterios no Vinculativos de las Disposiciones Fiscales” of the Mexican Tax Miscellaneous Resolution in force on the date hereof, nor activities which may qualify as Tax fraud or Tax evasion in accordance with applicable Law.
(s)    There are no Taxes of the Seller for which the Buyer will become liable as a result of the transactions contemplated by this Agreement.
Section 4.15    Environmental Matters.
(a)    Except as set forth on Schedule 4.15(a) of the Disclosure Schedules:
(i)    The Business since January 1, 2016 has been and is conducted in compliance in all material respects with all applicable Environmental Laws and the Company or the Asset Sellers have obtained and are in compliance in all material respects with all Environmental Permits, in each case, in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets.
(ii)    There are no written claims suits, actions, proceedings, or investigations alleging violation of or liability pursuant to any Environmental Law or based upon any Release of Hazardous Materials from tanks manufactured by the Business pending or threatened against the Company, the Seller, the Asset Sellers, or the Business.
(iii)    There are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any personal or real property owned, leased, operated or used by the Business, nor has there been any Release of any Hazardous Materials therefrom, in violation of or which could be the basis of liability or obligation under Environmental Laws.
(iv)    No capital improvements are necessary for the Business to continue to operate its or their businesses in compliance in all material respects with Environmental Law and neither the Company nor the Asset Sellers (with respect to the Business) maintain reserves under GAAP for environmental matters, liabilities or potential liabilities.
(b)    The Seller has delivered to the Buyer true and complete copies of all environmental Phase I and Phase II reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Business (or by a third party of which the Seller has Knowledge) in relation to the Business or any real property presently or formerly owned, leased or operated by the Business, in each case since January 1, 2016, that are in the possession, custody or control of the Company, the Seller or the Asset Sellers.
(c)    For purposes of this Agreement:
(i)    “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof and applicable to the Company, Asset Sellers and Transferred Assets relating to Hazardous Material or protection of human health or the environment.
(ii)    “Environmental Permits” means all Permits under any Environmental Law.

(iii)    “Hazardous Material” means any material, substance, waste or constituent (including, without limitation, crude oil or any other petroleum product and asbestos) whether in solid, liquid or gaseous forms, of a corrosive, reactive, explosive, toxic, flammable, or infectious nature, or any component or element thereof or any other substance or material referenced in, regulated under or defined by Environmental Law as “hazardous material” or “hazardous waste” or both.
(iv)    “Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration of any Hazardous Material into the environment.
Section 4.16    Material Contracts.
(a)    Schedule 4.16(a) of the Disclosure Schedules lists each of the following written or unwritten contracts, agreements and arrangements of the Company, APC or any Asset Seller in connection with the Business (such contracts, agreements and arrangements as described in this Section 4.16(a) and required to be set forth on Schedule 4.16(a) of the Disclosure Schedules being “Material Contracts”):
(i)    contracts that provide for payment or receipt by the Company, APC or any Asset Seller in connection with the Business of more than $500,000 per year, including any such contracts with customers, clients or suppliers;
(ii)    contracts relating to Indebtedness (including any guarantee thereof) or the mortgaging of, pledging of, or otherwise placing an Encumbrance on, any material asset or material group of assets of the Business, or pursuant to which the Company, APC or any Asset Seller (with respect to the Business) has advanced or loaned amounts to any other Person;
(iii)    contracts that (A) limit or purport to limit the ability of the Business to (x) compete in any line of business or with any Person or in any geographic area or during any period of time, or (y) hire or solicit for employment any Person (other than as set forth in customary confidentiality agreements), or (B) grant to a third party any license or supply or distribution agreements or any other exclusive rights;
(iv)    contracts containing any future capital expenditure obligations of the Company, APC or any Asset Seller in connection with the Business in excess of $500,000 individually or $1,000,000 in the aggregate;
(v)    joint venture, partnership or similar contracts, agreements or arrangements;
(vi)    contracts containing any warranty, guaranty or other similar undertaking with respect to any contractual performance (including any liquidated damage or performance penalty provisions) or agreement to indemnify any Person which could reasonably result in a liability to the Business in excess of $500,000;

(vii)    any collective bargaining agreement or other contract with a labor union or similar group or laborers;
(viii)    contracts that are settlement, conciliation or similar contracts with any Person or Governmental Authority pursuant to which the Company, APC or any Asset Seller in connection with the Business has any material outstanding obligation;
(ix)    contracts under which the Company, APC or any Asset Seller in connection with the Business is lessee of or holds or operates any real or tangible property owned by any other Person, except for any contract or agreement under which the aggregate annual rental payments do not exceed $250,000;
(x)    contracts under which the Company, APC or any Asset Seller in connection with the Business is lessor of or permits any third party to hold or operate any real or tangible property, except for any contract or agreement under which the aggregate annual rental payments do not exceed $250,000;
(xi)    contracts granting to any Person a right of first refusal, first offer or other right to purchase any material assets of the Company, APC or any Asset Seller in connection with the Business;
(xii)    contracts granting to any Person a “most favored nation” pricing arrangement, minimum purchase or sale requirements, agreements to take back or exchange goods, consignment arrangements or similar undertakings with any customer or supplier;
(xiii)    contracts regarding any agency, dealer, sales representative or marketing agreement, and any material management service or consulting agreements;
(xiv)    contracts that relate to the future disposition or acquisition of assets, businesses, properties or equity securities having a value in excess of $5,000,000 individually or $10,000,000 in the aggregate by the Company, APC or any Asset Seller in connection with the Business, in each case other than (A) this Agreement or the Ancillary Agreements and (B) dispositions and acquisitions of inventory and equipment in the ordinary course of business consistent with past practice;
(xv)    contracts that relate to the prior disposition or acquisition since January 1, 2017 of assets, businesses, properties or equity securities having a value in excess of $5,000,000 individually or $10,000,000 in the aggregate by the Company, APC or any Asset Seller in connection with the Business, in each case other than dispositions and acquisitions of inventory and equipment in the ordinary course of business consistent with past practice;
(xvi)    contracts pursuant to which any Person is entitled to receive any stay bonus, sale bonus, change of control payment, retention payment, synthetic equity payment or similar payment by the Seller, any Asset Seller, the Company or any of its Subsidiaries in connection with or resulting from the Closing;
(xvii)    contracts with any Governmental Authority; and

(xviii)    employment, consulting or independent contractor agreements whereby the applicable employee, consultant or contractor receives compensation in excess of $250,000 on an annualized basis.
(b)    Each Material Contract is valid and binding on the Company, APC or the applicable Asset Seller, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and is the legal, valid and binding obligation of the Company, APC or the applicable Asset Seller, as the case may be, which is party thereto, and, to the Knowledge of the Seller, of the other parties thereto, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). None of the Company, APC nor any Asset Seller is in breach of, or default under, any Material Contract to which it is a party in any material respect, nor has the Company, APC or any Asset Seller received written or, to the Knowledge of the Seller, oral notice that it is in breach or default thereunder, and, to the Knowledge of the Seller, the other parties to each of the Material Contracts are not in breach or default, in any material respect, thereunder and have not provided written notice to the Company, APC or any Asset Seller of any intention to terminate any such Material Contract. No event has occurred or circumstance exists which, with or without notice or lapse of time or both, would constitute a material breach or material default by the Company, APC or the Asset Sellers or, to the Knowledge of the Seller, any counterparty thereto, under any Material Contract. The Seller has made available to the Buyer true and correct copies of each Material Contract, together with all amendments, modifications or supplements thereto in effect on the date hereof.
Section 4.17    Affiliate Transactions.
(a)    No officer, director, member, manager or Affiliate of the Company, APC or any Asset Seller or, to the Knowledge of the Seller, any Affiliate, parent, sibling, descendant or spouse of any of the foregoing, is a party to any material agreement, contract, commitment or transaction with the Business or has any interest in or owns any material assets, properties or rights used in the conduct of the Business, in each case except as contemplated by this Agreement including in connection with the Restructuring or (i) as set forth on Schedule 4.17(a) of the Disclosure Schedules, (ii) with respect to any intercompany and intracompany accounts or contracts cancelled pursuant to Section 6.4 or (iii) with respect to any Shared Contract or Business Guarantee.
(b)    Schedule 4.17(b) of the Disclosure Schedules lists each Shared Contract that is material to the conduct or operation of the Business.
(c)    Schedule 4.17(c)(i) of the Disclosure Schedules lists each of the guarantees, performance bonds, bid bonds and other similar agreements entered into by the Seller and its Affiliates (other than the Company and its Subsidiaries) on behalf of or for the benefit of the Business (collectively, the “Business Guarantees”).
Section 4.18    Brokers. Except for Evercore Group L.L.C., the fees, commissions and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
Section 4.19    Customers and Suppliers.
(a)    Schedule 4.19(a) of the Disclosure Schedules sets forth a complete and correct list of the 10 largest customers (by dollar value) of the Business (the “Material Customers”), and the 10 largest suppliers (by dollar value) of the Business (the “Material Suppliers”), each during the fiscal years ended December 31, 2020 and December 31, 2021. Schedule 4.19(a) of the Disclosure Schedules also sets forth, for each such Material Customer and Material Supplier, the aggregate payments from and to each such Person by the Business during such periods. During the 12 months prior to the date of this Agreement, neither the Company nor any Asset Seller has been in any material dispute with any Material Customer or Material Supplier.
(b)    None of the Material Customers has indicated in writing or, to the Knowledge of the Seller, orally to the Company, the Seller, the Asset Sellers or APC that it intends to (i) stop, terminate, suspend or materially decrease the rate of buying products or services from the Business or (ii) materially change the terms of its relationship with the Business (including with respect to pricing terms and/or commission rates).
(c)    None of the Material Suppliers has stopped or materially decreased, or indicated in writing or, to the Knowledge of the Seller, orally to the Company, the Seller, the Asset Sellers or APC that it intends to stop, terminate, suspend or materially decrease, the rate of supplying materials, products or services to the Business, or otherwise materially changed or threatened in writing or, to the Knowledge of the Seller, orally to materially change the terms of its relationship with the Business (including pricing terms).
Section 4.20    Inventory. The inventory of Business (a) is valued in accordance with GAAP on a FIFO basis, (b) subject to applicable reserves therefor, consists of a quality and quantity usable or saleable in the ordinary course of business consistent with past practice, and (c) is owned by the Company or the Asset Sellers, and as of the Closing will be owned by the Company and its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances. All of the inventory of the Business was acquired for sale in the ordinary course of business. All of the inventory of the Business is located at the Owned Real Property or the Leased Real Property. The Business does not hold any inventory or other goods pursuant to any consignment arrangement and has no liabilities relating to consigned inventory or other goods. Since January 1, 2020, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Business except in the ordinary course of business consistent with past practice. The inventory of the Business is of a quality as to meet the quality control standards of the Company and the Asset Sellers and any Governmental Authority to which the Business or any of its products is subject. Any reserves or allowances with respect to inventory have been calculated and recorded in accordance with GAAP.
Section 4.21    Products. Since January 1, 2020, the products sold by the Business have been free from material defects or other deficiencies and have been of a quality that conforms to specifications set forth in applicable Law and in contracts, agreements and arrangements with customers of the Business (including all express and implied warranties). No event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to require the Company or any Asset Seller (or, following completion of the Restructuring, any Subsidiary of the Company) to call back and/or replace any products sold by any such prior to the date of this Agreement. Copies of the standard terms and conditions of service, sale or lease for the Business (containing applicable guaranty, warranty and indemnity provisions) have been provided to the Buyer prior to the date of this Agreement, and, except as set forth on Schedule 4.21 of the Disclosure Schedules, no product or service sold, leased or delivered by the Business is subject to any material guaranty, warranty or other indemnity for which the Company or any Asset Seller (or, following completion of the Restructuring, any Subsidiary of the Company) is or would reasonably be expected to be liable or responsible beyond such applicable standard terms and conditions of sale or lease, except for any guaranty, warranty or other indemnity that is imposed by Law.
Section 4.22    Solvency. The Company and each of its Subsidiaries is able to pay its debts as they become due and owns property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Each of the Company and its Subsidiaries has adequate capital to carry on the Business.
Section 4.23    Bank Accounts. Schedule 4.23 of the Disclosure Schedules lists each bank account of APC or the Company.
Section 4.24    COVID-19; Stimulus Funds.
(a)    Except as set forth on Schedule 4.24(a) of the Disclosure Schedules, there has been no (i) cancellation of, or material default, reduction or deferral under, any contract to which the Company, APC or any Asset Seller is party with respect to the Business or claim of force majeure by the Company, APC or any Asset Seller with respect to the Business, or any counterparty to such contract, due to COVID-19 or any Public Health Measures, or (ii)  workforce changes by the Company, APC or any Asset Seller with respect to the Business, including labor shortages, terminations, layoffs, furlough, shutdowns or changes to benefit or compensation programs due to COVID-19 or any Public Health Measures. Except as set forth on Schedule 4.24(a) of the Disclosure Schedules, in the 90 days prior to the date of this Agreement, neither the Company, APC nor any Asset Seller with respect to the Business has experienced any occurrence of any shutdown of or ceasing of operations at the Business’s locations or premises, in each case other than in the ordinary course of business consistent with past practice.
(b)    Schedule 4.24(b) of the Disclosure Schedules sets forth all CARES Act stimulus fund programs or other programs related to COVID-19 (whether in the United States or outside of the United States) in which the Company, APC or any Asset Seller with respect to the Business is participating, or has participated, and the amount of funds received and/or requested by the Company, APC or such Asset Seller for each such program as of (or prior to) the date hereof (together with any additional CARES Act or other COVID-19 program stimulus funds hereafter received by the Company, APC or any Asset Seller with respect to the Business, the “CARES Funds”). The Company, APC and the Asset Sellers, as applicable, have utilized all such

CARES Funds, if any, in accordance with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions. Neither the Company, APC nor any Asset Seller with respect to the Business has received written or, to the Knowledge of the Seller, oral notice of any audit, investigation or other inquiry by any Governmental Authority with respect to its application for, or receipt of, any CARES Funds. The Company’s, APC’s and the Asset Sellers’ applications for all CARES Funds with respect to the Business, if any, including all representations and certifications contained therein, were true, correct and complete in all material respects when made and were otherwise completed in material compliance with applicable Laws and guidance available to the Business when applied for. Except as set forth on Schedule 4.24(b) of the Disclosure Schedules, neither the Company, APC nor any Asset Seller (with respect to the Business) has deferred any Taxes under the CARES Act. Neither the Company, APC nor any Asset Seller (with respect to the Business) has taken a Paycheck Protection Program Loan under the CARES Act.
(c)    There have been no material write-offs or delays in collection of Receivables as a result of or otherwise arising out of the COVID-19 virus or Public Health Measures.
Section 4.25    Data Privacy.
(a)    The Company, the Seller, the Asset Sellers and their respective Affiliates have at all times with respect to Personal Data related to the Business, and, upon completion of the Restructuring, the Company and its Subsidiaries shall have, adopted policies and procedures with respect to the privacy and security of all data collected, received, stored, disclosed, sold, shared and transferred, or otherwise processed by them (collectively “Processed” or “Process”), including all Personal Data. Such policies are and have been at all times in compliance with applicable Data Security Requirements. The Company, the Seller, the Asset Sellers and their Affiliates have, with respect to any Personal Data Processed by them related to the Business, provided, and upon completion of the Restructuring, the Company and its Subsidiaries shall have provided, notice of their privacy practices related to any such Personal Data Processed by them through a Privacy Policy. Each such Privacy Policy adopted in the preceding five years has been provided to the Buyer. The Company, the Seller, the Asset Sellers and their Affiliates have at all times complied with, and upon completion of the Restructuring, the Company and its Subsidiaries shall be in compliance with applicable Data Security Requirements, and have implemented and maintained measures sufficient to monitor, confirm and provide reasonable assurance that they comply with all applicable Data Security Requirements. The Company, the Seller, the Asset Sellers and their Affiliates have at all times and, upon completion of the Restructuring, the Company and its Subsidiaries shall have, maintained complete and accurate records of all data processing activities related to the Business as required by applicable Law.
(b)    None of the Company, the Seller, the Asset Sellers or any of their Affiliates has at any time, nor, upon completion of the Restructuring, shall the Company or any Subsidiary thereof have, made any illegal, unauthorized or improper Processing of any such Personal Data, and no claims have been asserted or are threatened against any of them by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights related to such Personal Data. None of them has received any (i) notice, request, correspondence or other communication from any supervisory authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their privacy obligations related to such Personal Data; or (ii) claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under or alleging breach of any applicable Data Security Requirements. There has been no unauthorized copies of or other misuse of such Personal Data, and such Personal Data is transferable to the Company and its Subsidiaries in connection with the transfer of the Transferred Assets without the consent of any Person that has not already been obtained or that will be obtained prior to such transfer, and without violation of any applicable Data Security Requirements.
(c)    In connection with each third-party servicing, outsourcing or similar arrangement involving such Personal Data, the Company, the Seller, the Asset Sellers and their Affiliates, as applicable, have and, upon completion of the Restructuring, the Company and its Subsidiaries shall have, contractually obligated any service provider to (i) comply with the applicable Data Security Requirements with respect to such Personal Data, (ii) take commercially reasonable steps to protect and secure such Personal Data from unauthorized disclosure, (iii) restrict use of such Personal Data to those authorized or required under the servicing, outsourcing or similar arrangement, and (iv) certify or guarantee the return or adequate disposal of such Personal Data.
(d)    Except for disclosures of information required by applicable Data Security Requirements, authorized by the provider of such Personal Data or otherwise provided for in a Privacy Policy or permitted as per a Privacy Policy, none of the Company, the Seller, the Asset Sellers or any of their Affiliates has, and, after completion of the Restructuring none of the Company or any Subsidiary thereof shall have, sold, rented or otherwise made available to third parties, any such Personal Data.
(e)    Neither the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby, nor the Processing of any such Personal Data by the Company or any Subsidiary thereof after the Closing, if Processed in the same manner as Processed or purported to be Processed by the Business prior to the Closing, will result in any violation of any applicable Data Security Requirements.
Section 4.26    Business Systems.
(a)    None of the Company, the Seller, the Asset Sellers or any of their Affiliates have experienced unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event materially affecting any Business Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Business Systems or the conduct of the Business or their operations related thereto; (ii) material loss, destruction, damage or harm of or to the Business or their operations related thereto, personnel, property or other assets related to the Business; (iii) accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data related to the Business Processed by them or on their behalf; or (iv) material liability of any kind to them, including any such breach or incident that requires notice to any third party.

(b)    The Company, and, to the extent related to the Business, the Seller, the Asset Sellers and their Affiliates (other than the Company) have maintained, adequate plans, policies, procedures and associated administrative, technical, organizational and physical safeguards (including valid data transfer mechanisms) to protect the security of Software and Business Systems used by them in connection with the Business, Personal Data Processed by them related to the Business and confidential information related to the Business stored or contained therein or transmitted thereby from any unauthorized use, interruption, access or modification.
(c)    None of the Business Systems form part of the Excluded Assets. The Business Systems are reasonably sufficient for the current and currently anticipated future needs of the Business and operations of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of the Business as conducted prior to completion of the Restructuring and as necessary for the conduct of the Business after completion of the Restructuring by the Company and its Subsidiaries to the same extent as conducted by the Company and the Asset Sellers prior to completion of the Restructuring.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER
The Buyer hereby represents and warrants to the Seller as follows:
Section 5.1    Organization. The Buyer is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary limited liability company power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.
Section 5.2    Authority. The Buyer has the limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is or will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company act or other proceeding on its part is necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which the Buyer is or will be a party and the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which the Buyer is or will be a party have been or will be duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto or thereto, constitutes or will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 5.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
(i)    conflict with or violate the certificate of formation or the limited liability company agreement of the Buyer;
(ii)    conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent, authorization, approval, exemption or other action of or by, or notice or declaration to any Person pursuant to, or give any Person the right to modify, terminate or accelerate any obligation under, any contract, agreement, instrument, license or permit to which the Buyer is a party or otherwise subject;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
(b)    The Buyer is not required to file, seek or obtain any notice, declaration, authorization, approval, order, permit or consent of or with, or take any other action with respect to, any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and any Ancillary Agreement to which the Buyer is or will be a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (iv) any filing required to be made under the Mexican Competition Law (Ley Federal de Competencia Económica) or (v) as may be necessary solely as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
Section 5.4    Financing.
(a)    Assuming the Financing is funded in accordance with the Financing Commitments, the Buyer shall have at the Closing sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses payable by the Buyer (collectively, the “Financing Purposes”).

(b)    The Buyer has delivered to the Seller complete and correct copies of (i) executed debt commitment letters, including all annexes, exhibits and schedules thereto (as may be amended or replaced in accordance with Section 6.16 (the “Debt Financing Commitments”)), pursuant to which the Debt Financing Sources have committed to provide the debt financing to the Buyer for purposes of consummating the transactions contemplated hereby in the amounts set forth in the Debt Financing Commitments (the “Debt Financing”) and (ii) an executed equity commitment letter, including all annexes, exhibits and schedules thereto (the “Equity Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which BDCM Opportunity Fund V, L.P. (the “Equity Investor”) has committed to provide equity financing to the Buyer for the Financing Purposes in the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). A true and complete copy of each fee letter related to the Debt Financing has been delivered by the Buyer to the Seller, subject to redaction solely of fee, “price flex” and other economic provisions that are redacted therein.
(c)    As of the date of this Agreement, none of the Financing Commitments have been amended or modified in any material respect and the respective commitments contained therein have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute valid and binding obligations of the Buyer (or, in the case of the Equity Financing Commitment, the Equity Investor) and, to the knowledge of the Buyer in the case of the Debt Financing Commitments, each other party thereto and is enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(d)    There are no conditions precedent to the funding of the Financing in the aggregate amount contemplated by the Financing Commitments other than as expressly set forth in the Financing Commitments.
(e)    As of the date of this Agreement: (i) no event has occurred that, with notice or lapse of time or both, would reasonably be expected to result in a material breach of the Financing Commitments on the part of the Buyer (or, in the case of the Equity Financing Commitment, the Equity Investor) and (ii) assuming the accuracy of the representations and warranties set forth in Article III and Article IV and the performance by the Seller of its covenants contained in this Agreement, the Buyer has no reason to believe that any of the conditions to be satisfied by it in the Financing Commitments will fail to be timely satisfied, nor does the Buyer have any knowledge that the full amount of the Financing will not be funded at the Closing.
(f)    The Buyer has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement, and the Buyer will pay any and all other fees due on or before the Closing Date.
(g)    Assuming (i) the Financing is funded in accordance with the Financing Commitments, (ii) the accuracy of the representations and warranties set forth in Article III and Article IV and (iii) the performance by the Seller of its covenants contained in this

Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with available cash of the Company and its Subsidiaries, will be sufficient to satisfy the Financing Purposes.
(h)    Concurrently with the execution and delivery of this Agreement, the Buyer has delivered to the Company a limited guarantee executed by the Equity Investor (the “Guarantee”) pursuant to which the Equity Investor has guaranteed the performance of certain of the Buyer’s obligations hereunder. As of the date of this Agreement, the Guarantee has not been amended, modified, withdrawn or rescinded in any respect, and no such amendment, modification, withdrawal or rescission is contemplated. The Guarantee is in full force and effect and constitutes a valid and binding obligation of the Equity Investor, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and no event, fact or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to result in a breach of, or a default under, the Guarantee on the part of the Equity Investor. Subject to the terms thereof, the Guarantee guarantees delivery of the Buyer Termination Fee when, as and if due.
Section 5.5    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties set forth in Article III and Article IV, each of the Buyer and the Company and its Subsidiaries will be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, each of the Buyer, the Company and the Subsidiaries of the Company will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer, the Company or any of the Subsidiaries of the Company.
Section 5.6    Brokers. The fees, commissions and expenses of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
Section 5.7    Investment Intent. The Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.8    Certain Matters as to the Buyer. The funds paid to the Seller pursuant to this Agreement and the transactions contemplated hereby have derived from or will have derived from legitimate business activities. The Buyer is not a Person with whom the Seller is prohibited from engaging in any transaction due to any embargo or sanction of any Governmental Authority or any anti-money laundering Laws.
Section 5.9    Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Business, the Transferred Assets and the Assumed Liabilities and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with sufficient access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each Asset Seller relating to the Business and other information that they have requested in connection with their investigation of the Company, the Business, the Transferred Assets and the Assumed Liabilities and the transactions contemplated hereby. None of the Seller or any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company, the Business, the Transferred Assets and the Assumed Liabilities contained herein or made available in connection with the Buyer’s investigation of the foregoing, except as expressly set forth in Article III and Article IV, and the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom, except as expressly set forth in Article III and Article IV. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in Article III and Article IV. None of the Seller or any of its Affiliates or Representatives shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, except as expressly set forth in Article III and Article IV. None of the Seller or any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company on an “as is” and “where is” basis, except as otherwise expressly set forth in Article IV. The Buyer acknowledges and agrees that the representations and warranties in Article III and Article IV are the result of arms’ length negotiations between sophisticated parties. Notwithstanding anything else contained herein, nothing in this Section 5.9 or elsewhere in this Agreement shall relieve the Seller from any liabilities or damages arising out of Fraud, or limit the Buyer’s ability to make a claim with respect thereto.
Section 5.10    R&W Insurance Policy. The Buyer has received a fully bound copy of the R&W Insurance Policy from the R&W Insurer, which will be effective as of the date of this

Agreement. The Buyer represents and warrants to the Seller that it has provided a true and correct copy of the R&W Insurance Policy to the Seller prior to the date hereof. The parties hereto acknowledge that obtaining the R&W Insurance Policy is a material inducement to each of the parties’ entering into the transactions contemplated by this Agreement, and that the Seller is relying on the Buyer’s representations, warranties, covenants and agreements set forth in this Section 5.10 and Section 6.17. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, to consummate the transactions contemplated by this Agreement.
Section 5.11    COVID-19 and Related Matters. Notwithstanding anything to the contrary in this Agreement, the Buyer acknowledges and agrees that (a) any determination of the existence of a Material Adverse Effect shall exclude any impact on the Business of COVID-19 or any Public Health Measures, (b) it will not seek to avoid any obligation under the Agreement based on an argument that COVID-19 or any Public Health Measures have had or may have a disproportionately adverse effect on the Business relative to other businesses operating in the industries in which the Business operates, whether based on facts as of the date hereof (whether known or unknown as of the date hereof) or as they may develop or become known between the date hereof and the Closing Date, (c) nothing shall prevent the Seller or the Business from taking or failing to take any action (including the establishment of any policy, procedure or protocol) in direct response to COVID-19 or any Public Health Measures that would otherwise potentially be deemed to violate or breach any representation, warranty or covenant contained in this Agreement, or potentially serve as a basis for the Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, (d) no consent of the Buyer shall be required with respect to any matter to the extent (i) that the requirement of such consent would violate applicable Law, (ii) such action is reasonably taken, or omitted to be taken, by the Seller or the Business in direct response to any Public Health Measures or (iii) such action is otherwise reasonably taken, or omitted to be taken, by the Seller or the Business to protect the Business in direct response to COVID-19 or any Public Health Measures, (e) in making any determination as to whether the Seller has discharged its obligations to operate the Business in the “ordinary course of business” or use “commercially reasonable efforts” or similar covenants, any actions or omissions shall be assessed based on what is practicable or reasonable in the circumstances created or influenced by COVID-19 or any Public Health Measures, and the effects thereof on the domestic and international economy, as such circumstances may evolve from time to time prior to the Closing Date, and (f) COVID-19 or Public Health Measures may produce economic, business, and human effects in the domestic and international economy, markets and the Business that are unforeseeable as of the date of this Agreement, and the Buyer agrees to bear the commercial risk of any such effects under the terms of this Agreement.

ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business Prior to the Closing.
(a)    Between the date of this Agreement and the Closing Date, except (i) as expressly permitted or required by this Agreement, including in connection with the

Restructuring, (ii) as set forth on Schedule 6.1 of the Disclosure Schedules or (iii) as required by applicable Law (including any Public Health Measures), and unless the Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall, and shall cause the Company, APC and the Asset Sellers to, use its commercially reasonable efforts to (A) operate the Business in the ordinary course of business in all material respects (for the avoidance of doubt, subject to Section 5.11), (B) preserve in all material respects the present commercial relationships of the Business with employees, customers, suppliers, licensors, licensees, lessors and other key Persons with whom it does business, and (C) maintain its tangible assets in good operating condition and repair in accordance with past practice (normal wear and tear excepted); provided, however, that no action by the Seller or the Business with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.1(b).
(b)    Between the date of this Agreement and the Closing Date, except (i) as otherwise expressly permitted or required by this Agreement, including in connection with the Restructuring, (ii) as set forth on Schedule 6.1 of the Disclosure Schedules or (iii) as required by applicable Law (including any Public Health Measures), and unless the Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not permit the Company, APC, any Asset Seller or the Business to, as applicable:
(i)    amend the certificate of formation or limited liability company agreement of the Company or the bylaws of APC;
(ii)    (A) authorize, issue or sell any equity interests of the Company or any Subsidiary thereof, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests (B) purchase, reclassify, combine, split, subdivide or cancel redeem or repurchase or otherwise acquire, directly or indirectly, any equity interests of the Company or any Subsidiary thereof;
(iii)    (A) sell, transfer, assign or otherwise dispose of any assets (tangible or intangible), business or properties having a value in excess of $500,000 individually or $1,000,000 in the aggregate other than the sale, transfer, assignment or disposition of inventory and equipment in the ordinary course of business consistent with past practice, or (B) enter into or agree to enter into any merger, consolidation, or joint venture with any other Person;
(iv)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets, business or properties, in each case (A) having a value in excess of $500,000 individually or $1,000,000 in the aggregate and (B) other than acquisitions of inventory and equipment in the ordinary course of business;
(v)    subject any of the assets or properties of the Company or any of the Transferred Assets to any Encumbrances, other than Permitted Encumbrances;
(vi)    forgive, cancel, compromise, waive or release any indebtedness for borrowed money owed to it or any right or claim thereto;

(vii)    (A) increase the compensation level or other benefits payable to any current or former directors, managers, officers, consultants or employees of the Business except for changes, increases or accelerations in the ordinary course of business of any of the foregoing earning less than $250,000 in annual base compensation or as required by any existing contract or Employee Plan; (B) grant any right to new or enhanced severance or termination pay to any current or former directors, managers, officers, consultants or employees of the Business; or (C) hire any employee who earns $250,000 or more in annual base compensation;
(viii)    make or incur capital expenditures, other than (A) those contemplated by the capital expenditures budget set forth on Schedule 6.1(b)(viii) of the Disclosure Schedules and (B) any unbudgeted capital expenditures that are not in excess of $1,000,000 in the aggregate;
(ix)    make, change or rescind any material tax election, change its method of Tax accounting, file any Return inconsistent with past practices, incur any material liability for Taxes outside the ordinary course of business and inconsistent with past practice, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment outside the ordinary course of business;
(x)    cancel, compromise or settle any Action (A) for an amount in excess of $500,000 individually or $1,000,000 in the aggregate or (B) that involves injunctive relief against the Company or the Asset Sellers in connection with the Business;
(xi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xii)    engage in any promotional, sales or discount or other activity outside of the ordinary course of business consistent with past practice that would reasonably be expected to have the effect of materially accelerating sales prior to the Closing;
(xiii)    accelerate the collection of accounts receivable, enter into factoring or sale arrangements of accounts receivable, reduce inventory levels from historic levels or extend payment of account payables from historic levels, in each case other than in the ordinary course of business consistent with past practice;
(xiv)    [Reserved]
(xv)    enter into, terminate, materially amend or supplement, accelerate or fail to renew any Material Contract (or any contract that would be a Material Contract if entered into prior to the date of this Agreement);
(xvi)    (A) grant any exclusive license or exclusive sublicense of any material Intellectual Property, or (B) grant any non-exclusive license or non-exclusive sublicense of any material Intellectual Property other than in the ordinary course of business consistent with past practices to (x) any customer incidental to the sale and purchase of any products or services of the Business, or (y) any vendor, contractor or consultant thereof for the purpose of the provision of services by such vendor, contractor or consultant to the Business;
(xvii)    enter into any new line of business;
(xviii)    (A) adopt, terminate or amend any Employee Plan or other employee or compensation benefit plan, including any stock issuance or stock incentive plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case (i) as required under ERISA, applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) for actions taken by the Seller in respect of substantially all employee participants of the Seller and its Subsidiaries or (iii) to the extent such action would not have a material financial impact on the Company, the Asset Sellers or APC, (B) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except (i) to the extent necessary to meet the requirements of such Section or as required under applicable Law, (ii) for actions taken by the Seller in respect of substantially all employee participants of the Seller and its Subsidiaries or (iii) to the extent such action would not have a material financial impact on the Company, the Asset Sellers or APC, or (C) grant or pay any change in control, special bonus or special remuneration to any directors, managers, officers, consultants or employees of the Business other than special cash bonuses to employees of the Business, paid in amounts and to the employees determined by the Seller after consultation with the Buyer and considering in good faith any revisions proposed by the Buyer, in an aggregate amount not to exceed $1,700,000, all of which shall be paid prior to the Closing or included within the Transaction Expenses; or
(xix)    agree or commit to do any of the foregoing.
Notwithstanding the foregoing, the Company and its Subsidiaries may use all available Cash to pay any Transaction Expenses or Indebtedness prior to the Closing, for distributions or for any other purpose, and the Company and its Subsidiaries shall distribute all Cash to the Seller prior to the Closing other than up to $1,000,000 of Cash.
Section 6.2    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Buyer and its Representatives (including, for purposes of this Section 6.2(a), the R&W Insurer and the Debt Financing Sources) reasonable access to management-level Business Employees and the properties, offices, plants and other facilities, and books and records of the Company, APC and the Asset Sellers to the extent relating to the Business for any reasonable purpose related to this Agreement and the transactions contemplated hereby; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Business, and shall be subject to any limitations resulting from any Public Health Measures; provided further, that with respect to any properties, plants or other facilities of the Business, any such access shall not include access for the purpose of conducting any real property assessments, environmental analysis or other intrusive testing of any such properties, plants or other facilities. The Seller shall furnish the Buyer with such financial, operating and other data and information to the extent relating to the Business as the Buyer may reasonably request; provided, that (a) the Seller shall not be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Seller in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained and (b) the Seller shall not be required to provide financial statements other than internally prepared, unaudited year-to-date financial statements for the Business for the year-to-date period ending March 31, 2022, and for each subsequent monthly period completed prior to 30 days before the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide access to any information to the Buyer or its Representatives (including, for purposes of this Section 6.2(a), the R&W Insurer and the Debt Financing Sources) if the Seller determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), fiduciary duty or binding agreement entered into prior to the date hereof, (iii) the information to be accessed should not be disclosed due to its competitively sensitive nature, or (iv) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Seller or any of its Affiliates or any of their respective predecessor entities; provided that the Seller shall use its commercially reasonable efforts to remove any such impediments to the provision of access as contemplated hereunder.
(b)    Notwithstanding anything in Section 6.2(a) to the contrary, the Buyer acknowledges that it is not authorized to, and agrees that it will not, and will not permit any of its Affiliates or the Debt Financing Sources to, contact any non-management level employee, customer, supplier, service provider, lessee, lessor, member, lender, noteholder or other material business relation of Business prior to the Closing with respect to the Business and the transactions contemplated hereby, in each case, without receiving the prior written consent of the Seller prior to each such contact, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    In order to facilitate the resolution of any claims made against or incurred by the Seller or any of its Affiliates (as it relates to the Business), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours and on reasonable advance notice, to such books and records to the extent reasonably necessary in connection with any such claim; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 6.2(c).
(d)    In order to facilitate the resolution of any claims made against or incurred by the Buyer and the Company, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records to the extent relating primarily to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records to the extent relating to the Business; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 6.2(d).
Section 6.3    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied.
Section 6.4    Intercompany Arrangements.
(a)    Except with respect to the Shared Contracts and the Ancillary Agreements, all intercompany and intracompany accounts or contracts between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.
(b)    At or prior to the Closing, the Seller shall obtain a release of the Company as a guarantor under the Arcosa Credit Agreement in form and substance reasonably satisfactory to the Buyer (the “Credit Agreement Release”), which shall include a release in form and substance reasonably satisfactory to the Buyer of any and all Encumbrances on the Transferred Assets or any other assets or properties of the Business with respect thereto.
Section 6.5    Confidentiality.
(a)    Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated February 3, 2022 between Black Diamond Capital Management, L.L.C. and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.5(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    From and after the Closing Date, the Seller shall, and shall cause its Affiliates and Representatives to, keep the Confidential Information and the terms of this Agreement confidential and not disclose to any Person information concerning this Agreement (other than to its Representatives owing them a duty of confidentiality). This Section 6.5(b) shall not apply to disclosure of information (i) to the extent that it is generally known to the public through no fault of the Seller or any of its Affiliates or Representatives or (ii) to the extent that it is required to be disclosed by applicable Law; the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; order by a Governmental Authority; or subpoena, summons or legal process; provided that any such disclosure shall to the extent permissible by Law be made after (A) consultation with the Buyer and (B) allowing the Buyer the reasonable opportunity to contest such disclosure and reasonably cooperating with the Buyer, as requested by the Buyer at the Buyer’s expense.
(c)    From and after the Closing Date, the Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any Person documents and information concerning the Seller or any of its Affiliates (other than the with respect to the Company, its Subsidiaries and the Business) disclosed to the Buyer or its Affiliates or Representatives in connection with the transactions contemplated hereby. This Section 6.5(c) shall not apply to disclosure of information (i) to the extent that it is generally known to the public through no fault of the Buyer or any of its Affiliates or Representatives or (ii) to the extent that it is required to be disclosed by applicable Law; the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; order by a Governmental Authority; or subpoena, summons or legal process; provided that any such disclosure shall to the extent permissible by applicable Law be made after (A) consultation with the Seller and (B) allowing the Seller the reasonable opportunity to contest such disclosure.
Section 6.6    Consents and Filings.
(a)    Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, registrations, approvals, permits and authorizations as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly (and in no event later than 15 Business Days after the date hereof) make the required initial submissions with respect to this Agreement required under the HSR Act or the Mexican Competition Law (Ley Federal de Competencia Económica).
(b)    Without limiting the generality of the parties’ undertaking pursuant to Section 6.6(a), the Buyer agrees to use its reasonable best efforts to avoid or eliminate any impediment under any antitrust or competition Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable and in no event later than the Termination Date.
(c)    Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the regulatory consents, registrations, approvals, permits and authorizations that are the subject of this Section 6.6 and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority in connection therewith. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such matter unless it consults with the other parties in advance and, to the extent permitted by such

Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the matters set forth in this Section 6.6. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing.
(d)    To the extent not paid prior to the date of this Agreement, the Buyer shall pay any filing fees and other charges for any filings under the HSR Act and the Mexican Competition Law (Ley Federal de Competencia Económica) by all parties.
(e)    Prior to the Closing Date, the Seller shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, use commercially reasonable efforts to provide notices to, or obtain the written consent or waiver of, the relevant counterparty or counterparties to each material contract or agreement to which the Company or one of its Subsidiaries is a party (including the notices, consents and waivers identified on Schedule 6.6(e)), to the extent that such notice, consent or waiver is required under such contract or agreement in connection with the execution, delivery and/or performance of this Agreement and/or the consummation of the transactions contemplated by this Agreement, in order to prevent or avoid a breach or default by the Company or one of its Subsidiaries or the loss of a contractual right or benefit of the Company or one of its Subsidiaries under, or create in any Person the right to terminate, cancel, accelerate or modify, any such contract or agreement; provided, that failure to provide such notices or obtain such written consents or waivers prior to the Closing Date shall not relieve the Buyer of its obligations to consummate the transactions contemplated by this Agreement. The Seller shall not be required to make any payment to any counterparty or counterparties to such contract to procure such party’s or parties’ consent or waiver in satisfaction of the foregoing.
(f)    From and after the date hereof, the Asset Sellers shall (and the Seller shall cause the Asset Sellers to) use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. The Asset Sellers shall (and the Seller shall cause the Asset Sellers to) use their reasonable best efforts to (i) promptly (and in any event no later than 10 Business Days following the date of this Agreement) execute and deliver the Signing Bailment Agreement (which will be solely and exclusively executed for the purpose of initiating the requests to obtain the Non-Transferrable Permits and assign the Transferred Permits), (ii) file the requests with applicable Governmental Authorities to obtain the Non-Transferrable Permits and to assign the Transferred Permits pursuant to the timeline set forth in Exhibit M hereto and (iii) provide the Seller with access to drafts of all instruments and documents to be filed with Governmental Authorities in connection with the foregoing and consider in good faith all reasonable comments provided by the Buyer with respect thereto. Notwithstanding the foregoing, except as set forth in Section 8.3(d), the failure to obtain such consents, registrations, approvals, permits and authorizations prior to the Closing Date shall not relieve the Buyer of its obligations to consummate the transactions contemplated by this Agreement.

Section 6.7    Public Announcements. Each of the parties may issue a press release in connection with the execution of this Agreement in form and substance mutually agreed upon between the parties. None of the parties shall issue any other press release or make any other public statement with respect to this Agreement or the transactions contemplated hereby prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that (a) no such approval shall be necessary to the extent disclosure may be required by applicable Law; the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; order by a Governmental Authority; or subpoena, summons or legal process; and (b) this Section 6.7 shall not preclude communications or disclosures (i) necessary to bring any Action to implement or enforce the provisions of this Agreement or (ii) with public stockholders or analysts in the ordinary course of business for a transaction of the type contemplated by this Agreement; provided, that the communications or disclosures described in this clause (ii) shall not be inconsistent with, or include material information not disclosed in, previous public disclosures made in accordance with this Section 6.7.
Section 6.8    Business Guarantees.
(a)    Prior to the Closing, the parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller and its Affiliates that are a party to any of the Business Guarantee set forth on Schedule 4.17(c)(ii) of the Disclosure Schedules (collectively, the “Released Guarantees”), including by providing substitute guarantees, surety bonds, indemnities, cash collateral or other credit support, in each case effective at and from the Closing and otherwise in form and substance reasonably satisfactory to the parties hereto. In the event any of the Released Guarantees are not released at the Closing, the Buyer shall (i) indemnify and hold the Seller and its Affiliates that are a party to any such Released Guarantee harmless for any and all payments required to be made under, and reasonable and documented out-of-pocket costs and expenses incurred in connection with, such Released Guarantee by the Seller or such Affiliates, from and after the Closing until such Released Guarantee is released and (ii) continue to use its commercially reasonable efforts to obtain the release of the Seller or its applicable Affiliates, as applicable, from the Released Guarantees that are not released at the Closing, in each case, in form and substance reasonably satisfactory to the parties hereto.
(b)    The Seller and its Affiliates shall maintain each Business Guarantee that is not a Released Guarantee (collectively, the “Continuing Guarantees”) until the stated expiration date of such Continuing Guarantee. From and after the stated expiration date of each Continuing Guarantee, the parties hereto agree to cooperate and use their commercially reasonable efforts, in each case at the expense of the Seller, to obtain the release of the Seller and its Affiliates from such Continuing Guarantee in form and substance reasonably satisfactory to the Seller and its Affiliates. With respect to any Company Product delivered to a customer after the Closing with respect to which there is a related Continuing Guarantee, the Buyer shall indemnify and hold the Seller and its Affiliates that are a party to such Continuing Guarantee harmless for any and all payments required to be made by the Seller or such Affiliates under, and reasonable and documented out-of-pocket costs and expenses incurred by the Seller or such Affiliates in connection with, such Continuing Guarantee to the extent arising out of such Company Products delivered after the Closing.

Section 6.9    Shared Contracts.
(a)    Prior to the Closing, the parties hereto agree to cooperate and use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to, or Governmental Authority that issued, a Shared Contract set forth on Schedule 4.17(b) of the Disclosure Schedules to enter into or to grant, any new agreements, bifurcations or consents as are reasonably necessary to permit the Company, the Seller and their respective Affiliates to, on an independent basis following the Closing, derive those benefits, and to assume any obligations and economic burdens related to such benefits, as each such Person derives from such Shared Contract immediately prior to the Closing.
(b)    If, on the Closing Date, any such third party or Governmental Authority agreement, bifurcation or consent is not obtained, the parties hereto shall, for a period of two years from the Closing Date, (i) continue to use commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to such Shared Contract to enter into or to grant, any such new agreements, bifurcations or consents and (ii) cooperate reasonably following the Closing in a mutually acceptable arrangement under which the Company, the Seller and their respective Affiliates would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of such Shared Contract, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of the Buyer, the Seller or any of their respective Affiliates, as applicable, that is an intended beneficiary thereof pursuant to this Section 6.9. From and after the second anniversary of the Closing Date, none of the parties hereto nor any of their respective Affiliates shall have any further obligation to the other parties hereto or any of their respective Affiliates in respect of any Shared Contract.
Section 6.10    Directors’ and Officers’ Indemnification.
(a)    The Buyer agrees that all rights to indemnification, exculpation or advancement now existing in favor of the directors, managers, officers, employees and agents of the Company or any of its Subsidiaries, as provided in the Company’s or such Subsidiaries certificate of formation and limited liability company agreement or equivalent governing documents, whether asserted or claimed prior to, at or after the Closing (including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any of the foregoing), shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company and its Subsidiaries will comply with such governing documents; provided, however, that all rights to indemnification, exculpation and advancement in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Company and its Subsidiaries) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s or such Subsidiary’s certificate of formation and limited liability company agreement or equivalent governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, managers, officers, employees, or agents of the Company or its Subsidiaries.
(b)    In the event the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Buyer shall make proper provision so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.10, as applicable.
(c)    The provisions of this Section 6.10 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.10 is intended to benefit the directors, managers, officers, employees and agents of the Company and its Subsidiaries and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.10 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.10 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.10.
Section 6.11    Employee Matters.
(a)    U.S. Employees. During the period commencing at the Closing and ending on the first anniversary of the Closing Date, the Buyer shall, or shall cause its Affiliates to, provide each U.S. Employee immediately after the Closing (each, a “Continuing Employee”), during their period of continued employment, with (i) a base salary or wage level and target cash incentive compensation opportunities that, in the aggregate, are no less favorable than those provided to such Continuing Employee immediately prior to the Closing and (ii) all other employee benefits (excluding any defined benefit pension, equity or equity-related, nonqualified deferred compensation, and post-termination or retiree welfare benefit plans and arrangements, subject to applicable Laws and the terms of any collective bargaining agreement) that are substantially comparable, in the aggregate, to those provided to such Continuing Employee immediately prior to the Closing. As of the Closing Date, each Continuing Employee shall be eligible to participate in one or more defined contribution plans intended to qualify under Section 401(a) of the Code maintained by the Buyer or one of its Affiliates (collectively, the “Buyer 401(k) Plan”). The Buyer shall permit, and shall cause the Buyer 401(k) Plan to accept, direct rollovers of account balances (including loan promissory notes) from the 401(k) plan maintained by the Seller and its Affiliates with respect to Continuing Employees as soon as administratively feasible following the Closing Date. As of the Closing Date, the Buyer shall, or shall cause its Affiliates to, provide each Continuing Employee listed in Schedule 6.11(a) of the Disclosure Schedules with a cash retention opportunity at a level of payment no less favorable than the amount per employee provided in Schedule 6.11(a) of the Disclosure Schedules (the “Continuing Employee Cash Retention Opportunity”). The Continuing Employee Cash Retention Opportunity shall be subject to the Continuing Employee’s continuous employment through the earlier of (x) the third anniversary of the Closing Date or (y) the applicable vesting date as set forth in Schedule 6.11(a) of the Disclosure Schedules, and upon payment of amounts so vested, the Continuing

Employee Cash Retention Opportunity shall terminate and neither the Buyer nor any of its Affiliates shall thereafter have any obligation to provide, and the Continuing Employee shall have no rights under, the Continuing Employee Cash Retention Opportunity or any similar retention arrangement.
(b)    Post-Closing Employees. The Continuing Employees and the Transferred Employees (together, the “Post-Closing Employees”) shall receive credit for all service with the Seller and its Affiliates (including service with predecessor employers, where such credit was recognized by the Seller or its Affiliates) for purposes of eligibility to participate, vesting and entitlement to benefits, and, for purposes of vacation and severance benefits only, benefit accrual under any employee benefit plans and arrangements (excluding any defined benefit pension, equity or equity-related, nonqualified deferred compensation, and post-termination or retiree welfare benefit plans and arrangements, subject to applicable Laws and the terms of any collective bargaining agreement) in which each such employee is eligible to participate immediately following the Closing Date; provided, however, that such service shall not be credited to the extent that it would result in duplication of benefits or retroactive contributions; provided, further, that such service will only be credited to the extent it was credited under an analogous Employee Plan. In addition, and without limiting the generality of the foregoing, (i) the Buyer shall use commercially reasonable efforts to cause each Post-Closing Employee to be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Buyer or its Affiliates (such plans, collectively, the “New Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Post-Closing Employee, the Buyer shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Post-Closing Employee and his or her covered dependents, and any eligible expenses incurred by such Post-Closing Employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such Post-Closing Employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Post-Closing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the Buyer shall cause the accounts of such Post-Closing Employees under any New Plan which is a flexible spending plan to be credited with any unused balance in the account of such Continuing Employee under the applicable Employee Plan (“Seller FSA”). If the aggregate amount withheld from the Post-Closing Employees’ compensation under the Seller FSA for the plan year in which the Closing occurs (the “Closing Year”) exceeds the aggregate amount of reimbursements paid to the Post-Closing Employees prior to the Closing Date under the Seller FSA for the Closing Year, the Seller shall use commercially reasonable efforts to transfer (or cause to be transferred) to the Buyer, within 30 days after the Closing Date, a cash payment equal to any such excess.
(c)    With respect to all Post-Closing Employees who are participants in the Arcosa, Inc. Annual Incentive Plan (the “Short-Term Incentive Plan”) and any long-term incentive plan or arrangement maintained prior to the Closing Date for the Post-Closing Employees, the Seller shall, or shall cause its applicable Subsidiaries to, as of the Closing, pay to each Post-Closing Employee an amount equal to the amount such employee would have received had such employee been eligible to receive a pro-rated cash bonus for the year in which the Closing Date occurs based upon actual performance as of the Closing Date. For the avoidance of doubt, the Seller shall, or shall cause its applicable Affiliate to, fund the payments described in this clause (c) (including the employer portion of any associated payroll taxes thereon), but the Buyer agrees to process such payments through the Company or Mexico NewCo payroll within three Business Days following the Closing Date.

(d)    No provision of this Agreement shall (i) create any right to employment, continued employment, or any term or condition of employment with the Buyer or its Affiliates, for any period of time, or preclude the ability of the Buyer or its Affiliates to terminate any Business Employee for any reason; (ii) limit in any way the right of the Buyer or its Affiliates to continue any Employee Plan or New Plan or to amend, modify or terminate any Employee Plan or New Plan at any time; (iii) create any third-party beneficiary or other rights in any Business Employee or current or former director, officer, manager or employee of the Seller to enforce the provisions of this Section 6.11; or (iv) be construed as an amendment, modification, waiver or creation of any Employee Plan, New Plan or other benefit plan, program, agreement or arrangement.
Section 6.12    Use of Names.
(a)    Other than the Transferred IP, the Seller is not conveying ownership rights or granting the Buyer or any of its Affiliates, including the Company and its Subsidiaries, a license to use any of the Marks or Domain Names of the Seller or any of its Affiliates (including the name “Arcosa” or any Mark or Domain Name incorporating the name “Arcosa”, which for the avoidance of doubt is not included in the Transferred IP) and, after the Closing, the Buyer shall not, and shall not permit any of its Affiliates, including the Company and its Subsidiaries, to, use in any manner the Marks or Domain Names of the Seller or any of its Affiliates other than with respect to the Transferred IP or any word that is similar in sound or appearance to such Marks or Domain Names. Notwithstanding the foregoing, the Seller hereby consents to the use of the name “Arcosa” or any trade name, trademark, service mark, logo or domain name incorporating the name “Arcosa” by the Buyer and the Company and its Subsidiaries in connection with (i) the sale of inventories existing as of the Closing and (ii) copies of existing marketing and promotional materials (including websites, signage, brochures, leaflets and similar documents), purchase orders, invoices, receipts, letterhead, business cards and other similar documents; provided, that in the case of clause (ii), the Buyer shall, and shall cause the Company and its Subsidiaries to, only use such materials during the first six months following the Closing. As promptly as practicable, and in any event no later than five Business Days after the Closing, the Buyer shall take all necessary corporate action to cause the corporate names of the Company and Mexico HoldCo to be changed to a name that does not include the word “Arcosa.” In the event the Buyer or any of its Affiliates violates this Section 6.12(a), the Seller may proceed against them in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 6.12(a) may cause the Seller and its Affiliates irreparable harm which may not be adequately compensated by money damages. The Buyer therefore agrees that in the event of any violation of this Section 6.12(a), the Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or its Affiliates to prevent any violations of this Section 6.12(a).
(b)    Except as necessary in connection with any services provided under the Transition Services Agreement (Seller Services), the Seller shall cease all use of the Mark

ARCOSA TANK and the Domain Name www.arcosatank.com and any other Mark or Domain Name that is registered or used exclusively for the Business during the period commencing as of the Closing Date and continuing until the end of the Restricted Period.  The Seller shall not file a statement of use or a request for a further extension of time to file a statement of use with respect to U.S. trademark registration application serial number 88/209,060 for ARCOSA TANK and shall allow said application to become abandoned.
(c)    Additionally, effective as of the Closing Date, that certain Trademark License Agreement, dated as of November 1, 2018, entered into by and between the Seller and Arcosa Mexico shall be amended to remove all of the TATSA trademarks (including the TATSA word mark, TATSA and Design, and variations including TANQUES TATSA, ESTACIONARIOS TATSA and SOY TATSA SOY DE CONFIAR) from the marks licensed thereunder and the Seller and Arcosa Mexico shall thereafter refrain from, and shall cause their Affiliates to refrain from, any use of said marks or any other confusingly similar mark.
Section 6.13    Refunds and Remittances; Insurance Recoveries.
(a)    After the Closing: (i) if the Seller or any of its Affiliates receives any refund or other amount that is attributable to a Transferred Asset or is otherwise properly due and owing to the Company or any of its Subsidiaries in accordance with the terms of this Agreement, in each case other than any Post-Closing Insurance Recovery (it being understood that treatment of Post-Closing Insurance Recoveries is addressed by Section 6.13(b)), the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (ii) if the Buyer or any of its Affiliates receives any refund or other amount that is attributable to an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Seller.
(b)    From and after the Closing, the Seller agrees to (and to cause its Affiliates to) maintain (but not renew) any Applicable Insurance Policies that are not occurrence-based insurance policies and, upon the request of, and at the sole expense of, the Buyer and the Company (including, for the avoidance of doubt, by the Buyer or the Company bearing the full amount of any deductible under any such policy), give notice to insurers under, make claims on, claim benefits from or seek coverage under the Applicable Insurance Policies from and after the Closing Date (or assist the Buyer or the Company in so doing), in order to provide insurance coverage for any occurrences or alleged wrongful acts which occurred prior to the Closing (regardless of when such occurrences or alleged wrongful acts may be reported), in each case on the terms and subject to the conditions of such Applicable Insurance Policies and this Agreement. After the Closing, if the Seller or any of its Affiliates receives any proceeds under any Insurance Policy in respect of the Business (other than to the extent related to the Excluded Assets or the Excluded Liabilities) (each, a “Post-Closing Insurance Recovery”), the Seller shall remit the amount of such Post-Closing Insurance Recovery to the Buyer (less any reasonable out-of-pocket costs and expenses incurred by such Person in connection with the recovery thereof); provided, that in no event shall any such remitted Post-Closing Insurance Recovery include any proceeds or amounts attributable to an Excluded Asset or Excluded Liability. Subject to the terms of such Insurance Policies, the Seller shall cooperate with the Buyer, at the sole expense of the Buyer and the Company, in filing any insurance claims and in collection of insurance proceeds constituting

Post-Closing Insurance Recoveries, including where permitted by law transferring to the Buyer the right to pursue Post-Closing Insurance Recoveries, and the Seller shall not settle any such claim without the prior written consent of the Buyer (which consent will not be unreasonably withheld).

(c)    If, after the Closing Date, the Buyer reasonably requires any information regarding claims data or any other information pertaining to a claim or occurrence that does (or could reasonably be expected to) give rise to a claim by the Buyer, the Company or any of its Subsidiaries under any of the Applicable Insurance Policies, including for purposes of obtaining new insurance policies, giving notice to or making filings with insurance carriers or claims adjustors or administrators, or adjusting, administering or otherwise managing a claim, then the Seller shall cause such information to be supplied to the Buyer to the extent such information is in the Seller’s possession or control (or that of its Affiliates) or can be reasonably obtained by the Seller or any of its Affiliates, promptly upon the Buyer’s or the Company’s request therefore. In furtherance of the foregoing, if any third party requires the consent of the Seller or any of its Affiliates to the disclosure of any such claims data or other information maintained by an insurance company or other third party, such consent shall not be unreasonably withheld. Upon the Buyer’s or the Company’s request, the Seller further agrees to use reasonable best efforts to provide any information regarding claims data or any other information pertaining to other historical insurance policies of the Seller or its Affiliates for purposes of the Company and its Subsidiaries obtaining new insurance policies, to the extent such information is in the Seller’s possession or control (or that of its Affiliates) or can be reasonably obtained by Seller or any of its Affiliates.
Section 6.14    Non-Compete; Non-Solicit.
(a)    During the Restricted Period, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly (whether on its own account, or as an owner, operator, manager, consultant, investor, agent or otherwise), engage in, manage, control, have any ownership interest in, or provide any financing to, any business that engages in the Business anywhere in North America.
(b)    During the Restricted Period, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly (whether on its own account, or as an owner, operator, manager, consultant, investor, agent or otherwise), (i) induce or encourage any management-level employee of the Business (each, a “Restricted Person”) to terminate his or her employment with the Buyer, the Company or any of their respective Subsidiaries, or (ii) solicit for employment or hire any Restricted Person; provided, that the foregoing shall not prohibit (A) any Person from making general employment solicitations such as through advertisements in publicly available media or solicitations by search firms so long as such advertisements or solicitations are not targeted at any Restricted Person or (B) any Person from soliciting or hiring any Restricted Person whose employment with the Buyer, the Company or any of their respective Subsidiaries has terminated at least six months prior to the soliciting or hiring.
(c)    The Seller acknowledges that the covenants set forth in this Section 6.14 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 6.14 will result in irreparable injury to the Buyer which may not be adequately compensated by money damages. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief and/or a temporary restraining order to prevent any violations of this Section 6.14, as well as such other damages as may be appropriate and may proceed against the Seller and its Affiliates in law or in equity for such relief or damages. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.14 are reasonable and proper to protect the legitimate interest of the Buyer.
(d)    The parties hereto agree that the character, periods and geographical area and the scope of the restrictions in this Section 6.14 are fair and reasonably required for the protection of the Buyer and its Affiliates. If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.14 are unreasonable, it is the intention and the agreement of the Buyer and the Seller that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s and its controlled Affiliates’ conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement (including that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed). If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.14 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement. The existence of any claim or cause of action by the Seller against the Buyer, the Company or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Buyer of the provisions of this Section 6.14, which will be enforceable notwithstanding the existence of any breach by the Buyer.
Section 6.15    Transfer of the San Antonio Assets.

The Seller shall cause the Company to use reasonable best efforts to transfer all of its right, title and interest in and to the San Antonio Assets at or prior to the Closing to the Seller (or its designee) pursuant to assignment and conveyance documents, which shall be mutually agreed upon between the Seller and the Buyer, in each such party’s reasonable discretion, and which shall provide that all liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, arising from or relating to the San Antonio Assets shall be assigned to, and assumed by, the Seller (or its designee). In the event that the Company fails to effect such transfer of the San Antonio Assets prior to the Closing, the Seller shall continue to use reasonable best efforts after the Closing to cooperate with the Buyer, and the Buyer shall cause the Company to effect such transfer to the Seller (or its designee) as promptly as practicable at the sole cost and expense of the Seller, with such transfer to be effective as of the Closing.

Section 6.16    Financing.
(a)    The Buyer shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts to: (i) negotiate and enter into definitive agreements with respect to the Debt Financing Commitment on the terms and conditions (including, if required, utilizing the “flex” provisions) contained in the Debt Financing Commitments, (ii) satisfy, cause to be satisfied or, if deemed advisable by the Buyer, obtain a waiver of, all conditions applicable to it and its Affiliates in the Financing Commitments that are under its control, (iii) consummate the Financing (including by instructing the Debt Financing Sources and other Persons providing the Financing to provide such Financing) as promptly as practicable after the date of this Agreement (provided, however, that the Buyer need not draw the Debt Financing or Equity Financing in advance of the Closing Date), (iv) maintain in effect the Financing Commitments in full force and effect for so long as the transactions contemplated by this Agreement are required to be consummated and (v) enforce its rights under the Financing Commitments (other than through litigation) in the event of any breach thereof.
(b)    In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Financing Commitments (including the “flex” provisions), the Buyer shall use reasonable best efforts to obtain alternative debt financing (“Alternative Debt Financing”) in an amount sufficient, when taken together with the Equity Financing and any available portion of the Debt Financing, to satisfy the Financing Purposes as promptly as practicable; provided, however, that any such Alternative Debt Financing shall not, without the prior written consent of the Seller, have conditions to funding or enforceability that are less favorable in any material respect to the Buyer from those set forth in the Debt Financing Commitments.
(c)    The Buyer shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitments; provided, however, that any such amendment, supplement, modification or waiver shall not, without the prior written consent of the Seller: (i) reduce the aggregate amount of the Debt Financing below an amount which, together with the Equity Financing, would be sufficient to satisfy the Financing Purposes, (ii) impose any material new or additional condition, or otherwise materially and adversely amend, modify or expand any condition, to funding of the Debt Financing or (iii) adversely impact the ability of the Buyer to enforce its rights against the Debt Financing Sources, relative to the ability of the Buyer to enforce its rights against the Debt Financing Sources as of the date hereof (provided that, for the avoidance of doubt, the Buyer may amend any Debt Financing Commitment to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed such Debt Financing Commitments as of the date of this Agreement if the addition of such parties, individually or in the aggregate, does not add new or additional (or adversely amend, modify or expand any existing) conditions to the consummation of the Debt Financing).
(d)    To the extent the Buyer obtains Alternative Debt Financing pursuant to Section 6.16(b), or amends, replaces, supplements, modifies or waives any of the Debt Financing pursuant to Section 6.16(c), references to the “Debt Financing,” the “Financing,” the “Debt Financing Commitments” and the “Financing Commitments” (and other like terms in this

Agreement) shall be deemed to refer to such Alternative Debt Financing, Debt Financing or Financing as so amended, replaced, supplemented, modified or waived.
(e)    Upon the reasonable request of the Seller from time to time, the Buyer shall apprise the Seller of developments relating to the Debt Financing.
Section 6.17    R&W Insurance Policy.
(a)    The Buyer shall cause the R&W Insurance Policy to be issued as promptly as practicable following the Closing on terms and in the form provided or made available to the Sellers prior to the date hereof, which policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer waives its rights of subrogation, contribution and rights against the Seller or any other Seller Indemnified Party, other than claims by way of subrogation against the Seller to the extent that the relevant Losses arose out of Fraud by the Seller; provided that or all purposes of this Section 6.17, the proviso in the definition of “Fraud” shall be deemed to be deleted.
(b)    After the Closing, the Buyer shall:
(i)    comply with the terms of any post-Closing deliverables set forth in the R&W Insurance Policy;
(ii)    not agree to any amendment, variation or waiver of the R&W Insurance Policy (or take any action or omit to take any action that has a similar effect) that would be adverse to the Seller or any other Seller Indemnified Party without the Seller’s prior written consent; and
(iii)    not terminate the R&W Insurance Policy or take any action or omit to take any action that causes any right under the R&W Insurance Policy not to have full force and effect.
Section 6.18    Data Room. Promptly following the Closing, the Seller shall deliver to the Buyer a USB or CD containing a complete copy of all materials contained in the “data room” for Project Vessel hosted by Donnelley Financial Solutions as of the Calculation Time.
Section 6.19    Exclusivity.

From the date of execution of this Agreement by the parties hereto until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Seller shall not, directly or indirectly, through any officer, director, employee, agent, partner, Affiliate (including the Company, its Subsidiaries and the Asset Sellers), representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any merger, consolidation or acquisition or purchase of all or a substantial portion of the assets of, or any material equity interest in, the Business (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or enter into any confidentiality agreement, letter of intent, memorandum of understanding or definitive agreement with respect to, any effort or attempt by any Person to effect a Competing Transaction. Promptly following the date of this Agreement, the Seller shall, and shall cause its Representatives and Affiliates (including the Company, its Subsidiaries and the Asset Sellers) to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction, and use commercially reasonable efforts to obtain the return or destruction from all such Persons of all copies of information previously provided to such Persons by the Seller or its Representatives or Affiliates (including the Company, its Subsidiaries and the Asset Sellers), in accordance with any applicable confidentiality agreement. The Seller shall promptly (and in any event within 48 hours) notify the Buyer in writing of any third-party proposal with respect to a Competing Transaction and/or any request from a third party for non-public information in connection with or in anticipation of any such proposal, in either case which is received by the Seller, any Affiliate thereof (including the Company, its Subsidiaries and the Asset Sellers) or any of their respective officers, managers, directors, partners or other Representatives, between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, including the material terms thereof.
Section 6.20    Release.

Effective as of the Closing Date, the Seller, for itself and its Affiliates (other than the Company and its Subsidiaries) and their respective successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges the Buyer, its Subsidiaries, the Company and its Subsidiaries, the Business and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present equityholders, members, managers, directors, officers, employees, agents and other representatives (collectively, the “Released Parties”) from any and all Actions, suits, claims, demands, debts, agreements, obligations, promises, judgments or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 6.20, “Released Claims” does not include, and the provisions of this Section 6.20 shall not release or otherwise diminish the obligations of any party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.
Section 6.21    Survey.
(a)    Prior to the Closing, the Buyer may, at its sole option, order a currently dated ALTA survey of any Mexico Owned Real Property (each a “Survey”), which shall be certified by a licensed surveyor and in a form and substance satisfactory to the Buyer. The Seller shall, and shall cause each Asset Seller to, cooperate with the Buyer, in all commercially reasonable respects, with respect to the completion of each Survey, including granting the Buyer and the applicable surveyor access to the applicable Mexico Owned Real Property for purposes of conducting such Survey; provided that (i) the Buyer shall provide the Seller with reasonable advance written notice of the date(s) on which such surveyor desires access to such Mexico Owned Real Property, (ii) the exercise of the Buyer’s rights under this Section 6.21 shall not be exercised in such a manner as to unreasonably interfere with the operations of the Seller, any Asset Seller or the Business and (iii) the Buyer shall be responsible, and shall indemnify and hold harmless the Seller Indemnified Parties, for any and all Losses incurred by any of them arising out of or resulting from the access to the Mexico Owned Real Property and activities thereon contemplated by this Section 6.21(a).
(b)    Within 15 Business Days following the Buyer’s receipt of any Survey, the Buyer shall notify the Seller of any matters shown on such Survey that are not acceptable to the Buyer (such matters, the “Survey Defects”). Prior to the Closing, the Seller shall reasonably cooperate with the Buyer, at the Buyer’s expense, to cure any applicable Survey Defects. The failure or inability to cure any Survey Defects prior to the Closing Date shall not relieve the Buyer of its obligations to consummate the transactions contemplated by this Agreement.
Section 6.22    Transition Services Agreements.

Prior to the Closing, the Buyer and the Seller shall cooperate in good faith to finalize Schedule I to each Transition Services Agreement, including by (a) adding any services to Schedule I to the Transition Services Agreement (Seller Services) that are reasonably requested by the Buyer and had been provided to the Business during the 12 months immediately preceding the Closing Date, (b) adding any services to Schedule I to the Transition Services Agreement (Buyer Services) that are reasonably requested by the Seller and had been provided by the Business during the 12 months immediately preceding the Closing Date, and (c) including reasonable Service Fees (as defined in the Transition Services Agreements), which the Buyer and the Seller expressly agree are not meant to offset the entirety of the fixed costs of the Service Providers (as defined in the Transition Services Agreements).
Section 6.23    Capital Expenditures. In the event that all of the capital expenditures set forth on Schedule 6.23 of the Disclosure Schedules have not been made prior to the Closing, the Seller shall reimburse the Buyer for any such capital expenditures made by the Buyer or any Affiliate thereof following the Closing promptly (and in any event within five Business Days) following the Buyer’s delivery of written notice of such capital expenditure to the Seller.
ARTICLE VII
TAX MATTERS
Section 7.1    Tax Return Filing. Following the Closing, the Buyer shall properly and timely prepare and file (or cause to be timely prepared and filed) all Returns of Mexico NewCo, the Company and APC that are required to be filed with respect to any Pre-Closing Tax Period or Straddle Period, in each case, the due date of which is after the Closing and shall timely pay (or cause to be timely paid) all Taxes reflected on such Returns; provided, however, that to the extent such a Return is a Flow-Through Return that could reasonably be expected to result in any Taxes for which the Seller is liable or that could reasonably be expected to affect any amount of Taxes included in the calculation of the Purchase Price, the Buyer shall deliver such Returns to the

Seller in the form proposed for filing at least 10 Business Days prior to filing for the Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Any disputes with respect thereto shall be resolved in accordance with the procedures set forth in Section 2.3 mutatis mutandis.
Section 7.2    Cooperation on Tax Matters.
(a)    The Buyer and the Seller agree to furnish, or cause to be furnished to the other upon request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Return, the preparation for any Tax audit, or the prosecution or defense of any claim or proceeding relating to any proposed Tax adjustment relating to the Company and its Subsidiaries. The requesting party shall bear all out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance. The Buyer and the Seller shall keep all such information and documents received by them confidential unless otherwise required by Law. The Buyer and the Seller shall cooperate with each other as reasonably necessary to effect the foregoing. The Buyer and the Seller agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated under this Agreement, including the Restructuring. Nothing in this Section 7.2(a) shall require a party to disclose information not related specifically to the Company and its Subsidiaries to the extent it reasonably deems such information to be confidential.
(b)    The Buyer and the Seller agree to retain, or cause to be retained, all books and records pertinent to the Company and its Subsidiaries until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide with all record retention agreements entered into with any Tax authority.
Section 7.3    Tax Proceedings.
(a)    The Buyer and the Seller shall promptly notify each other in writing upon receipt of any written communication from a Governmental Authority or any pending or threatened audit, claim, demand or administrative or judicial proceeding, in each case, concerning Taxes for which the other party or any of its Affiliates may be liable for any taxable year or other period, or, in the case of the Buyer, for which the Buyer may be entitled to recovery under this Agreement (or which may result in a reduction in any amount otherwise payable to the Seller under this Agreement) or that relates to the Seller’s or any of its Affiliates’ Taxes and shall promptly notify the other party in writing of any pending or threatened audit, claim, demand or administrative or judicial proceeding that could give rise to a right of indemnification under this Agreement (or which may result in a reduction in any amount otherwise payable to the Seller under this Agreement) or that relates to the Seller’s or any of its Affiliates’ Taxes for any taxable year or other period (a “Tax Claim”) describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim.

(b)    The Buyer shall have the right to control, at its own cost and expense, any Tax Claim following the Closing Date; provided, to the extent that such Tax Claim could reasonably be expected to affect any Taxes of the Seller or any of its Affiliates (including in respect of Taxes for which the Seller or its Affiliates have contractual responsibility), (i) the Seller shall be entitled to participate in any such proceeding at the Seller’s sole cost and expense and (ii) the Buyer will not consent to the entry of any judgment on or enter into any settlement with respect to any such claim without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). Upon any party’s request, the other parties shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 7.3(b).
Section 7.4    Transfer Taxes.
(a)    At least 10 Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a good faith calculation of any value added tax triggered by the transfer of the Transferred Assets to Mexico NewCo pursuant to the Restructuring based on the Independent Valuation and the Mexico Allocation (the “Mexico VAT”). During the 10 Business Day period prior to the Closing Date, the Seller and its Representatives shall, upon the Buyer’s request, provide to the Buyer materials showing in reasonable detail support for the amounts included in the Seller’s calculation of Mexico VAT and discuss with the Seller and its Representatives such calculation and materials.
(b)    The Buyer shall be responsible for and pay all applicable Transfer Taxes; provided, however, that the Mexico VAT shall be paid by the Asset Sellers promptly following the Closing (and in any event no later than the 17th day of the month following the month in which the payments made in the Restructuring Closing occur) to the appropriate Governmental Authority in Mexico with funds contributed by the Buyer to the Company, and in turn transferred to the Asset Sellers in full discharge of the Mexico Promissory Notes, as described in Section 2.2(b)(iii). The party required by applicable Law shall file any applicable Returns related to Transfer Taxes; provided, that no such Returns related to Transfer Taxes shall be filed by the Seller without the consent of the Buyer or by the Buyer without the consent of the Seller (in each case, such consent not to be unreasonably withheld, conditioned or delayed). The Buyer and Seller shall reasonably cooperate with each other in preparing and filing such Returns.
(c)    Promptly following the Closing, the Buyer shall cause Mexico NewCo to prepare and file refund requests with respect to the Mexico VAT before the appropriate Governmental Authority in Mexico and to use its reasonable best efforts to obtain such refunds in full (including by reviewing and responding to any refund rejection or similar notice issued by such Governmental Authority with respect to all or part of the Mexico VAT and using reasonable best efforts to appeal or otherwise address the basis for such rejection unless such rejection is final and nonappealable and the Buyer has complied with its obligations with respect to such rejection or notice as described in the following sentence (a “Final Refund Rejection”)), and the Seller and the Asset Sellers shall cooperate with the Buyer, as reasonably requested by the Buyer, in preparing and filing such refund requests and making such appeals and addressing the basis for any such rejection. The Buyer shall (i) promptly notify the Seller of any refund rejection or similar notice issued by the applicable Governmental Authority, (ii) permit the Seller to review in advance any proposed response to such rejection or notice and (iii) consider in good faith all reasonable comments provided by, and all actions reasonably recommended by, the Seller with respect thereto. Any amounts in excess of $7,500,000 received by Mexico NewCo pursuant to such refund requests shall be promptly (and in any event, within two Business Days) paid by Mexico NewCo to the Seller in repayment of the Seller Loan. Pending such payment to the Seller, such amounts shall (i) be deemed to be the property of the Seller held in trust solely for its benefit, (ii) not serve as collateral for any obligation of Mexico Newco or its Affiliates and (iii) not be subject to any lockbox, dominion, control or similar agreement or any other contractual restriction on the ability to transfer such amounts (other than the obligation to transfer such amounts to the Seller as provided herein). If the appropriate Governmental Authority in Mexico issues a Final Refund Rejection, then an amount equal to any such rejected amount, and any interest accrued thereon, shall be cancelled pursuant to the terms of the Seller Loan. Any cancellation of any amounts due and owing under the Seller Loan pursuant to this Section 7.4(c) shall constitute an adjustment to the Purchase Price for all Tax purposes and shall be treated as such by the parties hereto on their Returns to the extent permitted by applicable Law.
Section 7.5    Purchase Price Allocation; Intended Tax Treatment. Solely for US federal income tax purposes, the Buyer shall prepare and provide to the Seller within 120 days after all adjustments to the Purchase Price pursuant to Section 2.3 have been completed in accordance with the terms thereof, a schedule (the “U.S. Purchase Price Allocation Schedule”) allocating the amounts paid and the liabilities assumed in connection with the transactions contemplated by this Agreement, adjusted as necessary for U.S. federal income tax purposes (the “U.S. Tax Allocation Purchase Price”) among the assets of the Company and its Subsidiaries. The U.S. Purchase Price Allocation Schedule shall be prepared in accordance with the methodology set forth on Schedule 7.5. Unless the Seller objects to the U.S. Purchase Price Allocation Schedule within 30 days after receipt thereof, such schedule shall become final. If the Seller objects to the U.S. Purchase Price Allocation Schedule within 30 days of receipt, then the parties shall use commercially reasonable efforts to agree, within 30 days of the Seller’s objection to the U.S. Purchase Price Allocation Schedule, to an allocation of the U.S. Tax Allocation Purchase Price among the assets of the Company and its Subsidiaries for U.S. federal income tax purposes that is consistent with the allocation methodology provided by Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “U.S. Allocation”). If the Buyer and the Seller cannot agree on an appropriate U.S. Allocation, they shall submit any disputes to the Independent Accounting Firm. The Independent Accounting Firm shall, within 15 days, determine the appropriate U.S. Allocation. The fees, costs and expenses of the Independent Accounting Firm incurred shall be paid 50% by the Seller and 50% by the Buyer. The Buyer and the Seller shall file all Returns in a manner consistent with the U.S. Allocation, as ultimately agreed to or as determined by the Independent Accounting Firm, and neither the Buyer nor the Seller shall take any position in respect of applicable U.S. Taxes (whether in U.S. Tax proceedings, on U.S. Returns, or otherwise in respect of U.S. Tax matters) that is inconsistent with the U.S. Allocation except as may be subsequently adjusted pursuant to an audit by the IRS or by court decision. Thereafter, the Buyer shall prepare and deliver to the Seller from time to time a revised proposed U.S. Allocation updated to reflect any adjustments to the Purchase Price pursuant to this Agreement requiring any adjustment to the U.S. Allocation. Such revised allocation statement shall become the U.S. Allocation subject to the same provisions that govern the initial proposed U.S. Purchase Price Allocation Schedule delivered to the Seller pursuant to this Section 7.5.

Section 7.6    Tax Restrictions. Except as otherwise required by applicable Law (as determined based on advice received by the Buyer or any of its Affiliates from a competent tax advisor of recognized standing), to the extent taking such actions would reasonably be expected to result in any Taxes for which the Buyer may be entitled to recovery under this Agreement, result in a reduction in any amount otherwise payable to the Seller under this Agreement, or increase the Seller’s or any of its Affiliates’ Taxes for any taxable year, the Buyer and its Affiliates shall not (i) file any amended Flow-Through Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or pre-Closing Straddle Period, (ii) make or modify any Tax election (including any Tax method of accounting) with retroactive effective to a Flow-Through Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, (iii) agree to waive or extend the statute of limitations relating to any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or pre-Closing Straddle Period or (iv) voluntarily approach any Governmental Authority with respect to any Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or pre-Closing portion of any Straddle Period, in each case without the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). For the portion of the day of the Closing after the Closing, other than the transactions expressly contemplated hereby, the Buyer will cause the Company and its Subsidiaries to carry on its business only in the ordinary course of business and will not convert or otherwise change the form of the Company or any of its Subsidiaries under applicable state, local or foreign Law.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    The waiting period (or any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.
(c)    The authorization of the transaction by the Mexican Competition Law (Ley Federal de Competencia Económica) shall have been received.
(d)    The Restructuring Closing shall have occurred in accordance with Exhibit A (including the execution and delivery of all of the documents and instruments required by Section 12.3(d) thereof).

Section 8.2    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)    The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date, or in the case of Buyer Fundamental Representations that are made as of a specified date, such Buyer Fundamental Representations shall be true and correct as of such specified date, in each case except for any failures to be so true and correct that are de minimis in nature. All other representations and warranties of the Buyer contained in Article V shall be true and correct as of the Closing Date, or in the case of representations and warranties of the Buyer contained in Article V that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)    The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
Section 8.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    (i) The Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date, or in the case of Seller Fundamental Representations that are made as of a specified date, such Seller Fundamental Representations shall be true and correct as of such specified date, in each case except for any failures to be so true and correct that are de minimis in nature, (ii) the representation and warranty contained in Section 4.6 shall be true and correct in all respects as of the Closing Date and (iii) all other representations and warranties of the Seller contained in Article III and Article IV shall be true and correct as of the Closing Date, or in the case of such other representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where, with respect to this clause (iii) only, the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or Seller Material Adverse Effect.
(b)    Each Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)    The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding clauses (a) and (b), signed by a duly authorized officer thereof.
(d)    Mexico NewCo shall have obtained the Non-Transferrable Permits set forth on Schedule 8.3(d).
Section 8.4    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 6.6.
ARTICLE IX
REMEDIES FOR BREACH OF THIS AGREEMENT
Section 9.1    Survival of Representations, Warranties and Covenants; Remedies.
(a)    Each of the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall terminate at, and shall not survive, the Closing. The covenants and agreements of the parties contained in this Agreement shall terminate at, and shall not survive, the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive in accordance with their terms (each such covenant and agreement, a “Surviving Covenant”).
(b)    The Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Seller Indemnified Party relating to the ownership, operation, management, use or control of the Company, the Business, the Transferred Assets or the Assumed Liabilities or relating to this Agreement, the Ancillary Agreements or any other document contemplated hereby or thereby or any certificate, instrument, agreement or other document delivered hereunder or thereunder, or the transactions contemplated by this Agreement (other than, and solely with respect to, any Surviving Covenants), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of the foregoing, from and after the Closing, no Action will be brought, encouraged, supported or maintained by, or on behalf of, the Buyer (including, after the Closing, the Company) against any Seller Indemnified Party, and no recourse will be sought from or granted against any Seller Indemnified Party, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Seller set forth or contained in this Agreement, the Ancillary Agreements or any other document contemplated hereby or thereby or any certificate, instrument, agreement or other document delivered hereunder or thereunder (other than, and solely with respect to, any Surviving Covenant), the ownership, operation, management, use or control of the Company, the Business, the Transferred Assets or the Assumed Liabilities. Furthermore, without limiting the generality of this Section 9.1(b), from and after the Closing, the Buyer shall not be entitled to rescind this Agreement or treat this Agreement as terminated by reason of any breach of this Agreement, and the Buyer knowingly, willingly, irrevocably and expressly waives any and all rights of rescission it may have in respect of any such matter. Notwithstanding the foregoing or anything to the contrary herein, nothing herein restricts the Seller from seeking and obtaining any remedy otherwise available to it under this Agreement or restricts the Buyer from seeking and obtaining any remedy otherwise available (i) under Section 2.3, (ii) under the R&W Insurance Policy, (iii) under Section 9.2 (but subject to the procedures, requirements and limitations set forth in the other provisions of Article IX) or (iv) in the case of Fraud by the Seller. Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, Article III and Article IV), neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty with respect to the Excluded Assets or the Excluded Liabilities.
Section 9.2    Indemnification by the Seller. From and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates, and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any losses, liabilities, damages, costs, Taxes, interest, penalties and expenses (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:
(a)    any Excluded Liability;
(b)    any breach by the Seller of any Surviving Covenant;
(c)    any of the matters set forth on Schedule 9.2(c) (each event or incident set forth on Schedule 9.2(c) is referred to herein as an “Indemnified Litigation Matter”);
(d)    any failure to obtain the Non-Transferrable Permits set forth on Schedule 9.2(d) or to assign the Transferred Permits set forth on Schedule 9.2(d) prior to the Closing, to the extent any such Losses directly or indirectly arise out of or result (i) from an action of a Governmental Authority or (ii) in response to the announcement of this Agreement or the transactions contemplated hereby;
(e)    the Prior Asset Purchase Agreement (including any indemnification obligations owed by the Company in connection therewith); and
(f)    the failure to timely file any sales tax return that the Seller or any Affiliate thereof was required to file under applicable Law, and to timely collect and remit any sales tax due, in each case in the states set forth on Schedule 9.2(f) of the Disclosure Schedules during any Pre-Closing Tax Period (any such failure, a “Sales Tax Matter”).
Section 9.3    Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates, and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:
(a)    any Assumed Liability; and
(b)    any breach by the Buyer of any Surviving Covenant.

Section 9.4    Procedures.
(a)    In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the estimated amount or anticipated method of computation of the amount of such claim, to the extent known, and (iii)  the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim (i) for which any portion of the relief sought is an injunction, restraining order or specific performance, or (ii) which relates to any criminal proceeding, action, indictment, allegation or investigation. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if on the advice of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not agree to any settlement, compromise or discharge of such Third Party Claim without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld or delayed unless such settlement, compromise or discharge (A) imposes any equitable or other non-monetary remedies or obligations on the Indemnified Party or (B) involves a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party, in which case such consent may be withheld by the Indemnified Party in its sole discretion. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not settle, compromise or discharge such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). Notwithstanding anything herein to the contrary, (x) the Seller shall be entitled to assume the defense of each Indemnified Litigation Matter, (y) the Seller shall not be responsible for any fees and expenses of counsel to the Indemnified Party in respect of any such matter and (z) the Seller shall be entitled to settle, compromise and discharge any Indemnified Litigation Matter without the consent of the Indemnified Party for payment of $1,500,000 or less (and the Indemnified Party shall agree to any such settlement, compromise and discharge), unless any such settlement also imposes any non-monetary remedies or obligations on the Buyer or any Affiliate thereof or involves a finding or admission of wrongdoing or any violation of Law by the Buyer or any Affiliate thereof. Notwithstanding anything herein to the contrary, (x) the Seller shall be entitled to assume the defense of each Sales Tax Matter and (y) the Seller shall not be responsible for any fees and expenses of counsel to the Indemnified Party in respect of any Sales Tax Matter.
(c)    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters. Notwithstanding anything to the contrary in this Agreement, the Indemnified Party shall not be required to provide access to any information to the Indemnifying Party if the Indemnified Party determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), fiduciary duty or binding agreement entered into prior to the date hereof, or (iii)  the information to be accessed should not be disclosed due to its competitively sensitive nature; provided that the Indemnified Party shall use commercially reasonable efforts to remove any such impediments to the provision of access as contemplated hereunder. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 9.4(c) unless the Indemnified Party has first provided notice of the claim to the Indemnifying Party as set forth herein.
Section 9.5    Limits on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    the aggregate Losses for which the Seller shall be obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(c) with respect to each Indemnified Litigation Matter shall not exceed $1,500,000 per Indemnified Litigation Matter;
(ii)    (A) the Seller shall not be liable to any Buyer Indemnified Party for any Loss under Section 9.2(d) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller under Section 9.2(d) equals or exceeds $200,000 (the “Basket Amount”), in which case the Seller shall be liable only for the Losses in excess of the Basket Amount; provided, however, that no Losses may be claimed by any Buyer Indemnified Party or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of $50,000 resulting from any single claim or series of related claims arising out of the same facts, events or circumstances; (B) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 9.2(d) shall be $11,000,000; and (C) the Seller shall not be liable to any Buyer Indemnified Party for any Loss under Section 9.2(d) to the extent such Loss arises out of or results from the failure of a Buyer Indemnified Party to exercise commercially reasonable efforts to obtain the Non-Transferrable Permits set forth on Schedule 9.2(d) of the Disclosure Schedules or to cause the Transferred Permits set forth on Schedule 9.2(d) of the Disclosure Schedules to be assigned;
(iii)    the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 9.2(f) shall be $250,000;
(iv)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected on the Financial Statements or the notes thereto; and
(v)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyer received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.3.
Section 9.6    Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to this Article IX shall be treated by the parties hereto, to the extent permitted by Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Seller in the transaction contemplated by this Agreement.
ARTICLE X
TERMINATION
Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller;
(b)    (i) by the Seller, if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller (provided, that the failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller) or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;
(c)    by either the Seller or the Buyer if the Closing shall not have occurred by October 25, 2022 (the “Termination Date”); provided, that (i) if all of the Non-Transferrable Permits set forth on Schedule 8.3(d) shall not have been obtained by such date, the Termination Date shall be automatically extended to January 25, 2023, and (ii) the right to terminate this Agreement under this Section 10.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;
(d)    by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.6; or
(e)    by the Seller, if (i) all of the conditions set forth in Section 8.1 and Section 8.3 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur), (ii) the Seller has irrevocably confirmed in writing to the Buyer that it is ready, willing and able to consummate the Closing on the date of such confirmation and throughout the three Business Days following delivery of such confirmation, and (iii) the Buyer fails to consummate the transactions contemplated by this Agreement within three Business Days following the date of such confirmation; provided that the Seller shall not be entitled to both terminate this Agreement pursuant to this Section 10.1(e) and obtain specific performance to compel the Closing, and upon any termination of this Agreement pursuant to this Section 10.1(e), the Seller shall immediately terminate any Action in which it is seeking specific performance or other equitable relief with respect to this Agreement or the transactions contemplated hereby.
The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties.
Section 10.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Sections 3.5, 4.18 and 5.6 relating to broker’s fees and finder’s fees, Section 6.5 relating to confidentiality, Section 6.7 relating to public announcements, this Section 10.2, Section 10.3 relating to the Buyer Termination Fee and Article XI and (b) that nothing herein shall relieve any party from any liabilities or damages arising out of a Willful Breach or Fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 10.3    Buyer Termination Fee.
(a)    In the event this Agreement is terminated (i) by the Seller pursuant to Section 10.1(b)(i) or Section 10.1(e), (ii) by the Buyer pursuant to Section 10.1(c) (and, for purposes of this clause (ii), at such time of termination by the Buyer, this Agreement is terminable by the Seller pursuant to Section 10.1(b)(i) or Section 10.1(e)) or (iii) by the Seller or the Buyer pursuant to Section 10.1(c) or Section 10.1(d) as a consequence of the failure to obtain any approval that may be required for the consummation of the transactions contemplated hereby under any antitrust Law, then the Buyer shall pay or cause to be paid to the Seller by wire transfer of same-day funds an amount equal to $22,000,000 (the “Buyer Termination Fee”) promptly, but in no event later than two Business Days after such termination. Notwithstanding the foregoing, in the event this Agreement is terminated by the Seller pursuant to Section 10.1(b)(i) based on a Willful Breach of the Buyer, or is terminated by the Buyer pursuant to Section 10.1(c) and, at such time of termination by the Buyer, this Agreement is terminable by the Seller pursuant to Section 10.1(b)(i) based on a Willful Breach of the Buyer, the parties expressly acknowledge and agree that (A) the Seller shall be entitled to elect whether (x) to receive payment of the Buyer Termination Fee or (y) to bring a claim for money damages, subject to Section 10.3(c), and the Buyer shall not be required to pay the Buyer Termination Fee in such circumstance until the Seller has notified the Buyer in writing of such election, and (B) if the Seller brings a claim for money damages, then the Buyer shall thereafter have no obligation to pay the Buyer Termination Fee hereunder.
(b)    The parties acknowledge that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Buyer Termination Fee is not a penalty, but rather is liquidated damages, in a reasonable amount that will compensate the Seller in the circumstances in which such fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement. Accordingly, if the Buyer fails promptly to pay the Buyer Termination Fee when so elected by the Seller and, in order to obtain such payment, the Seller commences a suit that results in a judgment against the Buyer for the Buyer Termination Fee, the Buyer shall pay to the Seller its costs and expenses (including reasonable attorney fees) in connection with such suit, together with interest on the amount of such amount at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.
(c)    Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated by the Seller or the Buyer in circumstances where the Buyer Termination Fee is payable, the Seller elects to receive payment of the Buyer Termination Fee pursuant to Section 10.3(a) and such fee is timely paid, (i) the receipt of the Buyer Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, based on fraud or otherwise) of the Seller and its Subsidiaries and Affiliates against the Buyer and the Equity Investor, their respective Affiliates and any of their respective general or limited partners, equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents for any Losses relating to or arising out of this Agreement, any other agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby (including the circumstances giving rise to any termination of this Agreement and including any breach by the Buyer of this Agreement or any other agreement or instrument contemplated hereby prior to termination), and (ii) none of the Buyer, the Equity Investor, their respective Affiliates or any of their respective general or limited partners, equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents shall have any liability or other obligation relating to or arising out of or in connection with this Agreement or any other agreement or instrument contemplated hereby other than liabilities and obligations under the Confidentiality Agreement. For the avoidance of doubt, (i) in no event shall the Buyer Termination Fee be payable more than once, and (ii) nothing in this Section 10.3shall limit the right of the Seller to bring or maintain any claim, action or proceeding for specific performance as provided in Section 11.12, it being understood and agreed that no such claim, action or proceeding for specific performance may be brought or maintained following any termination of this Agreement.

ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. For the avoidance of doubt, all fees, costs and expenses for the following shall be paid by the Buyer and the Seller shall not have any liability with respect thereto: (a) any filings required to be made under the HSR Act or the Mexican Competition Law (Ley Federal de Competencia Económica) by all parties and (b) the R&W Insurance Policy.
Section 11.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Buyer and the Seller. No amendment or waiver of this Section 11.2 or Sections 11.7, 11.8, 11.9, 11.11, 11.12(d) or 11.15 that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources.
Section 11.3    Waiver; Extension. At any time prior to the Closing, the Seller and the Buyer may in writing (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmission, if sent by e-mail (with no “bounceback” or notice of non-delivery) by 5:00 p.m. Central Time on a Business Day (and otherwise on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    if to the Seller, to:
Arcosa, Inc.
500 N. Akard St., Suite 400
Dallas, Texas 75201
Attention:     Mark Elmore
E-mail:     Mark.Elmore@arcosa.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201
Attention:     Robert B. Little
E-mail:     rlittle@gibsondunn.com
(ii)    if to the Buyer, to:
Triarc Tanks Bidco, LLC
c/o Black Diamond Capital Management, L.L.C.
2187 Atlantic Street
Stamford, Connecticut 06902
Attention: Sam Farahnak; Adam Tarkan
E-mail: sfarahnak@bdcm.com; atarkan@bdcm.com
with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida
Attention: Daniella G. Silberstein
E-mail: silbersteind@gtlaw.com
Section 11.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 11.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 11.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) with respect to the provisions of Sections 6.9(b)(ii), 6.10, 9.1(b) and 11.21, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, and (b) that the Debt Financing Sources are express and intended third party beneficiaries of Section 11.2 and Sections 11.7, 11.8, 11.9, 11.11, 11.12(d) and 11.15.
Section 11.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything herein to the contrary, any Action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source, the Debt Financing Commitments or the interpretation of any agreements related to the Debt Financing will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 11.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything herein to the contrary, any Action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source, the Debt Financing Commitments or the interpretation of any agreements related to the Debt Financing or the performance of services thereunder, shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York (Borough of Manhattan), State of New York (and any appellate court thereof).
Section 11.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Notwithstanding anything herein to the contrary, the Buyer and the Seller (and each Affiliate and Person acting on behalf of the Buyer and the Seller) agree that each of the Buyer and the Seller (and each employee, representative, and other agent of the Buyer or the Seller) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in the Treasury Regulations promulgated under Section 6011 of the Code) of the transactions contemplated by this Agreement; provided, however, that such disclosure may not be made until the earlier of the date of (i) public announcement of discussions relating to the transactions contemplated hereby or (ii) public announcement of the transactions contemplated hereby. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated hereby, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated hereby), or (E) any other term or detail not relevant to the tax treatment or the tax structure of the transactions contemplated hereby.
Section 11.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, that Buyer may, without the consent of any other party, assign its rights hereunder for collateral security purposes to any Debt Financing Source providing Debt Financing to the Buyer.
Section 11.12    Enforcement.
(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity (but subject in all cases to Section 10.3(c)). Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
(b)    Notwithstanding anything to the contrary herein, the Seller shall be entitled to specific performance of the Buyer’s obligation to cause the Equity Financing to be funded to fund the transactions contemplated hereby and to consummate the Closing in any court referred to in Section 11.12(a), this being in addition to any other remedy to which the Seller may be entitled at law or in equity; provided, however, that such remedies as specified in this Section 11.12(b) shall be available to the Seller only in the event that (i) all conditions in Section 8.1 and Section 8.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the financing provided for by the Debt Financing Commitment has been fully funded (or will be fully funded if the Equity Financing is funded at the Closing) or is otherwise available to be drawn down by the Buyer and (iii) the Seller has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Seller would take such actions as are required of it to cause the Closing to occur.

For the avoidance of doubt, while the Seller may pursue both a grant of specific performance of the type provided in the preceding sentence and monetary damages or the payment of the Buyer Termination Fee under Section 10.3(a), under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and monetary damages, including all or any portion of the Buyer Termination Fee.
(c)    Except with respect to Fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement will be those remedies available at law or in equity for breach of contract only (and only as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that no party will have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.
(d)    Subject to the rights of the parties to the Debt Financing Commitment, no Debt Financing Source shall have any liability (whether in contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and to the maximum extent permitted by law, each of the parties hereto and any past, present or future director, officer, employee, incorporator, member, manager, partner, equity holder, Affiliate, agent, attorney or representative of each such party to this Agreement hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Debt Financing Sources. Notwithstanding anything to the contrary set forth in this Section 11.12(d), in no event shall the foregoing be construed to waive any claim of the Buyer or, after the Closing Date, the Company and its Subsidiaries against the Debt Financing Sources pursuant to the Debt Financing Commitment, any financing documents executed pursuant thereto or any other agreement other than this Agreement, or in each case of the foregoing, the transactions contemplated thereunder (and nothing in this Section 11.12(d) shall absolve any such Debt Financing Source from any liability in connection therewith). Notwithstanding anything to the contrary set forth above in this Section 11.12, in no event shall the Company, the Seller, the Asset Sellers, any of their respective Affiliates or their direct or indirect equity holders be entitled to seek the remedy of specific performance of this Agreement against any Debt Financing Source.
Section 11.13    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 11.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 11.15    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 11.17    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 11.18    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 11.19    Legal Representation.
(a)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries) acknowledges and agrees that each of Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) and Creel, García-Cuéllar, Aiza y Enriquez, S.C. (“Creel”) has acted as counsel for the Seller and the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, neither Gibson Dunn nor Creel has acted as counsel for any other Person, including the Buyer.
(b)    Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn and/or Creel in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries) acknowledges and agrees that all confidential communications prior to the Closing between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn and/or Creel, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company and its Subsidiaries), and not the Company and its Subsidiaries, and shall not pass to or be claimed, held, or used by the Buyer or the Company and its Subsidiaries upon or after the Closing. Accordingly, the Buyer and its Affiliates (including after the Closing, the Company and its Subsidiaries) shall not have access to any such communications, or to the files of Gibson Dunn and/or Creel relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn and/or Creel in respect of the Acquisition Engagement constitute property of the client, only the Seller and their respective Affiliates shall hold such property rights and (ii) neither Gibson Dunn nor Creel shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company and its Subsidiaries or the Buyer by reason of any attorney-client relationship between Gibson Dunn and/or Creel and the Company or otherwise; provided, however, that notwithstanding the foregoing, neither Gibson Dunn nor Creel shall disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications).
(c)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries) acknowledges and agrees that each of Gibson Dunn and Creel has acted as counsel for the Seller, the Company and their respective Affiliates for several years and that the Seller reasonably anticipates that each of Gibson Dunn and Creel will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and its Subsidiaries) expressly (i) consents to each of Gibson Dunn’s and Creel’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any such matter in which the interests of the Buyer or the Company and its Subsidiaries, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, and (ii) consents to the disclosure by each of Gibson Dunn and/or Creel to the Seller or its Affiliates of any information learned by Gibson Dunn and/or Creel in the course of its representation of the Seller, the Company or their respective Affiliates prior to the Closing, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s and/or Creel’s duty of confidentiality.
(d)    From and after the Closing, the Company and its Subsidiaries shall cease to have any attorney-client relationship with Gibson Dunn and Creel, unless and to the extent Gibson Dunn and/or Creel is expressly engaged in writing by the Company to represent the Company or any of its Subsidiaries after the Closing. Any such representation of the Company or any of its Subsidiaries by either Gibson Dunn and/or Creel after the Closing shall not affect the foregoing provisions hereof. Furthermore, each of Gibson Dunn, in its sole discretion, and Creel, in its sole discretion, shall be permitted to withdraw from representing the Company and its Subsidiaries in order to represent or continue so representing the Seller.
(e)    The Seller and the Buyer consent to the arrangements in this Section 11.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn and/or Creel permitted hereunder.
Section 11.20    No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.21    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder or member of the Seller or the Buyer or any officer, director, employee, Representative or investor of any party hereto.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER:
ARCOSA, INC., a Delaware corporation

By: /s/ Antonio Carrillo
Name: Antonio Carrillo Title: President and Chief Executive Officer
    Signature Page to Equity Purchase Agreement

TRIARC TANKS BIDCO, LLC

By: /s/ Stephen H. Deckoff
Name: Stephen H. Deckoff Title: Managing Principal

    Signature Page to Equity Purchase Agreement
ADMIN 63209955v31

EXHIBIT A

RESTRUCTURING
ARTICLE XII
Section 12.1    Certain Defined Terms. Capitalized terms used but not defined in this Exhibit A have the meaning ascribed to such terms in the Agreement to which this Exhibit A is attached. For purposes of the Agreement and this Exhibit A:
“Assumed Liabilities” means the liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, of the Seller or any Asset Seller to the extent primarily arising out of, relating to or otherwise in respect of the Business or the Transferred Assets, in each case other than the Excluded Liabilities.
“Excluded Assets” means all of each Asset Seller’s right, title and interest in and to the following enumerated assets:
(i)    all of such Asset Seller’s cash, cash equivalents and marketable securities, including security bonds, prepaid deposits or retainers, cash collateral and cash deposits on leases or other contracts;
(ii)    such Asset Seller’s corporate books and records of internal corporate proceedings, Tax records, work papers and books and records that such Asset Seller is required by Law to retain or that are otherwise not Transferred Assets;
(iii)    all rights in the following names and any variation or derivation thereof: Arcosa;
(iv)    all of such Asset Seller’s bank accounts;
(v)    all accounting records (including records relating to Taxes) and internal reports relating to the business activities of such Asset Seller that are not Transferred Assets;
(vi)    any interest in or right to any Tax refunds or credits, claims for Tax refunds or credits or rights to receive Tax refunds or credits from any Governmental Authority with respect to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;
(vii)    subject to Section 6.13 of the Agreement, any insurance policies and rights, claims or causes of action thereunder;
(viii)    any assets relating to any Employee Plan;
(ix)    all rights, claims and causes of action to the extent primarily relating to any Excluded Asset or any Excluded Liability;

Exhibit A-1

(x)    the assets listed on Schedule 12.1(a) of the Disclosure Schedules;
(xi)    all rights of such Asset Seller under the Ancillary Agreements to which it is a party; and
(xii)    all confidential communications between such Asset Seller and its Affiliates, on the one hand, and Gibson Dunn and/or Creel, on the other hand, relating to the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of Gibson Dunn and/or Creel in connection therewith.
“Excluded Liabilities” means any liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, of any Asset Seller arising from an Excluded Asset, any Retained Employee, the implementation of the Employer Substitution Process or otherwise not related to or in respect of the Business or the Transferred Assets.
“Lease Agreement” means the Lease Agreement, dated as of the Restructuring Closing Date, by and between Mexico NewCo and Arcosa Mexico, substantially in the form of Exhibit C to the Agreement.
“License Agreement” means the Agreement for the Shared Use of Private Track, dated as of the Restructuring Closing Date, by and between Mexico NewCo and Arcosa Mexico, substantially in the form of Exhibit D to the Agreement.
“Mexico Purchase Price” means the amount payable by Mexico NewCo for the Transferred Assets and the equity interests of APC as set forth in the Mexico Allocation.
“Mexico Real Estate Purchase Agreement” means the purchase and sale public deed, dated as of the Restructuring Closing Date, by and between Mexico NewCo and the applicable Asset Seller, substantially in the form of Exhibit E to the Agreement.
“Non-Transferrable Permits” means Permits set forth on Schedule 12.1(e)(i) of the Disclosure Schedules, which are (a) required to operate the Business and may not be assigned pursuant to applicable Law or (b) used in the operation of the Excluded Assets and therefore must be obtained by Mexico NewCo independently.
“Notary Public” means the Mexico notary public designated by the Asset Sellers who will attest the Mexico Real Estate Purchase Agreement.
“Temporary Water Use Agreement” means the total temporary water use agreement with respect to concession title number COA114516, dated as of the Restructuring Closing Date, by and between Mexico NewCo and the applicable Asset Seller, substantially on the terms set forth in Exhibit I to the Agreement.

Exhibit A-2

“Transferred Assets” means (a) the Seller’s right, title and interest in and to the assets listed on Schedule 12.1(b) of the Disclosure Schedules, and (b) all of each Asset Seller’s right, title and interest in and to the following enumerated assets (other than the Excluded Assets), as they exist at the time of the Closing, to the extent relating primarily to the Business and as set forth in the schedules referenced below:
(i)    all Transferred Contracts;
(ii)    all Owned Real Property and Leased Real Property of such Asset Seller listed on Schedule 4.12(b)-(c) of the Disclosure Schedules;
(iii)    all Intellectual Property of such Asset Seller primarily used or held for use in the Business, including the Intellectual Property listed on Schedule 12.1(c) of the Disclosure Schedules (the “Transferred IP”);
(iv)    all accounts receivable, notes receivable and other receivables due to such Asset Seller that arise primarily out of the operation of the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
(v)    all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property owned, leased or licensed by such Asset Seller and used or held for use primarily in the Business;
(vi)    all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by the Seller and the Asset Sellers and used or held for use primarily in the Business;
(vii)    all Transferred Permits;
(viii)    all books of account, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals and customer and supplier correspondence owned by the Seller and the Asset Sellers relating primarily to the Business;
(ix)    all credits, prepaid expenses, security deposits, security bonds, and utility and other deposits relating primarily to the Business (including prepaid deposits or retainers, cash collateral and cash deposits on leases or other contracts);
(x)    all rights, causes of action, lawsuits, judgments, claims, privileges, defenses, rights of recovery, rights of setoff, rights of recoupment and demands of any nature in favor of such Asset Seller to the extent relating primarily to the Business or the Transferred Assets, including those which arise out of or relate to any damage to the Transferred Assets or any portion thereof, whenever such damage occurred, and the right to enforce any such rights and file any such claims against any other Person associated therewith, and including all rights under all guarantees, warranties, indemnities and similar rights in favor of such Asset Seller;

Exhibit A-3

(xi)    all goodwill associated with any of the assets described in the foregoing clauses; and
(xii)    all buildings, improvements, structures, fixtures, facilities, installations and other improvements on the real property that is subject to the Lease Agreement (collectively, the “Paint Booth”).
“Transferred Contracts” means all contracts and agreements set forth on Schedule 12.1(d) of the Disclosure Schedules.
“Transferred Permits” means Permits set forth on Schedule 12.1(e)(ii) of the Disclosure Schedules, which may be assigned pursuant to applicable Law.
“Transition Services Agreement (Seller Services)” means the Transition Services Agreement, dated as of the Restructuring Closing Date, by and between Mexico NewCo and the Asset Sellers, substantially in the form of Exhibit F to the Agreement, with such revisions to Schedule I thereto as are agreed between the Buyer and the Seller in accordance with Section 6.22.
“Transition Services Agreement (Buyer Services)” means the Transition Services Agreement, dated as of the Restructuring Closing Date, by and between Mexico NewCo and the Asset Sellers, substantially in the form of Exhibit N to the Agreement, with such revisions to Schedule I thereto as are agreed between the Buyer and the Seller in accordance with Section 6.22.
“Transition Services Agreements” means, collectively, the Transition Services Agreement (Seller Services) and the Transition Services Agreement (Buyer Services).
Section 12.2    Formation of Mexico HoldCo and Mexico NewCo; Transfer of APC.
(a)    Prior to the date of this Agreement, the Seller caused the Company to form a new wholly owned Subsidiary of the Company, Arcosa MS6, LLC, as a Delaware limited liability company (“Mexico HoldCo”), for the purpose of holding equity interests in Mexico NewCo. Promptly after the date of this Agreement, the Seller shall cause the Company and Mexico HoldCo to own 100% of the shares representative of a newly formed Sociedad de Responsabilidad Limitada de Capital Variable under Mexico law (“Mexico NewCo”), with the Company and Mexico HoldCo each owning 50% of the issued and outstanding equity interests of Mexico NewCo. Prior to the Closing, the Seller shall cause Mexico NewCo to be registered with the Public Registry of Commerce in Mexico.
(b)    As promptly as reasonably practicable following the date of this Agreement, the Seller shall cause Mexico NewCo to: (i) be duly registered before the Public Registry of Commerce and the Mexican Tax Governmental Authorities; (ii) have its Electronic Tax Signature (FIEL as per its acronym in Spanish); (iii) be able to issue electronic tax invoices in accordance with Tax Law; (iv) be able to file Returns; and (v) be able to have an operating bank account in Mexico.

Exhibit A-4

(c)    Promptly following the date of this Agreement, the Seller shall cause Mexico NewCo to use reasonable best efforts to initiate all legal and commercial actions required to obtain new Non-Transferrable Permits and for the Asset Sellers to assign the Transferrable Permits to Mexico NewCo, in each case in accordance with Section 6.6(f); provided that, from and after the Closing, Mexico NewCo shall be solely responsible to continue with any such obtainment or assignment processes before the competent Governmental Authorities and, except as otherwise set forth in this Agreement, the Seller and its Affiliates shall not be liable for the successful obtainment or assignment thereof; provided, further, that the Seller shall continue to reasonably cooperate with the Buyer and Mexico NewCo following the Closing in connection with the obtainment of new Non-Transferrable Permits and the assignment of the Transferrable Permits.
(d)    Prior to the Closing, the Seller shall cause (i) Servicios Corporativos Tatsa, a Mexico S. de R.L. de C.V., to transfer 0.01% of the equity interests of APC to Mexico Holdco and all of the other equity interests owned by it of APC to Mexico Newco, (ii) Arcosa Mexico to transfer all of the equity interests owned by it of APC to Mexico NewCo and (iii) Mexico Holdco and Mexico Newco to enter into a nominee arrangement with respect to the 0.01% interest in APC owned by Mexico Holdco which vests beneficial ownership of such interest in Mexico Newco, such that after such transactions Mexico HoldCo will legally own 0.01% of the issued and outstanding equity interests of APC and Mexico NewCo will legally own 99.99% of the issued and outstanding equity interests of APC and will beneficially own 100% of the issued and outstanding equity interests of APC.
(e)    Prior to the Restructuring Closing, the Seller shall submit or cause to be submitted for recordal at the Mexican Institute of Industrial Property (Instituto Mexicano de Propiedad Industrial) the corporate name change certificate for Arcosa Mexico that changed the name of said entity from “Trinity Industries de Mexico S. de R.L. de C.V.” to “Arcosa Industries de Mexico S. de R.L. de C.V.” in order to update the record ownership of the Mexican patents forming part of the Transferred Assets (Mexican Patent Nos. MX/f/2014/003608 and MX/u/2014/000457) that currently are owned of record by “Trinity Industries de Mexico S. de R.L. de C.V.”
Section 12.3    Restructuring Closing.
(a)    After the formation of Mexico NewCo and Mexico HoldCo, prior to the Closing, (i) the Seller shall, or cause each Asset Seller to, sell, assign, transfer, convey and deliver all of its right, title and interest in and to the Transferred Assets to Mexico NewCo free and clear of any and all Encumbrances other than Permitted Encumbrances, and (ii) Mexico NewCo to purchase the Transferred Assets and assume the Assumed Liabilities for an aggregate purchase price equal to the Mexico Purchase Price. The sale and purchase of the Transferred Assets in accordance with this Exhibit A shall take place at a closing held at a time and place determined by the Seller (the “Restructuring Closing”) at fair market value in order to comply with transfer price regulations; provided, that in no event shall the Seller be required to cause the Restructuring Closing to occur prior to the satisfaction of the conditions set forth in Section 8.1(a), Section 8.1(b) and Section 8.2 of the Agreement (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date). The date on which the Restructuring Closing occurs is referred to herein as the “Restructuring Closing Date.” The

Exhibit A-5

portion of the Mexico Purchase Price payable by Mexico NewCo to each Asset Seller shall be consistent with the Mexico Allocation and paid at the Restructuring Closing pursuant to the Mexico Promissory Notes.
(b)    The Seller shall provide to the Buyer a copy of the Independent Valuation, which shall include evidence that the price of the Transferred Assets were agreed at fair market value, and shall provide a transfer pricing study of said transactions to the Buyer in accordance with Mexican Income Tax Law.
(c)    If applicable, the Assets Sellers and Mexico NewCo shall comply with mandatory disclosure rules established in Article 199 and 200 of the Mexican Federal Fiscal Code due to the execution of the Restructurings.
(d)    At the Restructuring Closing, the Seller shall cause Mexico NewCo and the Asset Sellers to deliver the following, as applicable:
(i)    Mexico NewCo shall deliver the Mexico Promissory Notes, with aggregate principal amounts equal to the sum of the Mexico Purchase Price plus the Mexico VAT, to the Asset Sellers, duly executed by Mexico NewCo;
(ii)    Mexico NewCo shall deliver to the Asset Sellers a counterpart to a bill of sale in accordance with (x) the Mexico Allocation described in Section 12.5 and (y) applicable Law, and assignment and assumption agreement, duly executed by Mexico NewCo, for the transfer of the Transferred Assets to, and the assumption of the Assumed Liabilities by, Mexico NewCo in the form attached as Exhibit H to the Agreement (the “Bill of Sale and Assignment”);
(iii)    Mexico NewCo shall execute the Mexico Real Estate Purchase Agreement in the presence of the Notary Public;
(iv)    Mexico NewCo shall deliver to Arcosa Mexico a counterpart to the Temporary Water Use Agreement;
(v)    Mexico NewCo shall deliver to Arcosa Mexico a counterpart to the Lease Agreement, duly executed by Mexico NewCo;
(vi)    Mexico NewCo shall deliver to Arcosa Mexico a counterpart to the License Agreement, duly executed by Mexico NewCo;
(vii)    Mexico NewCo shall deliver to the Asset Sellers counterparts to the Transition Services Agreements, duly executed by Mexico NewCo;
(viii)    Mexico NewCo shall deliver to the Seller a counterpart to the partial water concession agreement with respect to national underground water, duly executed by Mexico NewCo;
(ix)    Mexico NewCo shall execute a counterpart to a purchase and sale public deed, in substantially the form of the Mexico Real Estate Purchase Agreement, for the

Exhibit A-6

transfer of the Paint Booth to Mexico NewCo (the “Paint Booth Transfer Deed”), in the presence of a Notary Public, which Paint Booth Transfer Deed shall specify that Arcosa Mexico will not transfer to Mexico NewCo the land on which the Paint Booth is located, duly executed by Mexico NewCo;
(x)    the Asset Sellers shall execute the Mexico Real Estate Purchase Agreement in the presence of the Notary Public;
(xi)    Arcosa Mexico shall deliver to Mexico NewCo a counterpart to the Lease Agreement, duly executed by Arcosa Mexico;
(xii)    Arcosa Mexico shall deliver to Mexico NewCo a counterpart to the License Agreement, duly executed by Arcosa Mexico;
(xiii)    Arcosa Mexico shall deliver to Mexico NewCo a counterpart to the Temporary Water Use Agreement;
(xiv)    the Asset Sellers shall deliver to Mexico NewCo counterparts to the Transition Services Agreements, duly executed by each Asset Seller;
(xv)    Arcosa Mexico shall deliver to Mexico NewCo a counterpart to the partial water concession assignment agreement with respect to national underground water, duly executed by Arcosa Mexico;
(xvi)    the Asset Sellers shall deliver to Mexico NewCo a counterpart to the Bill of Sale and Assignment, duly executed by each Asset Seller;
(xvii)    the Asset Sellers shall deliver to Mexico NewCo a tax invoice (Comprobante Fiscal Digital por Internet or CFDI per its denomination in Spanish) in accordance with (A) the Mexico Allocation described in Section 12.5 and (B) applicable Law;
(xviii)    Arcosa Mexico shall deliver to Mexico NewCo a counterpart to an assignment of the contract set forth on Schedule 12.3(b)(xvii) of the Disclosure Schedules from Arcosa Mexico to Mexico NewCo (the “AHMSA Assignment”), duly executed by each of Arcosa Mexico and Altos Hornos de Mexico, S.A.B. de C.V.;
(xix)    Mexico NewCo shall deliver to Arcosa Mexico a counterpart to the AHMSA Assignment, duly executed by Mexico NewCo; and
(xx)    Arcosa Mexico shall execute the Paint Booth Transfer Deed in the presence of the Notary Public.
(e)    Notwithstanding any other provision of this Agreement to the contrary, (i) the Seller and Asset Sellers are not selling, assigning, transferring, conveying or delivering, and Mexico NewCo is not purchasing, any assets other than the Transferred Assets, and (ii) Mexico NewCo is not assuming, and the applicable Asset Seller shall pay, perform or otherwise satisfy, the Excluded Liabilities or any other liabilities other than the Assumed Liabilities.

Exhibit A-7

(f)    For U.S. federal (and applicable state and local) income Tax purposes, the parties agree that (i) the transfer of the Transferred Assets in exchange for the Mexico Promissory Notes shall be treated as a taxable sale of the Transferred Assets pursuant to Section 1001 of the Code and (ii) the transfer of the equity interests of APC in exchange for a portion of the Mexico Promissory Notes shall be treated as a taxable sale of the assets of APC pursuant to Section 1001 of the Code (the “Intended Tax Treatment”). The Buyer and the Seller shall file all Returns in a manner consistent with the Intended Tax Treatment, and neither the Buyer nor the Seller shall take any position in respect of applicable U.S. Taxes (whether in U.S. Tax proceedings, on U.S. Returns, or otherwise in respect of U.S. Tax matters) that is inconsistent with the Intended Tax Treatment.
Section 12.4    Consents to Certain Assignments.
(a)    Notwithstanding anything in this Exhibit A, the Agreement or any Ancillary Agreement to the contrary, (i) this Exhibit A, the Agreement and the Ancillary Agreements shall not constitute an agreement to transfer, prior to the Restructuring Closing or otherwise, any Transferred Asset (including the Non-Transferrable Permits and the Transferred Permits) or any benefit arising thereunder or resulting therefrom if an attempted transfer thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which an Asset Seller is a party or by which it is bound, or in any way adversely affect the rights of an Asset Seller or, upon transfer, of Mexico NewCo under such Transferred Asset and (ii) satisfaction of the condition set forth in Section 8.1(c) of the Agreement shall be determined without regard to whether any such consent is obtained at or prior to the Restructuring Closing. Each Asset Seller shall use its commercially reasonable efforts to obtain any consents, other than with respect to any Shared Contract, required to transfer to Mexico NewCo any Transferred Asset that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder; provided, however, that no Asset Seller shall be required to expend any funds to obtain such consent. The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries), agrees that, subject to compliance with this Section 12.4(a), the Seller and its Affiliates shall not have any liability to the Buyer and its Affiliates arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom. The Buyer further agrees, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries), that the Seller shall have no liability with respect to, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or any circumstances resulting therefrom or (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom. Notwithstanding anything to the contrary, the Seller shall cooperate with the Buyer following the Closing in order to assist Mexican NewCo to obtain all such necessary consents.
(b)    If any such consent, other than with respect to any Shared Contract, is not obtained prior to the Restructuring Closing and as a result thereof Mexico NewCo shall be prevented by such third party from receiving the rights and benefits with respect to such Transferred Asset intended to be transferred hereunder, or if any attempted transfer would adversely affect the rights of an Asset Seller thereunder so that Mexico NewCo would not in fact

Exhibit A-8

receive all such rights or an Asset Seller would forfeit or otherwise lose the benefit of rights that such Asset Seller is entitled to retain, the applicable Asset Seller and Mexico NewCo shall cooperate in any lawful arrangement, as such Asset Seller and Mexico NewCo shall agree (and the Seller and the Asset Sellers shall consider in good faith all reasonable comments provided by the Buyer with respect thereto), under which (i) Mexico NewCo would, to the extent practicable, obtain the economic claims, rights and benefits under such asset (including any Non-Transferrable Permit or Transferred Permit) and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, as if such consent had been obtained prior to the Restructuring Closing, including by subcontracting, sublicensing or subleasing to Mexico NewCo, and (ii) the applicable Asset Seller would administer such asset on behalf of, and pursuant to direction of, Mexico NewCo and hold all monies (net of Taxes) paid with respect thereto in trust for the account of Mexico NewCo and remit all such money without set-off of any kind whatsoever to Mexico NewCo as promptly as possible; provided, that all reasonable and documented out-of-pocket expenses of such cooperation and related actions shall be paid or reimbursed by Mexico NewCo. Each Asset Seller shall promptly pay to Mexico NewCo when received all monies received by such Asset Seller under such Transferred Asset or any claim or right or any benefit arising thereunder and Mexico NewCo and the Buyer shall indemnify and promptly pay the applicable Asset Seller for all documented liabilities of the Asset Seller associated with such Transferred Asset.
(c)    The terms of this Section 12.4 shall not apply with respect to Shared Contracts, it being understood that treatment of Shared Contracts is addressed by Section 6.9 of the Agreement.
Section 12.5    Mexico Allocation. At least 15 Business Days prior to the Restructuring Closing, the Seller will prepare and provide to the Buyer a schedule (the “Mexico Purchase Price Allocation Schedule”) stating the Mexico Purchase Price (based on and duly supported by the Independent Valuation) and allocating the amounts paid and the liabilities assumed in connection with the acquisition of the Mexican assets contemplated by the Restructuring, adjusted as necessary to determine the purchase price of such assets in connection with the Restructuring for Mexico federal income tax purposes among such assets. The Mexico Purchase Price Allocation Schedule shall (for the avoidance of doubt) include sufficient detail to populate the Bill of Sale and Assignment (for avoidance of doubt, based on the applicable provisions of the Federal Fiscal Code). The Mexico Purchase Price Allocation Schedule shall be prepared in accordance with applicable Law and shall be consistent with the fair market value determined by the Seller through an appraisal of the value attributable to Mexico and the United States, and an independent valuation or appraisal of the Transferred Assets sold from the Asset Sellers to Mexico NewCo (the “Independent Valuation”), a copy of which shall be delivered to the Buyer together with the Mexico Purchase Price Allocation Schedule. The Mexico Purchase Price allocated to the assets as per the Mexico Purchase Price Allocation Schedule shall be consistent with the Independent Valuation. The Buyer shall have the right to comment on such proposed allocation within 15 Business Days after it is provided, and the Seller shall consider in good faith any such comments. Once the Mexico Purchase Price Allocation Schedule has been finalized, it shall be referred to as the “Mexico Allocation”. The Buyer and the Seller shall, and shall cause their respective Affiliates to, file all Mexican Returns in a manner consistent with the Mexico Allocation (and, for the avoidance of doubt, the Bill of Sale and Assignment will be prepared consistent with it), and neither the Buyer nor the Seller shall, or permit their respective Affiliates

Exhibit A-9

to, take any position in respect of applicable Mexican Taxes (whether in Mexican Tax proceedings, on Mexican Returns, or otherwise in respect of applicable Mexican Taxes) that is inconsistent with the Mexico Allocation except as may be subsequently adjusted pursuant to an audit or by court decision.
Section 12.6    Mexico Employees.
(a)    Business Employees of APC whose duties do not relate primarily to the Business will cease to be employees of APC at or prior to the Restructuring Closing (the “Retained Employees”) at the Seller’s cost and expense. At or prior to the Restructuring Closing, the Seller shall cause Arcosa Mexico to transfer the employment relationships with Mexico Employees to Mexico NewCo, and Mexico NewCo shall assume the employment relationships with such Mexico Employees effective as of the Restructuring Closing Date, pursuant to this Section 12.6 (the “Employee Transfer Process”).
(i)    For employment purposes, the Seller shall cause Arcosa Mexico, as substituted employer (patrón sustituido), to transfer to Mexico NewCo, as substitute employer (patrón sustituto), the employment relationships with the Mexico Employees through an employer substitution process (sustitución patronal) in accordance with all applicable requirements under article 41 of the Mexican Federal Labor Law and article 290 of the Mexican Social Security Law (the “Employer Substitution Process”). Accordingly, no severance or any other similar payment shall be payable or paid to the Mexico Employees pursuant to such Employer Substitution Process by either Arcosa Mexico or Mexico NewCo. For social security purposes, Mexico Employees will be transfer through an enrollment and discharge process pursuant to clause (iv) of this Section 12.6.
(ii)    For purposes of formalizing the Employer Substitution Process, the Seller shall cause Arcosa Mexico and Mexico NewCo to complete the following actions no later than the Restructuring Closing Date: (A) enter into an employer substitution agreement (the “Employer Substitution Agreement”), it being understood that if there is any conflict between the terms of this Exhibit A or the Agreement and the terms of such Employer Substitution Agreement, the terms of this Exhibit A or the Agreement shall control; and (B) deliver to each of the Mexico Employees an individualized written employer substitution notice (the “Employer Substitution Notices”) duly signed by a legal representative of Arcosa Mexico, as substituted employer (patrón sustituido), and by a legal representative of Mexico NewCo, as substitute employer (patrón sustituto).
(iii)    As of the Restructuring Closing Date, each Mexico Employee whose employment relationship is transferred to Mexico NewCo pursuant to the Employer Substitution Process (the “Transferred Employees”) shall be solely employed by Mexico NewCo and the following provisions shall apply:
(A)    Mexico NewCo shall continue to employ the Transferred Employees in accordance with the terms and conditions of employment granted to them by Arcosa Mexico, as in existence immediately prior to the Restructuring Closing Date, including, but not limited to, each Transferred Employee’s salary, benefits, position, work shift and any other terms and conditions of employment. As of the Closing Date, the Buyer shall, or shall

Exhibit A-10

cause its Affiliates to, provide each Transferred Employee listed in Schedule 6.11(a) of the Disclosure Schedules with a cash retention opportunity at a level of payment no less favorable than the amount per employee provided in Schedule 6.11(a) of the Disclosure Schedules (the “Transferred Employee Cash Retention Opportunity”). The Transferred Employee Cash Retention Opportunity shall be subject to the Transferred Employee’s continuous employment through the earlier of (x) the third anniversary of the Closing Date or (y) the applicable vesting date as set forth in Schedule 6.11(a) of the Disclosure Schedules, and upon payment of amounts so vested, the Transferred Employee Cash Retention Opportunity shall terminate and neither the Buyer nor any of its Affiliates shall thereafter have any obligation to provide, and the Transferred Employee shall have no rights under, the Transferred Employee Cash Retention Opportunity or any similar retention arrangement.
(B)    Arcosa Mexico shall be responsible for, and the Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against, any and all obligations and liabilities associated with the employment relationships as between Arcosa Mexico and the Transferred Employees that relate exclusively to the period of employment prior to the transfer and exclusively during the six month joint liability period set forth in article 41 of the Mexican Federal Labor Law and article 290 of the Mexican Social Security Law and prior to the Restructuring Closing Date, and Mexico NewCo shall be solely responsible for, and the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, any and all employment obligations and liabilities associated with the Transferred Employees that relate to the six month joint liability on and after the Restructuring Closing Date.
(C)    Arcosa Mexico accepts and commits to pay to each of the Transferred Employees by the applicable date in accordance with applicable Law, and the Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against, the profit-sharing (participación de los trabajadores en las utilidades de la empresa) amount that corresponds to them, proportionally generated until the Restructuring Closing Date, in accordance with the provisions and in the legal terms in force, as long as it is generated. Mexico NewCo accepts and commits to pay, to the extent required by applicable Law, to each of the Transferred Employees, the profit-sharing amount (participación de los trabajadores en las utilidades de la empresa) that correspond to them, proportionally generated after the Restructuring Closing Date, in accordance with the provisions and in the legal terms in force, as long as it is generated, requiring Mexico NewCo to keep Arcosa Mexico and the Seller free of any claim or liability filed against any of them in respect of breaches to such obligations for periods following the Restructuring Closing Date.
(iv)    For social security purposes, Mexico Employees shall be transferred through the following process: (A) Mexico NewCo shall enroll the Transferred Employees within the social security mandatory regime before the IMSS in Mexico within five Business Days after the date on which the Employer Substitution Process takes place, using its own employer’s ID registration number; and (B) subsequently, Arcosa Mexico shall submit the discharge of such Transferred Employees from the social security mandatory regime before the IMSS.
(v)    The Buyer and the Seller shall cause Arcosa Mexico and Mexico NewCo to reasonably cooperate to complete the Employee Transfer Process, including from a

Exhibit A-11

labor and social security legal standpoint. To the extent that it is not legally possible to transfer the employment relationship of one or more of the Mexico Employees by the Restructuring Closing Date, including for such cases in which a Mexico Employee is under a temporary disability leave (including sick or maternity leaves) duly certified by the IMSS or any other situation that makes it legally impossible to transfer employment, Arcosa Mexico and Mexico NewCo shall cooperate to transfer any such Mexico Employee(s) as soon as legally possible after the Closing Date pursuant to the Employee Transfer Process. In this scenario and exclusively for purposes of any Mexico Employee(s) who is transferred after the Restructuring Closing Date, the provisions of this Section 12.6, and particularly the rights and obligations of the Seller and the Buyer, shall be understood to be adjusted to the actual date in which the corresponding Mexico Employees’ employment relationship is transferred pursuant to the Employee Transfer Process.
(vi)    The Seller and the Buyer expressly acknowledge and agree that Mexico NewCo shall be solely and exclusively liable for, and the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, any and all social security and employment related Tax liabilities pursuant to applicable Law with respect to the Transferred Employees that relate to any period from and after the Closing Date.

Exhibit A-12